UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Sourcefire, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $.001 of Sourcefire, Inc. including associated Series A Junior Participating Preferred Stock Purchase Rights
(2)

Aggregate number of securities to which transaction applies:

33,477,328 shares of Company common stock (including unvested restricted stock units and shares of restricted stock), and 1,264,769 shares of Company common stock underlying outstanding stock options with exercise prices of less than the merger consideration of $76.00 per share (including vested and unvested stock options)

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $2,604,467,284.71. The maximum aggregate value of the transaction was calculated based on the sum of (a) 33,477,328 shares of Company common stock (including unvested restricted stock units and shares of restricted stock) issued and outstanding as of August 5, 2013 multiplied by $76.00 per share; and (b) 1,264,769 shares of Company common stock underlying outstanding stock options (including vested and unvested stock options), as of August 5, 2013, with exercise prices less than $76.00 per share multiplied by $47.59 (which is the difference between $76.00 and the weighted average exercise price per share of $28.41 per share as of August 5, 2013 of the outstanding stock options with exercise prices less than $76.00 per share). The filing fee was determined by multiplying the maximum aggregate value of the transaction by 0.0001364.

	(4)	Proposed maximum aggregate value of transaction: $2,604,467,284.71
	(5)	Total fee paid: $355,249.34

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED AUGUST 12, 2013

To the Stockholders of Sourcefire, Inc.:

You are cordially invited to attend a special meeting of the stockholders of Sourcefire, Inc., a Delaware corporation, which we refer to as Sourcefire, to be held on                     , 2013 at                                         , at 10:00 a.m. Eastern time. This proxy statement is first being mailed to stockholders of Sourcefire on or about                     , 2013.

On July 22, 2013, we entered into an Agreement and Plan of Merger, by and among Cisco Systems, Inc., which we refer to as Cisco, Shasta Acquisition Corp. and Sourcefire, as it may be amended from time to time, which we refer to as the merger agreement, providing for the acquisition of Sourcefire by Cisco. The merger agreement was unanimously approved by our board of directors. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and the other proposals described in the accompanying proxy statement. The merger agreement is attached as Annex A to the accompanying proxy statement. Only stockholders of record who held shares of Sourcefire common stock at the close of business on                     , 2013 (which we refer to as the record date) will be entitled to notice of and to vote at the special meeting. You may vote your shares at the special meeting only if you are present in person or represented by proxy at the special meeting.

If our stockholders adopt the merger agreement and the merger contemplated by the merger agreement takes place, each outstanding share of Sourcefire common stock will be converted into the right to receive $76.00 in cash, without interest and subject to any applicable withholding tax (unless you have properly and validly demanded and perfected your statutory rights of appraisal with respect to the merger).

At the special meeting, you will also be asked to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that our named executive officers will or may receive in connection with the merger and the agreements pursuant to which such compensation may be paid or become payable.

Our board of directors has unanimously determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of Sourcefire and our stockholders. Our board of directors unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement; “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements pursuant to which such compensation may be paid or become payable.

Your vote is very important, regardless of the number of shares of Sourcefire common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Sourcefire common stock on the record date for the determination of stockholders entitled to vote at the special meeting. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form (or submit your proxy or voting instructions by telephone or over the internet) as soon as possible to ensure that your shares are represented at the special meeting. Submitting your proxy or voting instructions promptly will help to ensure the presence of a quorum at the special meeting and will assist in reducing the expenses of additional proxy solicitation, but it will not prevent you from attending the special meeting and voting in person should you choose to do so. Please note that a failure to vote your shares in person at the special meeting or to submit a proxy or voting instructions has the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares are held in “street name” by your broker, bank, trust or other nominee, your broker, bank, trust or other nominee will not be able to vote your shares of Sourcefire common stock without instructions from you. You should advise your broker, bank trust or other nominee how to vote your shares of Sourcefire common stock in accordance with the instructions provided by your broker, bank, trust or other nominee. The failure to instruct your broker, bank, trust or other nominee to vote your shares of Sourcefire common stock has the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The accompanying proxy statement provides detailed information about the merger and the other business to be considered by stockholders at the special meeting. We encourage you to read carefully the entire document, including the annexes. You may also obtain more information about Sourcefire from the documents we have filed with the U.S. Securities and Exchange Commission.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

John C. Becker

Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement is dated                     , 2013.

SOURCEFIRE, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2013

TIME AND DATE	10:00 a.m., Eastern time, on , 2013.

PLACE

PROPOSALS

1.      Adoption of the Agreement and Plan of Merger, dated as of July 22, 2013, by and among Cisco Systems, Inc., Shasta Acquisition Corp. and Sourcefire, Inc., as such agreement may be amended from time to time, and as more fully described in the accompanying proxy statement (the “merger agreement”);

2.      Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

3.      Approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements pursuant to which such compensation may be paid or become payable.

RECORD DATE	, 2013.

MEETING ADMISSION	You are entitled to attend the special meeting and any adjournment or postponement thereof only if you were a stockholder of record or a beneficial owner as of the close of business on , 2013 or you hold a valid legal proxy for the special meeting. If your shares are held in a stock brokerage account or by a bank, broker, trust or other nominee (that is, in “street name”) rather than directly in your own name with our transfer agent, you are considered a beneficial owner of your shares, and, as a beneficial owner, you will need to provide proof of beneficial ownership on the record date for the determination of stockholders entitled to vote at the meeting in order to be admitted to the special meeting, such as a brokerage account statement showing that you owned Sourcefire common stock as of the record date, a voting instruction form provided by your bank, broker, trust or other nominee, or other similar evidence of ownership as of the record date, including a valid “legal proxy” from your bank, broker, trust or other nominee. You should also be prepared to present photo identification for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the special meeting.

VOTING	Your vote is very important, regardless of the number of shares of Sourcefire common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Sourcefire common stock on the record date for the determination of stockholders entitled to vote at the special meeting. Voting requirements for the other proposals are described in the accompanying proxy statement. We encourage you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your shares will be represented and voted even if you do not attend the special meeting or any adjournment or postponement thereof. Holders of Sourcefire common stock who do not vote in favor of the adoption of the merger agreement and hold their shares of Sourcefire common stock through the effective time of the merger are entitled to seek appraisal of the fair value of their shares under Delaware law in connection with the merger if they comply with the requirements of Delaware law explained starting on page 52 and Annex D of the accompanying proxy statement.

RECOMMENDATION	Our board of directors has unanimously determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of Sourcefire and you, the stockholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement (Proposal No. 1), “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies (Proposal No. 2) and “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Information about how to submit a proxy or voting instructions is provided in the accompanying proxy statement and on the separate proxy card or voting instruction form you received with the accompanying proxy statement. If you have any questions, or need assistance voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc. at (800) 967-4612 (toll free).

The accompanying proxy statement provides detailed information about the merger and the other business to be considered by stockholders at the special meeting. We encourage you to read carefully the entire document, including the annexes.

By Order of the Board of Directors,

Douglas W. McNitt

Secretary and General Counsel

Columbia, MD

                    , 2013

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS FOR YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

List of Annexes

Annex A	—	Agreement and Plan of Merger, dated as of July 22, 2013, by and among Cisco Systems, Inc., Shasta Acquisition Corp. and Sourcefire, Inc.

Annex B	—	Form of Voting Agreement

Annex C	—	Opinion of Qatalyst Partners LP, dated July 22, 2013

Annex D	—	Section 262 of the General Corporation Law of the State of Delaware

SUMMARY

This summary, together with the “Questions and Answers About the Merger and the Special Meeting of Stockholders,” highlights selected information from this proxy statement and may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, the annexes and the other documents to which we refer (including documents incorporated by reference) in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 90. Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail. Except as otherwise specifically noted in this proxy statement, “Company,” “Sourcefire,” “we,” “our,” “us” and similar words in this proxy statement refer to Sourcefire, Inc. and its direct and indirect consolidated subsidiaries and references to “the board,” “the board of directors” or “our board of directors” refer to the board of directors of Sourcefire, Inc.

Parties to the Merger (page 22)

Sourcefire, Inc.

Sourcefire, Inc., a Delaware corporation, which we refer to as Sourcefire, delivers intelligent cybersecurity technologies. Our comprehensive portfolio of solutions enables a diverse customer base that includes commercial enterprises and government agencies to manage and minimize cybersecurity risks. From our industry-leading next-generation network security platform to our advanced malware protection, Sourcefire’s threat-centric approach provides customers with Agile Security® that delivers protection Before, During and After™ an attack. We also manage the security industry’s leading open source initiative, Snort®, an intrusion prevention technology that is incorporated into the software of our comprehensive Intrusion Detection and Prevention System. In addition to commercial and open source network security products, Sourcefire offers a variety of services to help customers install and support our solutions. Available services include Technical Support, Professional Services, Incident Response, Education & Certification, and our Vulnerability Research Team (VRT).

Cisco Systems, Inc.

Cisco Systems, Inc., a California corporation, which we refer to as Cisco, together with its subsidiaries, designs, manufactures, and sells Internet Protocol (IP) based networking and other products related to the communications and information technology (IT) industry and provides services associated with these products and their use. Cisco provides a broad line of products for transporting data, voice, and video within buildings, across campuses, and around the world. Cisco’s products are designed to transform how people connect, communicate, and collaborate. Cisco’s products are utilized at enterprise businesses, public institutions, telecommunications companies and other service providers, commercial businesses, and personal residences. Cisco conducts its business globally and is organized into the following three geographic segments: The Americas; Europe, Middle East, and Africa; and Asia Pacific, Japan, and China.

Shasta Acquisition Corp.

Shasta Acquisition Corp., which we refer to as merger sub, is a Delaware corporation and wholly-owned subsidiary of Cisco that was formed solely for the purpose of consummating the merger described below and the other related transactions in connection with the merger.

The Merger (page 23)

On July 22, 2013, we entered into an Agreement and Plan of Merger, by and among Cisco Systems, Inc., Shasta Acquisition Corp. and Sourcefire, Inc., as it may be amended from time to time, which we refer to as the merger agreement, which provides that, among other things, at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at such other time as may be mutually determined by us, Cisco and merger sub and set forth in the certificate of merger), merger sub will merge with and into Sourcefire, with Sourcefire surviving the merger as a wholly-owned subsidiary of Cisco, which we refer to as the merger.

As a result of the merger, each share of Sourcefire common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by Sourcefire, Cisco or merger sub and shares held by stockholders who are entitled to demand and properly demand their appraisal rights under Delaware law, will automatically be converted into the right to receive $76.00 in cash, which amount we refer to as the merger consideration, payable without any interest and less any required withholding taxes. After the merger is completed, you will no longer have any rights as a Sourcefire stockholder, other than the right to receive the merger consideration and subject to the rights described under “Proposal No. 1 — Adoption of the Merger Agreement — Appraisal Rights” beginning on page 52. As a result of the merger, Sourcefire will cease to be a publicly traded company and Cisco will own 100% of the equity of Sourcefire.

A copy of the merger agreement is included as Annex A to this proxy statement and is incorporated by reference into this proxy statement.

The Special Meeting (page 18)

Date, Time and Place

The special meeting will be held on                     , 2013 at                                          at 10:00 a.m. Eastern time.

Purpose

You will be asked to vote on (1) a proposal to adopt the merger agreement, (2) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and (3) a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that our named executive officers will or may receive in connection with the merger.

Record Date and Quorum

You are entitled to vote at the special meeting if you owned shares of Sourcefire common stock at the close of business on                     , 2013, the record date for the determination of stockholders entitled to vote at the special meeting. You will have one vote for each share of Sourcefire common stock that you owned on the record date. As of the record date, there were shares of Sourcefire common stock issued and outstanding and entitled to vote at the special meeting. The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of Sourcefire common stock entitled to vote at the special meeting as of the close of business on the record date will constitute a quorum for the purposes of the special meeting.

Vote Required

The adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Sourcefire common stock entitled to vote thereon. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies and the non-binding proposal regarding “golden parachute” compensation arrangements each require the affirmative vote of a majority of the votes cast on that proposal at the special meeting. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal or the non-binding proposal regarding “golden parachute” compensation.

Treatment of Options, Restricted Stock Units and Restricted Stock Outstanding Under Our Stock Plans (page 62)

At the effective time of the merger, all of our unexpired, unexercised and outstanding stock options (other than the stock options held by John Becker, our Chief Executive Officer and a director, that have performance-based vesting conditions), held by our employees who are employed as of the effective time of the merger, whether vested or unvested (collectively, “rollover options”), will be assumed by Cisco and converted into Cisco options. Rollover options will be exercisable for that number of whole shares of Cisco common stock equal to the product (rounded down to the next whole number of shares of Cisco common stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of our common stock that were issuable upon exercise of such rollover options immediately prior to the effective time of the merger and the exchange ratio set forth below. The per share exercise price for the shares of Cisco common stock issuable upon exercise of a rollover option will be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of our common stock at which such rollover option was exercisable immediately prior to the effective time of the merger by the exchange ratio. The “exchange ratio” will equal $76.00 divided by the volume-weighted average sale prices for a share of Cisco’s common stock as quoted on The NASDAQ Global Select Market, which we refer to as NASDAQ, for the ten consecutive trading days ending with the third trading day that precedes the closing date of the merger. The vesting schedules and other terms and conditions of the Cisco options (as such vesting schedules, terms and conditions may be amended or modified by agreements that we or Cisco enter into with the continuing employees before closing of the merger) will be the same as they were before being converted to Cisco options.

At the effective time of the merger, each of our unvested restricted stock unit (“RSU”) awards that is outstanding, held by our employees who are employed as of the effective time of the merger (collectively, “rollover RSUs”), will be assumed by Cisco and converted into Cisco RSUs. The vesting schedules and other terms and conditions of the Cisco RSUs (as such vesting schedules, terms and conditions may be amended or modified by agreements that we or Cisco enter into with the continuing employees before closing of the merger) will be the same as they were before being converted to Cisco RSUs, except that rollover RSUs will be settled by the issuance of that number of whole shares of Cisco’s common stock equal to the product (rounded down to the next whole number of shares of Cisco common stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of our common stock that were issuable upon settlement of such rollover RSU immediately prior to the effective time of the merger multiplied by the exchange ratio.

Prior to the effective time of the merger, our compensation committee will cause, contingent and effective as of immediately prior to the effective time of the merger, each of our unvested RSUs that are eligible for accelerated vesting as a result of satisfying applicable performance conditions (each, a “performance accelerated RSU”) to provide that the number of shares eligible for vesting acceleration on each performance measurement date shall instead vest on the annual anniversary of the original grant date of such performance accelerated RSU, subject to the holder of such performance accelerated RSU remaining employed by Sourcefire or Cisco, as applicable, on the applicable annual vesting date.

Our unvested stock options eligible for vesting as a result of satisfying applicable performance conditions (each, a “performance accelerated option”) held by Mr. Becker will accelerate in full on the closing date of the merger, and each performance accelerated option shall be converted into the right to receive an amount of cash, without interest, equal to (i) the number of shares of our common stock subject to such stock option multiplied by (ii) the remainder of (x) $76.00 less (y) the exercise price per share of such stock option in effect immediately prior to the effective time of the merger.

Immediately prior to the effective time of the merger, any outstanding shares of restricted stock held by non-employee members of our board of directors will become fully vested, and the holder thereof will be entitled to receive the merger consideration for each such restricted share of Company common stock.

At the effective time of the merger, each of our stock options and each of our RSUs that are not rollover options or rollover RSUs will not be assumed by Cisco. At the effective time of the merger, each such vested stock option and vested RSU that has not yet been settled will be converted into and represent the right to receive (i) with respect to vested stock options, an amount of cash, without interest, equal to (A) the number of shares of our common stock subject to such vested stock option multiplied by (B) the remainder of (x) $76.00 less (y) the exercise price per share of such vested stock option; and (ii) with respect to any vested RSUs, an amount of cash, without interest, equal to (A) the number of shares of our common stock issuable upon settlement of such vested RSU multiplied by (B) $76.00.

The treatment of our stock options and RSUs held by our executives officers and directors is further discussed in “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger” beginning on page 41.

When the Merger Is Expected to Be Completed

We currently expect to complete the merger in the fourth quarter of 2013. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of Sourcefire stockholders of the proposal to adopt the merger agreement at the special meeting and the required regulatory approvals described below in “Proposal No. 1 — Adoption of the Merger Agreement — Regulatory Approvals” beginning on page 57.

Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger (page 29)

Our board unanimously recommends that you, as a stockholder of the Company, vote “FOR” the proposal to adopt the merger agreement. For a description of the reasons considered by our board in approving the merger agreement and the merger, see “Proposal No. 1 — Adoption of the Merger Agreement — Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger” beginning on page 29.

Other Agreements (page 79)

Under voting agreements dated July 22, 2013, certain Sourcefire directors who are beneficial owners of approximately 1.9% of Sourcefire’s outstanding shares of common stock have agreed, among other things, to vote their Sourcefire shares in favor of adoption of the merger agreement and against any proposal made in opposition to or in competition with the merger. A copy of the form of voting agreement is attached as Annex B to this proxy statement.

Pursuant to an amendment dated July 22, 2013, we amended our rights agreement with Continental Stock Transfer & Trust Co., as rights agent, dated as of October 30, 2008 (commonly known as a “poison pill”), which we refer to as the rights agreement, to provide that the rights set forth in the rights agreement will not be triggered by the merger or the acquisition by Cisco of shares of our common stock.

Interests of Executive Officers and Directors in the Merger (page 41)

In considering the recommendation of our board of directors, you should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, your interests as a stockholder. These interests include, among others:

•

certain of our executive officers (Thomas McDonough, our President and Chief Operating Officer, John Negron, our Senior Vice President of Worldwide Sales, and Martin Roesch, our Chief Technology Officer) entered into employment agreements with Cisco in connection with the execution of the merger agreement and may become entitled to additional retention payments and/or equity incentive awards;

•

all of our executive officers have a right to severance payments and benefits, including accelerated vesting of stock-based awards, upon qualifying terminations of employment that occur either in connection with or following the merger under our executive change in control severance plan, existing employment agreements with Sourcefire or new employment agreements with Cisco;

•	continued indemnification and liability insurance for directors and officers following completion of the merger.

In addition, under the terms of the merger agreement, all Sourcefire options (other than the performance-based options held by Mr. Becker) and RSUs that are outstanding immediately prior to the effective time of the merger and held by our employees who are employed as of the effective time of the merger, including our executive officers, will be assumed by Cisco and converted into stock options or RSUs for Cisco common stock having equivalent economic value. Each performance-based option held by Mr. Becker will vest in full on the closing date of the merger and Mr. Becker will receive an amount of cash as described above. Our compensation committee will cause, contingent and effective as of immediately prior to the effective time of the merger, each performance-based RSU held by our employees, including our executive officers, to provide that the number of shares eligible for vesting acceleration on each performance measurement date shall instead vest on the annual anniversary of the original grant date of such performance accelerated RSU, subject to the holder of such RSU remaining employed by Sourcefire or Cisco.

The employment agreements that we previously entered into with John Becker, our Chief Executive Officer, and with Doug McNitt, our General Counsel and Secretary, both remain in effect. In addition, Todd Headley, our Chief Financial Officer, Marc Solomon, our Chief Marketing Officer, and Leslie Pendergrast, our Chief People Officer, are each participants in our executive change in control severance plan, which remains in effect. As a result of their current employment agreements with us and participation in our executive change in control severance plan, each of these executive officers are entitled to certain severance payments and benefits, including accelerated vesting of options and RSUs, upon qualifying terminations of employment that occur in connection with or following the merger.

Immediately prior to the effective time of the merger, any outstanding shares of restricted stock held by our directors will become fully vested, and the holder thereof will be entitled to receive the merger consideration for each such restricted share of Company common stock.

Under our annual incentive plan, the performance goal for the performance period in which the merger takes place is deemed achieved as of the date immediately prior to the effective date of the merger and each participant’s target award is to be paid on the effective date of the merger, provided that the compensation committee, in its sole discretion, may eliminate or reduce the target award payable to any participant. The bonuses will not exceed the target bonuses that could be earned under the plan.

See “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger” beginning on page  41 for additional information.

Opinion of Our Financial Advisor (page 36)

We retained Qatalyst Partners LP, which we refer to as Qatalyst Partners, to act as our financial advisor in connection with the merger. We selected Qatalyst Partners to act as our financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Sourcefire and the industry in which it operates. At the meeting of our board of directors on July 22, 2013, Qatalyst Partners rendered its oral opinion that, as of such date and based upon and subject to the considerations, limitations, qualifications and other matters set forth therein, the consideration to be received by the holders of Sourcefire common stock (other than Cisco or any affiliates of Cisco) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Qatalyst Partners, dated July 22, 2013, is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to Sourcefire’s board of directors and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock (other than Cisco or any affiliates of Cisco) in the merger. It does not address any other aspect of the merger and does not constitute a recommendation as to how any of Sourcefire’s stockholders should vote with respect to the merger or any other matter. For a further discussion of Qatalyst Partners’ opinion, refer to the section entitled “Proposal No. 1— Adoption of the Merger Agreement — Opinion of Our Financial Advisor” beginning on page 36 of this proxy statement.

Financing the Merger (page 41)

Cisco has represented in the merger agreement that it will have sufficient funds to pay the merger consideration to our stockholders and satisfy its other obligations under the merger agreement and in connection with the transactions contemplated thereby.

Our Conduct of Business Pending the Merger (page 67)

We have agreed that prior to the effective time of the merger, we will, subject to certain exceptions: (a) carry on our business in the ordinary course in substantially the same manner as previously conducted, (b) use commercially reasonable efforts to pay or perform all debts, taxes and other obligations when due, collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, sell our products consistent with past practice, and preserve intact our current business organization and goodwill, keep available the services of our officers and key employees and preserve our relationships with customers, suppliers, distributors, licensors, licensees, and others having material business dealings with us, (c) use commercially reasonable efforts to assure that each of our material contracts entered into after the date of the merger agreement will not require any consent, waiver or novation or provide for any material change in the obligations of any party thereto in connection with the merger, (d) use commercially reasonable efforts to maintain leased premises in accordance with the terms of each applicable lease and (e) consult with Cisco regarding the defense or settlement of any material legal proceeding relating to the transactions contemplated by the merger agreement.

In addition, as described below and set forth in the merger agreement, we have agreed that, prior to the effective time of the merger, subject to certain exceptions, we will not take certain actions without the prior written consent of Cisco.

Limitation on Considering Other Acquisition Proposals (page 70)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Sourcefire. Notwithstanding these restrictions, prior to the time that Sourcefire stockholders adopt the merger agreement, our board of directors may respond to an unsolicited bona fide written acquisition proposal that our board of directors concludes in good faith (after consultation with its outside legal counsel and financial advisors) is, or would reasonably be expected to lead to an acquisition proposal superior to the merger with Cisco (as described under “Proposal No. 1 – Adoption of the Merger Agreement – Limitation on Considering Other Acquisition Proposals” beginning on page 70) by furnishing information with respect to Sourcefire or by entering into discussions with the party or parties making the acquisition proposal, so long as we comply with the terms of the merger agreement. In addition, prior to the time Sourcefire stockholders adopt the merger agreement, our board of directors may withdraw its recommendation of the merger agreement in connection with a superior proposal if it concludes in good faith (after consultation with its outside legal counsel) that in light of such superior proposal, the failure to change its recommendation would be inconsistent with its fiduciary duties to Sourcefire stockholders, so long as we comply with the terms of the merger agreement. Our board of directors may also withdraw its recommendation of the merger agreement prior to the time Sourcefire stockholders adopt the merger agreement in certain circumstances unrelated to an acquisition proposal if it concludes in good faith (after consultation with its outside legal counsel) that in light of an intervening event, the failure to do so would be inconsistent with its fiduciary duties to Sourcefire’s stockholders, so long as we comply with the terms of the merger agreement. In the event that Sourcefire terminates the merger agreement to accept a superior proposal and in other specified circumstances, Sourcefire may be required to pay to Cisco a termination fee as discussed below.

Conditions to the Merger (pages 57 and 75)

As more fully described in this proxy statement and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. The conditions to Cisco’s obligations to complete the merger include, include, among others, the following:

•	adoption of the merger agreement by our stockholders at the special meeting;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, which we refer to as the HSR Act;

•	the absence of any order or restraint or applicable legal requirement prohibiting, making illegal or enjoining consummation of the merger;

•	continued accuracy of our representations and warranties in the merger agreement;

•	performance and compliance by us in all materials respects with all covenants and other agreements required to be performed and complied with by us under the merger agreement; and

•	we have not suffered a material adverse affect since the date of the merger agreement that is continuing.

See “Proposal No. 1 – Adoption of the Merger Agreement – Regulatory Approvals” and “Proposal No. 1 – Adoption of the Merger Agreement – The Merger Agreement – Conditions to the Merger” beginning on pages 57 and 75, respectively.

Termination (page 77)

The merger agreement may be terminated under certain circumstance at any time prior to the effective time:

•	by mutual written consent of Cisco and us;

•

by either Cisco or us if, subject to specified exceptions: (a) the merger has not been completed by December 31, 2013 (as such date may be extended, but no later than March 31, 2014 (the “End Date”)), (b) if any governmental entity has issued an order or taken any other action to enforce an applicable legal requirement having the effect of permanently restraining, enjoining or otherwise prohibiting the merger that is final and nonappealable, (c) if our stockholders do not adopt the merger agreement at the special meeting and, in our case, the failure to obtain stockholder approval is not proximately caused by any action or failure to act of us that constitutes a material breach of the merger agreement or (d) upon a breach of any covenant or agreement on the part of the other party set forth in the merger agreement, or if any representation or warranty of the other party has become inaccurate, in either case such that the closing conditions with respect to the other party regarding the accuracy of representations and warranties and compliance with covenants and agreements would not be satisfied as of the time of such breach or as of the time such representation or warranty has become inaccurate, following notice and an opportunity to cure such breach, if curable;

•	by Cisco, upon a “triggering event,” as discussed below in “Proposal No. 1 – Adoption of the Merger Agreement – The Merger Agreement – Termination Fees and Expenses” beginning on page 77; or

•	by us, prior to our stockholders’ adoption of the merger agreement, upon a change of recommendation for a superior proposal and following payment to Cisco of a termination fee of $60,000,000.

Termination Fees and Expenses (page 77)

The merger agreement requires that we pay Cisco a termination fee of $60,000,000 in the event the merger agreement is terminated upon any of the following events:

•	Cisco terminates the merger agreement due to a triggering event;

•	we or Cisco terminate the merger agreement after our stockholders do not adopt the merger agreement at the special meeting following the occurrence of a triggering event;

•	we terminate the merger agreement upon a change of recommendation in connection with a superior proposal; or

•

we or Cisco terminate the merger agreement if the closing has not occurred by the “End Date” described above, or we or Cisco terminate the merger agreement after our stockholders do not adopt the merger agreement at the special meeting and, subject to certain limitations, an acquisition proposal has been publicly disclosed or otherwise exists when the merger agreement is terminated and within 12 months following termination, we are acquired or we enter into a contract providing for an acquisition that is subsequently consummated.

A “triggering event” includes any of the following events:

•	a change of recommendation by our board of directors in favor of the merger for any reason;

•	our failing to convene or hold the special meeting of our stockholders to adopt the merger agreement in accordance with the merger agreement;

•	our failing to include our board of directors’ recommendation in the proxy statement;

•	our breach of any of the provisions of the merger agreement related to the meeting of our stockholders or the nonsolicitation of acquisition proposals;

•	our board of directors approving or publicly recommending any acquisition proposal or us entering into any contract accepting any acquisition proposal;

•

our board of directors failing to reaffirm the board of directors recommendation within 10 business days after Cisco requests in writing such reaffirmation in response to an acquisition proposal meeting certain requirements; or

•

the commencement of a tender or exchange offer relating to our securities by a person unaffiliated with Cisco prior to the time we receive the approval of our stockholders and our failure to send to our stockholders a statement disclosing that we unconditionally recommend rejection of such tender or exchange offer and reaffirming our board of directors recommendation in favor of the merger.

Payment of the termination fee by us to Cisco will be deemed to be liquidated damages for all actual or purported breaches of the merger agreement and, after such payment has been made, we will have no further liability for any actual or purported breach.

In all cases other than the specified circumstances under which we will be required to pay the termination fee, the merger agreement provides that, regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.

Regulatory Approvals (page 57)

The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the required waiting period has expired or been terminated. Both parties have made the necessary filings and the initial thirty-day waiting period will expire on September 3, 2013, unless the government extends that period by requesting additional information from the parties. The merger is also subject to review by the governmental authorities of certain foreign jurisdictions under the antitrust or competition laws of those jurisdictions. Cisco and Sourcefire have made the requisite filings in such jurisdictions. You should read “Proposal No. 1 — Adoption of the Merger Agreement — Regulatory Approvals” beginning on page 57 for a more complete discussion of the regulatory approvals required for the merger.

Material U.S. Federal Income Tax Consequences to Stockholders (page 57)

The merger will be a taxable transaction to U.S. holders and certain non-U.S. holders of Sourcefire common stock for U.S. federal income tax purposes.

You should read “Proposal No. 1 — Adoption of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 57 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Litigation Relating to the Merger (page 59)

The following shareholder class action complaints have been filed in the Circuit Court for Howard County in the State of Maryland by individuals purporting to be stockholders of Sourcefire in connection with the merger: (1) a complaint filed on July 26, 2013 (the “July Complaint”) and (2) a complaint filed on August 6, 2013 (the “August Complaint” and, together with the July Complaint, the “Complaints”). The July Complaint was purportedly filed on behalf of the public shareholders of Sourcefire, and names as defendants, Sourcefire, each of our directors, merger sub, and Cisco. The July Complaint alleges that by agreeing to sell the Company to Cisco pursuant to the merger agreement, Sourcefire’s directors breached their fiduciary duties by failing to maximize stockholder value in connection with such sale, by agreeing to deal protection devices and by putting their personal interests ahead of those of the stockholders. The July Complaint also alleges that Sourcefire, Cisco and merger sub aided and abetted these alleged breaches of fiduciary duties. The August Complaint was purportedly filed on behalf of the public shareholders of Sourcefire, and names as defendants, Sourcefire, each of our directors, merger sub, and Cisco. The August Complaint alleges that by agreeing to sell the Company to Cisco pursuant to the merger agreement, Sourcefire’s directors breached their fiduciary duties by failing to maximize stockholder value in connection with such sale. The August Complaint also alleges that the defendants breached their fiduciary duties in connection with the proposed transaction and/or aided and abetted these alleged breaches of fiduciary duties. Both claims have been removed to the United States District Court for the District of Maryland. See “Proposal No. 1 — Adoption of the Merger Agreement — Litigation Relating to the Merger” beginning on page 59 for additional information.

Current Market Price of Sourcefire Common Stock

Our common stock is listed on NASDAQ under the trading symbol “FIRE”. On June 22, 2013, which was the last full trading day before we announced the transaction, our stock closed at $59.08. On                     , 2013, which was the last trading day before the date of this proxy statement, our common stock closed at $             ..

Appraisal Rights (page 52, Annex D)

Under Delaware law, holders of Sourcefire common stock who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal rights and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Sourcefire common stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of Delaware law. This value could be more than, the same as, or less than the merger consideration. Any holder of Sourcefire common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the proposal to adopt the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement and must otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex D to this proxy statement and are incorporated by reference into this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the provision of Delaware law will result in loss of the right of appraisal.

Additional Information (page 90)

You can find more information about Sourcefire in the periodic reports and other information we file with the U.S. Securities and Exchange Commission, which we refer to as the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 90.

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING OF STOCKHOLDERS

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Sourcefire. Please refer to the more detailed information contained elsewhere in this proxy statement, including the annexes and the documents we refer to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you have been identified as a stockholder of Sourcefire as of the close of business on the record date for the determination of stockholders entitled to notice of the special meeting. This proxy statement contains important information about the merger and the special meeting of stockholders, and you should read this proxy statement carefully.

The Merger

Q:	What is the proposed transaction for which I am being asked to vote?

A:	You are being asked to vote on the adoption of the merger agreement. The merger agreement provides that at the effective time of the merger, merger sub will merge with and into Sourcefire, with Sourcefire surviving the merger as a wholly-owned subsidiary of Cisco. After the merger, Sourcefire will cease to be a publicly traded company and will be a wholly-owned subsidiary of Cisco. As a result, you will no longer have any rights as a Sourcefire stockholder, including but not limited to the fact that you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, shares of Sourcefire common stock will no longer be listed on NASDAQ and the registration of such shares under the Exchange Act is expected to be terminated.

Please see “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement” beginning on page 60 for a more detailed description of the merger and the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their Sourcefire common stock pursuant to the merger agreement. Instead, we will remain a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on NASDAQ. Under specified circumstances, we may be required to pay Cisco a termination fee. See “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Termination Fees” beginning on page 77.

Q:	Am I entitled to demand appraisal rights under the DGCL instead of receiving the merger consideration for my shares of Sourcefire common stock?

A:	Yes. As a holder of Sourcefire common stock, you are entitled to demand appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Proposal No. 1 — Adoption of the Merger Agreement — Appraisal Rights” beginning on page 52.

Q:	When is the merger expected to be completed?

A:	The parties to the merger agreement are working to complete the merger as quickly as possible. In order to complete the merger, the Company must obtain the stockholder approval described in this proxy statement and the other closing conditions under the merger agreement must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger by the end of the fourth quarter of 2013, although the Company cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

The Special Meeting

Q:	When and where is the special meeting?

A:	The special meeting will be held on , 2013 at , at 10:00 a.m., Eastern time.

Q:	What other proposals are being presented at the special meeting?

A:	In addition to the merger proposal, Sourcefire stockholders will be asked to vote on the following proposals at the special meeting:

•

approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (Proposal No. 2); and

•

approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Q:	How does Sourcefire’s board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote your shares:

•	“FOR” the adoption of the merger agreement (Proposal No. 1);

•	“FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies (Proposal No. 2); and

•

“FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Q:	Who is entitled to vote at the special meeting?

A:	All stockholders of record as of the close of business on , 2013, the record date for the determination of stockholders entitled to vote at the special meeting, are entitled to vote at the special meeting. On that date , shares of Sourcefire common stock were issued and outstanding.

As of the record date for the determination of stockholders entitled to vote at the special meeting, our executive officers and directors held an aggregate of             shares of Sourcefire common stock, which represented approximately     % of all shares of Sourcefire common stock issued and outstanding on the record date.

Q:	What vote is required to approve each proposal?

A:	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Sourcefire common stock on the record date for the determination of stockholders entitled to vote at the special meeting. If you do not submit a proxy or voting instructions or do not vote in person at the special meeting, or at any adjournment or postponement thereof, or if you “ABSTAIN” from voting on the proposal to adopt the merger agreement, the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement. Pursuant to a Voting Agreement dated July 22, 2013, certain Sourcefire directors who are owners of approximately 1.9% of our outstanding shares of common stock have agreed to vote their Sourcefire shares in favor of adoption of the merger agreement and against any proposal made in opposition to or in competition with the merger.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies and the non-binding proposal regarding “golden parachute” compensation arrangements each require the affirmative vote of a majority of the votes cast on that proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of each such proposal.

Q:	Can I attend the special meeting? What do I need for admission?

A:	You are entitled to attend the special meeting if you were a stockholder of record or a beneficial owner as of the close of business on , 2013 (the record date) or you hold a valid legal proxy for the special meeting. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the special meeting. If you are a beneficial owner, you will need to provide proof of beneficial ownership on the record date in order to be admitted to the special meeting, such as a brokerage account statement showing that you owned Sourcefire common stock as of the record date, a voting instruction form provided by your bank, broker, trust or other nominee, or other similar evidence of ownership as of the record date, including a valid “legal proxy” from your bank, broker, trust or other nominee. You should also be prepared to present photo identification for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the special meeting.

Q:	How can I vote my shares in person at the special meeting?

A:	All stockholders of record and stockholders who hold their shares through a bank, broker, trust or other nominee, are invited to attend the special meeting and vote their shares in person.

If your shares of Sourcefire common stock are registered directly in your name with our transfer agent, Continental Stock Transfer and Trust Co., you are considered the stockholder of record with respect to those shares. If you are a stockholder of record as of the close of business on the record date for the determination of stockholders entitled to vote at the meeting, you have the right to vote your shares in person at the special meeting. If you choose to do so, you can vote at the special meeting using the written ballot that will be provided at the special meeting or you can complete, sign and date the enclosed proxy card you received with this proxy statement and submit it at the special meeting.

If your shares are held in a stock brokerage account or by a bank, broker, trust or other nominee (that is, in “street name”) rather than directly in your own name with our transfer agent, you are considered a beneficial owner of your shares and this proxy statement is being forwarded to you by your bank, broker, trust or other nominee. As a beneficial owner, you may attend the special meeting and vote your shares in person at the special meeting only if you obtain a “legal proxy” from the bank, broker, trust or other nominee that holds your shares giving you the right to vote such shares at the special meeting.

Even if you plan to attend the special meeting, we recommend that you submit your proxy or voting instructions in advance of the special meeting as described below so that your vote will be counted if you later decide not to attend the special meeting.

Q:	How can I submit my proxy or voting instructions?

A:	Whether you are a stockholder of record or a beneficial owner, you may direct how your shares are voted without attending the special meeting. If you are a stockholder of record, you may submit a proxy to direct how your shares are voted at the special meeting, or at any adjournment or postponement thereof. Your proxy can be submitted by mail by completing, signing and dating the proxy card you received with this proxy statement and then mailing it in the enclosed prepaid envelope. Stockholders of record may also submit a proxy over the internet or by telephone by following the instructions provided in the proxy card you received with this proxy statement. If you are a beneficial owner, you must submit voting instructions to your bank, broker, trust or other nominee in order to authorize how your shares are voted at the special meeting, or at any adjournment or postponement thereof. Please follow the instructions provided by your bank, broker, trust or other nominee.

Submitting a proxy or voting instructions will not affect your right to vote in person should you decide to attend the special meeting, although beneficial owners must obtain a “legal proxy” from the bank, broker, trust or other nominee that holds their shares giving them the right to vote such shares at the special meeting in order to vote in person at the special meeting.

If you need assistance voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc. at (800) 967-4612 (toll free).

Q:	What does it mean if I received more than one set of proxy materials?

A:	If you received more than one set of proxy materials, it means that you hold shares of Sourcefire common stock in more than one account. For example, you may own your shares in various forms, including jointly with your spouse, as trustee of a trust or as custodian for a minor. To ensure that all of your shares are voted, please provide a proxy or voting instructions for each account for which you received proxy materials.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

A:	If you submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the proposals to be presented at the special meeting, your shares will be voted as recommended by our board of directors on those proposals.

Q:	What is the deadline for voting my shares?

A:	If you are a stockholder of record, your proxy must be received by telephone or the internet by 11:59 p.m. Eastern time on , 2013 in order for your shares to be voted at the special meeting. However, if you are a stockholder of record, you may instead mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the special meeting, in order for your shares to be voted at the special meeting. If you are a beneficial owner, please read the voting instructions provided by your bank, broker, trust or other nominee for information on the deadline for voting your shares.

Q:	What is a quorum?

A:	The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of Sourcefire common stock entitled to vote at the special meeting as of the close of business on the record date will constitute a quorum for purposes of the special meeting, allowing business to be properly conducted at the meeting. Abstentions and “broker non-votes,” if any, are counted as present for the purpose of determining whether a quorum is present.

Q:	Why am I being asked to cast a non-binding, advisory vote to approve the “golden parachute” compensation arrangements that certain Sourcefire executive officers will or may receive in connection with the merger?

A:	In accordance with new rules adopted by the SEC in 2011, we are required to provide our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that will or may be payable to our named executive officers in connection with the merger.

Q:	What will happen if our stockholders do not approve the “golden parachute” compensation arrangements at the special meeting?

A:

Approval of the “golden parachute” compensation arrangements payable under existing agreements that the named executive officers of Sourcefire will or may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation arrangements is an advisory vote and will not be binding on Cisco or us. Therefore, if the merger agreement is adopted by our stockholders and completed, the “golden parachute” compensation arrangements will still be paid to our named executive officers as long as any other conditions applicable thereto are satisfied, regardless of the results of the vote.

Q:	How will abstentions be counted?

A:	Stockholders that abstain from voting on a particular proposal will not be counted as votes in favor of such proposal. Abstentions will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement and will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting or the proposal regarding “golden parachute” compensation arrangements.

Q:	Why is my vote important?

A:	If you do not submit a proxy or voting instructions or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, because the merger proposal must be approved by the holders of a majority of the outstanding shares of Sourcefire common stock on the record date for the special meeting, your failure to submit a proxy or voting instructions or to vote in person at the special meeting will have the same effect as a vote “AGAINST” Proposal No. 1, adoption of the merger agreement.

If you do not submit a proxy or voting instructions or do not vote in person at the special meeting, your shares will not be counted in determining the outcome of any of the other proposals at the special meeting.

Q:	If my shares are held in “street name” by my broker, bank, trust or other nominee, will my broker, bank, trust or other nominee vote my shares for me if I do not submit voting instructions?

A:	Shares held in “street name” by banks, brokers, trusts or other nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular proposal will not be counted as votes in favor of such proposal. Such “broker non-votes” will have the same effect as votes “AGAINST” the proposal to adopt merger agreement and will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting or the proposal regarding “golden parachute” compensation arrangements.

Q:	May I change my vote after I have submitted my proxy or voting instructions?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your proxy is voted at the special meeting by:

•	attending the meeting and voting in person;

•	delivering to the Secretary of Sourcefire an instrument revoking the proxy; or

•	properly delivering another proxy on a later date prior to 11:59 p.m. Eastern time on , 2013, by using one of the methods described above under “How can I submit my proxy or voting instructions?”.

Attendance at the special meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked.

Please note that if you hold your shares in “street name” through a broker, bank, trust or other nominee and you have instructed your broker, bank, trust or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead, you must follow the instructions received from your broker, bank, trust or other nominee to change your vote.

Q:	What happens if I transfer my shares of common stock after the record date?

A:	The record date for the determination of stockholders entitled to vote at the special meeting is earlier than the effective time of the merger. Therefore, transferors of shares of Sourcefire common stock after the record date but prior to the consummation of the merger will retain their right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares.

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	Yes. To assist in the solicitation of proxies, we have engaged D.F. King & Co., Inc.

Q:	What do I need to do now?

A:	We urge you to read carefully this proxy statement, including its annexes and the documents we refer to in this proxy statement, and then mail your completed, dated and signed proxy card or voting instruction form in the enclosed prepaid return envelope as soon as possible, or submit your proxy or voting instruction via the internet or by phone in accordance with the instructions included with this proxy statement and the enclosed proxy card or voting instruction form, so that your shares can be voted at the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. If you hold certificates of Sourcefire common stock, you will be sent a letter of transmittal promptly after the completion of the merger, describing how you may exchange your shares of Sourcefire common stock for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q:	Who can help answer my questions?

A:	If you have any questions or need further assistance in voting your shares of Sourcefire common stock, or if you need additional copies of this proxy statement or the proxy card, please contact D.F. King & Co., Inc., our proxy solicitor, in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, or by telephone at (800) 967-4612 (banks and brokers call collect at (212) 269-5550).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you in this proxy statement contain “forward-looking statements” as that term is defined by the Private Securities Litigation Reform Act of 1995, we which we refer to as the Act, and the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. Examples of forward-looking statements include information concerning possible or assumed future results of operations of Sourcefire, the expected completion and timing of the merger and other information relating to the merger. You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•

the inability to complete the merger due to the failure to obtain stockholder approval or failure to satisfy any other conditions to the completion of the merger, including receipt of required regulatory approvals;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business, operating results and business relationships, including our ability to retain key employees;

•	the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely manner or at all; and

•	other risks and uncertainties applicable to our business set forth in our filings with the SEC. See “Where You Can Find More Information” beginning on page 90.

Forward-looking statements are based on the information currently available and are applicable only as of the date on which such statements were made. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. You are urged to carefully review the disclosures we make in this proxy statement and the documents to which we refer you in this proxy statement concerning risks and other factors that may affect us, including those made in our Annual Report on Form 10-K for the fiscal year ended 2013, filed with the SEC on February 28, 2013, and updated in our subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements are qualified in their entirety by these cautionary statements, which are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. We caution you that any forward-looking statements made in this proxy statement or the documents to which we refer you in this proxy statement are not guarantees of future performance and that you should not place undue reliance on any of such forward-looking statements, which speak only as of the date of this document. There may be additional risks of which we are currently unaware or that we currently deem immaterial. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances, except as required by law.

INFORMATION ABOUT THE SPECIAL MEETING OF STOCKHOLDERS

This section contains information about the special meeting of stockholders.

Together with this proxy statement, we are sending you a notice of special meeting of stockholders and a form of proxy that is being solicited by our board of directors for use at the special meeting. The information and instructions contained in this section are addressed to Sourcefire stockholders and all references to “you” or “stockholders” in this section and elsewhere in the proxy statement should be understood to be addressed to Sourcefire stockholders.

Date, Time and Place of the Special Meeting of Stockholders

This proxy statement is being furnished by our board of directors in connection with the solicitation of proxies from holders of Sourcefire common stock for use at the special meeting of stockholders to be held on             , 2013 at                     , at 10:00 a.m., Eastern time, and at any adjournment or postponement of the special meeting, if applicable.

Purpose of the Special Meeting of Stockholders

The following proposals will be considered and voted upon at the special meeting of stockholders:

•	adoption of the merger agreement, as such agreement may be amended (Proposal No. 1);

•

approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (Proposal No. 2); and

•

approval, on an advisory (non-binding) basis of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements pursuant to which such compensation may be paid or become payable (Proposal No. 3).

Recommendation of Our Board of Directors

Our board of directors has unanimously determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of Sourcefire and our stockholders and unanimously recommends that stockholders vote “FOR” Proposal No. 1, adoption of the merger agreement, “FOR” Proposal No. 2, approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” Proposal No. 3, approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements pursuant to which such compensation may be paid or become payable.

For more information concerning the recommendation of our board of directors with respect to the merger, see “Proposal No. 1 — Adoption of the Merger Agreement — Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger” beginning on page 29.

Record Date and Outstanding Shares

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting of stockholders is                     , 2013. Only stockholders of record of Sourcefire common stock as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting of stockholders and any adjournments or postponements thereof. At the close of business on the record date, there were              shares of Sourcefire common stock issued and outstanding.

Quorum Requirement

The Company’s Sixth Amended and Restated Bylaws provide that the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of Sourcefire common stock entitled to vote at the special meeting as of the close of business on the record date will constitute a quorum for purposes of the special meeting. Your shares of Sourcefire common stock will be counted for purposes of determining whether a quorum exists for the special meeting if you return a signed and dated proxy card or voting instruction form, if you submit a proxy or voting instructions by telephone or over the internet or if you vote in person at the special meeting (and if you are a beneficial owner of shares of Sourcefire common stock and you have obtained a legal proxy from your broker, bank, trust or other nominee giving you the right to vote your shares at the special meeting), even if you “ABSTAIN” from voting on the proposals.

Votes for and against, abstentions and “broker non-votes” will be counted for purposes of determining the presence or absence of a quorum. A “broker non-vote” occurs when (i) your shares are held by a broker, bank, trust or other nominee (we refer to those organizations collectively as “broker”), in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) and (ii) a broker submits a proxy card for your shares of Company common stock held in “street name,” but does not vote on a particular proposal because the broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions. Brokers will not have authority to vote with respect to the proposal to adopt the merger agreement, the adjournment proposal or the non-binding compensation proposal.

If a quorum is not present at the special meeting of stockholders, we expect that the special meeting will be adjourned to a later date.

Vote Required

Each share of Sourcefire common stock outstanding on the record date will be entitled to one vote, in person or by proxy, on each proposal submitted for the vote of stockholders.

Proposal No. 1, adoption of the merger agreement, requires the affirmative vote of the holders of a majority of the outstanding shares of Sourcefire common stock on the record date. If you do not submit a proxy or voting instructions or do not vote in person at the special meeting, and hence have failed to vote, or if you “ABSTAIN” from voting on the adoption of the merger agreement, the effect will be the same as a vote “AGAINST” the adoption of the merger agreement.

Proposal No. 2, approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, requires the affirmative vote of a majority of the votes cast on the matter by holders of our common stock present in person or represented by proxy at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.

Proposal No. 3, approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements pursuant to which such compensation may be paid or become payable, requires the affirmative vote of a majority of the votes cast on the matter by holders of our common stock present in person or represented by proxy at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the non-binding compensation proposal. This is an advisory vote only and will not be binding on the Company or the board.

Shares Held by Directors and Executive Officers

As of the close of business on the record date, our directors and executive officers held and are entitled to vote at the special meeting             shares of our common stock (excluding options and RSUs), representing approximately     % of the aggregate common stock issued and outstanding on that date.

Voting Procedures

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly.

If you are a stockholder with shares registered in your name, you may vote in person at the special meeting or by submitting a proxy using one of the following three methods:

•

Vote via the Internet. Go to the web address www.proxyvote.com and follow the instructions for internet voting shown on the proxy card mailed to you. If you vote via the internet, you should be aware that there may be incidental costs associated with electronic access, such as your usage charges from your internet access providers and telephone companies, for which you will be responsible.

•	Vote by Telephone. Dial (800) 690-6903 and follow the instructions for telephone voting shown on the proxy card mailed to you.

•

Vote by Proxy Card. If you do not wish to vote by the internet or by telephone, please complete, sign, date and mail the enclosed proxy card in the envelope provided. If you vote via the internet or by telephone, please do not mail your proxy card.

The internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares for the matters before our stockholders as described in this proxy statement and confirm that your voting instructions have been properly recorded.

Votes submitted by telephone or via the internet for the matters before our stockholders as described in the proxy statement must be received by             , Eastern Time, on                     , 2013. Votes submitted by proxy card must be received before the polls close at the special meeting, in order for your shares to be voted at the special meeting.

If you are a stockholder with shares held in “street name,” which means your shares are held in an account at a broker, bank, trust or other nominee, you must follow the instructions from your broker, bank, trust or other nominee in order to vote.

Attending and Voting at the Special Meeting of Stockholders

Only stockholders of record as of the close of business on the record date for the determination of stockholders entitled to vote at the special meeting, authorized proxy holders and our guests may attend the special meeting. If you are a stockholder of record as of the close of business on the record date and you attend the special meeting, you may vote in person by completing a ballot at the special meeting even if you already have signed, dated and returned a proxy card or submitted a proxy by telephone or over the internet. If your shares of common stock are held in the name of a bank, broker, trust or other nominee, you may not vote your shares of common stock in person at the special meeting unless you obtain a “legal proxy” from the record holder giving you the right to vote such shares of common stock. In addition, whether you are a stockholder of record or a beneficial owner, you must bring a form of personal photo identification with you in order to be admitted to the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or proper photo identification.

Proxies

Each copy of this proxy statement mailed to holders of Sourcefire common stock is accompanied by a proxy card or voting instruction form with instructions for authorizing how your shares are to be voted at the special meeting, or at any adjournment or postponement thereof. If you hold stock in your name as a stockholder of record, you may submit a proxy to instruct how your shares are to be voted at the special meeting by (a) completing, signing, dating and returning the enclosed proxy card, (b) calling the telephone number on your proxy card or (c) following the internet proxy submission instructions on your proxy card to ensure that your vote is counted at the special meeting, or at any adjournment or postponement thereof, regardless of whether you plan to attend the special meeting. Instructions for submitting a proxy by telephone or over the internet are printed on the proxy card. In order to submit a proxy via the internet, please have your proxy card available so you can input the required information from the card.

If you hold your Sourcefire common stock in street name through a bank, broker, trust or other nominee, you must submit voting instructions to your bank, broker, trust or nominee in accordance with the instructions you have received from your bank, broker, trust or other nominee.

All shares represented by valid proxies that are received through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted in accordance with the recommendation of our board of directors on each of the proposals indicated above.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy by attending the meeting and voting in person, delivering to the Secretary of Sourcefire an instrument revoking the proxy, or properly delivering another proxy on a later date prior to 11:59 p.m. Eastern time on                     , 2013, by mail, the internet or telephone. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares of Company common stock are held in street name, you must contact your broker, bank, trust or other nominee to revoke your proxy.

Solicitation of Proxies

This proxy solicitation is being made by the Company on behalf of the board of directors and will be paid for by the Company. The Company’s directors and officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company has also retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $12,500 plus the reimbursement of out-of-pocket expenses incurred on behalf of the Company.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call D.F. King & Co., Inc., our proxy solicitor, toll-free at (800) 967-4612 (banks and brokers call collect at (212) 269-5550).

Your vote is important. Please sign, date and return your proxy card or voting instruction form or submit your proxy and/or voting instructions by telephone or over the internet promptly.

PARTIES TO THE MERGER

Sourcefire, Inc.

Sourcefire, Inc., a Delaware corporation, which we refer to as Sourcefire, delivers intelligent cybersecurity technologies. Our comprehensive portfolio of solutions enables a diverse customer base that includes commercial enterprises and government agencies to manage and minimize cybersecurity risks. From our industry-leading next-generation network security platform to our advanced malware protection, Sourcefire’s threat-centric approach provides customers with Agile Security® that delivers protection Before, During and After™ an attack. We also manage the security industry’s leading open source initiative, Snort®, an intrusion prevention technology that is incorporated into the software of our comprehensive Intrusion Detection and Prevention System. In addition to commercial and open source network security products, Sourcefire offers a variety of services to help customers install and support our solutions. Available services include Technical Support, Professional Services, Incident Response, Education & Certification, and our Vulnerability Research Team (VRT).

Sourcefire was incorporated in Delaware in December 2001, and the mailing address for its principal executive offices is 9770 Patuxent Woods Drive, Columbia, Maryland 21046. Its telephone number is (410) 290-1616. Sourcefire’s website is located at www.sourcefire.com.

Cisco Systems, Inc.

Cisco Systems, Inc., a California corporation, which we refer to as Cisco, together with its subsidiaries, designs, manufactures, and sells Internet Protocol (IP) based networking and other products related to the communications and information technology (IT) industry and provides services associated with these products and their use. Cisco provides a broad line of products for transporting data, voice, and video within buildings, across campuses, and around the world. Cisco’s products are designed to transform how people connect, communicate, and collaborate. Cisco’s products are utilized at enterprise businesses, public institutions, telecommunications companies and other service providers, commercial businesses, and personal residences. Cisco conducts its business globally and is organized into the following three geographic segments: The Americas; Europe, Middle East, and Africa; and Asia Pacific, Japan, and China.

Cisco was incorporated in California in December 1984, and the mailing address for its principal executive offices is 170 West Tasman Drive, San Jose, California 95134-1706. Its telephone number is (408) 526-4000. Cisco’s website is located at www.cisco.com.

Shasta Acquisition Corp.

Shasta Acquisition Corp., which we refer to as merger sub, is a Delaware corporation and wholly-owned subsidiary of Cisco that was formed solely for the purpose of consummating the merger described below and the other related transactions in connection with the merger. Shasta Acquisition Corp. was incorporated on July 16, 2013 and has not conducted any business operations. The mailing address for its principal executive offices is 170 West Tasman Drive, San Jose, California 95134-1706. Its telephone number is (408) 526-4000.

PROPOSAL NO. 1 — ADOPTION OF THE MERGER AGREEMENT

The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that may be important to you. We encourage you to read carefully this entire proxy statement, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger.

Overview

The merger agreement, dated July 22, 2013, among Cisco, merger sub and Sourcefire provides for the merger of merger sub, a newly-formed, wholly-owned subsidiary of Cisco, with and into Sourcefire, with Sourcefire surviving the merger as a wholly-owned subsidiary of Cisco. Upon consummation of the merger, each share of Sourcefire common stock issued and outstanding, other than shares held by Sourcefire, Cisco or merger sub and shares held by stockholders who properly demand their appraisal rights under Delaware law, will automatically be converted into the right to receive the merger consideration.

Background of the Merger

Our senior management and our board of directors, in the ordinary course of business, review Sourcefire’s long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, we and our board of directors have periodically evaluated potential strategic opportunities relating to Sourcefire’s businesses and engaged in discussions with third parties. From time to time, members of our management team have discussed the marketplace and strategic landscape with outside financial advisors.

On January 21, 2013, Martin Roesch, then our interim chief executive officer, had a meeting with Chris Young, senior vice president of the security group at Cisco, to discuss the Company and our position in the security marketplace.

On February 27, 2013, in connection with an industry conference, and at Cisco’s request, we had preliminary discussions with Cisco regarding its interest in a potential commercial or strategic relationship with the Company.

On March 4, 2013, Cisco sent a draft confidentiality agreement to the Company, pursuant to which Cisco would be provided access to certain of the Company’s non-public information. We negotiated the terms of the confidentiality agreement with Cisco during the week that followed but were unable to come to agreement on certain terms, including a standstill provision.

On March 7, 2013, we sent a draft confidentiality agreement to a strategic party (whom we refer to as Strategic Party A) that was introduced to us by an outside financial advisor, pursuant to which Strategic Party A would be provided certain of the Company’s non-public information.

On March 11 and 12, 2013, members of our senior management team met with representatives of Cisco to discuss further a potential commercial or strategic relationship with the Company.

On April 8, 2013, John C. Becker, who had served on our board of directors since 2008, was appointed our chief executive officer, replacing our then interim chief executive officer, Mr. Roesch. Shortly thereafter, Mr. Becker had his initial discussions with Cisco concerning a potential strategic relationship with us.

In mid-April 2013, at the direction of our senior management, an outside financial advisor to the Company contacted Strategic Party A to discuss its interest in a potential strategic transaction.

On April 15, 2013, a representative of Cisco contacted Mr. Becker to discuss Cisco’s interest in a potential strategic relationship with us. Further discussions between Cisco and Mr. Becker occurred on April 18, 2013.

On April 18, 2013, at the direction of our board of directors, we entered into a confidentiality agreement with Strategic Party A to provide Strategic Party A access to certain of our non-public information.

On April 24, 2013, our board of directors met with our senior management and reviewed the status of the strategic conversations with Cisco and Strategic Party A and the process for continuing those discussions.

On April 25, 2013, a representative of Cisco and Mr. Becker discussed a potential strategic relationship.

On April 29, 2013, Messrs. Becker and Roesch and other members of our senior management team met with representatives of Strategic Party A in Annapolis, Maryland, to discuss a potential commercial or strategic relationship with the Company.

On May 7, 2013, Mr. Becker and Todd Headley, our chief financial officer, met with Mr. Young and Derek Idemoto, senior director of corporate development at Cisco, to discuss Cisco’s interest in a potential strategic relationship.

On May 10, 2013, at the direction of our board of directors, we entered into a confidentiality agreement with Cisco to provide Cisco access to certain of our non-public information.

Also on May 10, 2013, members of our senior management team held a conference call with representatives of Strategic Party A to discuss Strategic Party A’s interest in a potential strategic transaction.

On May 16 and 17, 2013, Messrs. Becker and Roesch and other members of our senior management team met with representatives of Cisco, including John Chambers, chairman and chief executive officer, Padmasree Warrior, chief technology and strategy officer, and Hilton Romanski, vice president, corporate development, at Cisco’s offices in San Jose, California, to discuss our potential business relationship. At this meeting, members of Cisco’s senior management expressed an interest in a potential strategic transaction.

On May 19, 2013, Mr. Becker had discussions with representatives of Cisco, to follow up on the discussions that took place earlier in the week.

On May 23, 2013, we received a written indication of interest from Cisco, offering to acquire all of our outstanding shares of common stock at a price of $70.00 per share, which at the time represented a 27% premium over our last closing stock price. In connection with its indication of interest, Cisco requested that the Company agree to an exclusivity period during which the Company would be unable to pursue opportunities with other potential strategic partners.

On May 28, 2013, our board of directors had a telephonic meeting, at which representatives from management and Morrison & Foerster LLP (whom we refer to as Morrison & Foerster) were present. Morrison & Foerster reviewed with our board of directors the process for evaluating indications of interest as well as our board of directors’ fiduciary duties. Representatives from management provided an initial review of the major terms presented by the May 23, 2013 indication of interest from Cisco regarding a potential business combination, including Cisco’s request for exclusivity. Our board of directors discussed the indication of interest from Cisco, the engagement of a financial advisor and proposed continued preliminary discussions with other potential strategic partners.

From May 29 to 31, 2013, Strategic Party A conducted an initial due diligence review with members of our senior management team.

From May 30 to June 3, 2013, representatives of Cisco and us held telephonic due diligence discussions.

On June 1, 2013, Mr. Becker had further discussions with Mr. Young regarding Cisco’s interest in a potential strategic transaction.

On June 6, 2013, our board of directors had a meeting, at which representatives from management, representatives of Qatalyst Partners and representatives of Morrison & Foerster, were present. Morrison & Foerster reviewed with our board of directors the process for evaluating indications of interest as well as our board of directors’ fiduciary duties. Our board of directors also discussed the qualifications and independence of Qatalyst Partners to serve as Sourcefire’s financial advisor in connection with our consideration of strategic opportunities. After the presentation and a discussion of the qualifications and independence of Qatalyst Partners, our board of directors determined to engage Qatalyst Partners as our financial advisor in connection with our consideration of strategic opportunities. Qatalyst Partners also presented to our board of directors information relating to possible strategic partners and the potential for a transaction with a financial acquirer. Qatalyst Partners expressed its view that, given the respective resources and acquisition strategies of other potential acquirers, Cisco and Strategic Party A would likely be the parties most capable of completing a transaction on financial terms and in a timeframe acceptable to the Company. Management informed our board of directors of the status of discussions with both parties, including Cisco’s request for exclusivity. Our board of directors determined that Cisco and Strategic Party A were the most likely counterparties for a strategic transaction. Our board of directors also concluded that the risks to our strategy, including providing competitive information to additional parties, and disruption to our operations and long-term value in the event a transaction with a strategic party was not consummated were greater than the likely benefit from expanding the list of potential acquirers who would be contacted. For these reasons, our board of directors instructed management and representatives of Qatalyst Partners to focus on Cisco and Strategic Party A, and not contact additional counterparties at that time. The board of directors also instructed management and representatives of Qatalyst Partners to encourage Cisco to improve on the terms of its proposal, including an increase in the offer price, and to continue to advance discussions with both Cisco and Strategic Party A.

On June 6, 2013, Strategic Party A informed the Company that it would not be in a position to determine whether there was a strategic fit until later in the month.

On June 7 and 11, 2013, 2013, representatives of Qatalyst Partners, pursuant to the board’s directive, requested that Cisco increase its offer price.

On June 13, 2013, representatives of Qatalyst Partners communicated to representatives of Cisco that our board of directors would consider accepting a proposed price of $85.00 per share.

Also on June 13, 2013, our board of directors held a telephonic meeting, at which management and representatives of Morrison & Foerster and representatives of Qatalyst Partners were present, to discuss the process for a strategic transaction. At the meeting, our board of directors discussed the interest from Cisco and Strategic Party A, including timing of further discussions with each party, strategy for engagement, and the next steps in the strategic process. Our board of directors reconsidered whether Cisco and Strategic Party A still remained the most likely counterparties for a strategic transaction. After discussion, including a discussion regarding potential additional strategic partners with representatives of Qatalyst Partners, our board of directors reaffirmed the decision to focus on Cisco and Strategic Party A and not expand the group of potential counterparties. Our board of directors authorized management to continue discussions with both Cisco and Strategic Party A.

On June 14, 2013, Mr. Becker contacted representatives of Strategic Party A in order to motivate Strategic Party A to make an offer by informing them that Sourcefire might soon be subject to an exclusivity period with another potential strategic partner. Representatives of Strategic Party A indicated that they would not be able to make an offer until Strategic Party A had conducted further due diligence and additional internal review.

On June 18, 2013, members of our senior management team and representatives of Qatalyst Partners met with representatives of Cisco at the offices of Morrison & Foerster in McLean, Virginia, as part of Cisco’s due diligence review.

Also on June 18, 2013, members of our senior management team held a conference call with representatives of Strategic Party A as part of Strategic Party A’s due diligence review.

On June 19, 2013, representatives from Qatalyst Partners discussed the potential transaction valuation with Mr. Romanski.

On June 20, 2013, our board of directors had a telephonic meeting to review the status of the discussions with Cisco and Strategic Party A. Management and representatives from Morrison & Foerster and representatives of Qatalyst Partners were also present at the meeting. Management and representatives of Qatalyst Partners reported to our board of directors details of the discussions with Cisco and Strategic Party A and described the proposed timing of further discussions with each party and a strategy for engagement with Cisco and Strategic Party A. Our board of directors instructed management, representatives of Morrison & Foerster and representatives of Qatalyst Partners to continue to advance discussions with Cisco and Strategic Party A.

On June 20 and 21, 2013, Mr. Becker and other members of our management team met with representatives of Strategic Party A at the offices of Morrison & Foerster in McLean, Virginia, to discuss Strategic Party A’s continued interest in a possible strategic transaction with us.

On June 24, 2013, members of our management team met with representatives of Cisco in Raleigh, North Carolina, as part of Cisco’s due diligence review. Also on June 24, 2013, Mr. Headley and representatives of Qatalyst Partners held a conference call with representatives of Cisco as part of Cisco’s due diligence review.

On June 25 and 27, 2013, members of our senior management team and representatives of Strategic Party A met at the offices of Strategic Party A to continue discussions regarding Strategic Party A’s possible interest in a strategic transaction with us.

In late June, on several occasions, our representatives and Cisco discussed potential terms for a transaction, including the proposed price. Cisco reiterated throughout these discussions that it would only move forward if the Company were to agree to an exclusivity period.

On June 26, 2013, we received a revised written indication of interest from Cisco, offering to acquire all of our outstanding shares of common stock at a price of $75.50 per share, which at the time represented a 39% premium over our last closing stock price. Cisco indicated in its indication of interest that this would be its “best and final” offer and insisted that it would only move forward if the Company agreed to a 21-day exclusivity period.

On June 27, 2013, our board of directors met via teleconference, during which management reviewed with our board of directors the revised written indication of interest received from Cisco on June 26, 2013, with terms of a proposal more favorable to us, and informed the board that the terms of the proposal were contingent upon an exclusivity agreement being entered into between Cisco and us. Representatives of Qatalyst Partners reported to our board of directors that Cisco had indicated that the revised proposal was a “best and final” offer, and if we were to reject the offer, Cisco may disengage from the process and pursue other opportunities. Management also told our board of directors that Strategic Party A had been informed that we were considering exclusivity with another party. Representatives of Qatalyst Partners further indicated to our board that it had contacted Strategic Party A to request that it provide a proposal as soon as possible. Representatives of Morrison & Foerster briefed our board of directors on its fiduciary duties and obligations with respect to exploring strategic alternatives and representatives of Qatalyst Partners presented to our board of directors information regarding other selected transactions and other financial metrics, including a description of Cisco’s proposal. Our board of directors discussed the perceived relative levels of interest of Cisco and Strategic Party A, the consequences of agreeing to exclusive discussions with Cisco and the next steps in the strategic process. Our board of directors discussed the risk of competitive harm to us of including others in the existing process, the low likelihood that expanding the process would result in a superior bid on a timely basis, the risk of undermining the current proposal by expanding the process, and the potentially negative effect of expanding the process on our ongoing operations. Our board of directors determined that Cisco was unlikely to improve its “best and final” offer if we did not agree to enter into exclusivity and that we should negotiate an exclusivity agreement with Cisco. Accordingly, our board of directors authorized management and our advisors, pending a response from Strategic Party A regarding its ability to pursue a transaction, to request that Cisco increase its offer price in connection with our agreement to engage in strategic discussions with Cisco on an exclusive basis so that the parties could evaluate whether satisfactory terms could be agreed upon for a strategic transaction.

On June 28, 2013, members of our senior management team met with representatives of Strategic Party A at the offices of Strategic Party A as part of its due diligence review.

From June 28 to July 1, 2013, representatives from Qatalyst Partners discussed with Mr. Romanski the potential transaction valuation.

On July 2, 2013, Mr. Becker contacted representatives of Strategic Party A to determine if they were prepared to make an offer. Strategic Party A indicated that they would not be able to pursue a strategic transaction at that time.

Also on July 2, 2013, representatives of Qatalyst Partners contacted Cisco to discuss the Company’s willingness to consider entering into an exclusivity agreement with Cisco provided that Cisco improved the terms of its offer, including increasing the offer price. Later that day, Cisco agreed to raise its offer price to $76.00 per share, contingent on the Company entering into an exclusive negotiation period. Over the following two days the parties negotiated the terms of the exclusivity agreement and, on July 4, 2013, in connection with Cisco’s agreement to raise the offer price to $76.00 per share, we signed an exclusivity letter with Cisco, expiring on July 23, 2013.

On July 7, 2013, we received an initial draft of a merger agreement from Fenwick & West LLP (whom we refer to as Fenwick & West), counsel to Cisco. The initial draft proposed, among other things, that the Company would be required to pay a termination fee of 4% of the transaction consideration were it to terminate the merger agreement in certain circumstances.

On July 8, 9 and 10, 2013, members of our management team met with representatives of Cisco at the offices of Fenwick & West in San Francisco, California, as part of Cisco’s due diligence review.

On July 11, 2013, our board of directors held a telephonic meeting, at which management and representatives from Morrison & Foerster and representatives of Qatalyst Partners were present. During the meeting, management confirmed to our board of directors that as directed by the board, it had contacted Strategic Party A prior to entering into the exclusivity agreement with Cisco and that Strategic Party A had communicated that it was unable to pursue a strategic transaction with us at such time. Management provided our board of directors an update on our ongoing discussions with Cisco. Our board of directors discussed the interest from Cisco and the status of the process. Representatives of Morrison & Foerster provided an initial review of the major terms presented by the draft of the merger agreement provided by Cisco, including key terms and the proposed structure. During the meeting, representatives of Morrison & Foerster, representatives of Qatalyst Partners and our board of directors also discussed the possibility of requesting a “go-shop” period in the merger agreement. After considering the potential benefits and risks of making such a proposal, our board of directors determined instead to respond to Cisco’s termination fee proposal by including a bifurcated termination fee, pursuant to which the Company would be required to pay Cisco a termination fee of either 1% or 2% of the transaction value, depending, among other things, on when termination of the merger agreement occurred. Our board of directors instructed management, representatives of Morrison & Foerster and representatives of Qatalyst Partners to continue to engage in discussions with Cisco.

On July 12, 2013, Morrison & Foerster sent a revised draft of the merger agreement to Fenwick & West.

On July 12, 13 and 14, 2013, Mr. Becker and other members of our management team met with representatives of Cisco at the offices of Morrison & Foerster in McLean, Virginia, as part of Cisco’s due diligence review.

On July 14, 2013, we received initial drafts of the employment agreements for Messrs. Becker and Roesch. These employment agreements included, among other things, a benefits waiver, pursuant to which Messrs.

Becker and Roesch were asked to waive their rights to severance and other benefits (including acceleration of vesting), and an equity agreement, pursuant to which Mr. Roesch was asked to agree to the imposition of new vesting restrictions on a portion of his vested Sourcefire options and vested Sourcefire shares.

On July 15, 2013 representatives of Morrison & Foerster and Fenwick & West participated in a telephone call to discuss certain key terms and structure of the proposed transaction.

On July 16, 2013, representatives of Morrison & Foerster and representatives of Fenwick & West continued to negotiate the terms of the merger agreement.

Also on July 16, 2013, our board of directors met via teleconference to discuss the status of negotiations and progress toward signing a potential strategic transaction with Cisco. Management and representatives of Morrison & Foerster were also present. Representatives of Morrison & Foerster provided our board of directors with an overview of the key terms of the merger agreement and the open issues. Management and our board of directors discussed the terms presented in the merger agreement. Our board of directors instructed management and representatives of Morrison & Foerster to continue to engage with Cisco to resolve the open issues and concerns.

Later on July 16, 2013, we received revised drafts of the merger agreement and voting agreement from Fenwick & West. In addition, on July 16, 2013, we received initial drafts of proposed employment agreements, including benefits waivers, for certain key employees and the following executive officers: Thomas McDonough, Todd Headley, Douglas McNitt and John Negron.

On July 18, 2013, our board of directors held a telephonic meeting, at which management and representatives from Morrison & Foerster and Qatalyst Partners were present. During the meeting, management reported on the status of negotiations with Cisco, the ongoing meetings between management and representatives of Cisco, and legal diligence matters. Representatives of Morrison & Foerster presented the key open issues in the merger agreement and our board of directors discussed such issues, among others, as the termination provisions and our rights to review unsolicited offers.

On July 19, 2013, representatives of Morrison & Foerster sent a revised draft of the merger agreement to Fenwick & West reflecting modifications requested by our board of directors.

On July 20, 2013, representatives of Qatalyst Partners contacted Cisco to request that Cisco improve its offer, including a further increase in the offer price and improved terms for the transaction. Cisco indicated that it was not willing to increase the offer price.

On July 21, 2013, we received a revised draft of the merger agreement from Fenwick & West, including a termination fee of 2.5% of the transaction consideration.

Also on July 21, 2013, our board of directors met via teleconference to discuss the status of negotiations and progress toward signing a potential strategic transaction with Cisco. Management and representatives from Morrison & Foerster and representatives of Qatalyst Partners were also present. Representatives of Morrison & Foerster provided our board of directors with an overview of the key terms of the agreement and the remaining open issues not yet agreed upon. Morrison & Foerster also informed our board of directors that Cisco’s most recent draft of the merger agreement was purported to represent its “best and final” offer. Our board of directors discussed open issues in the merger agreement, including, among other things, the amount of the termination fee. Our board of directors instructed management, representatives of Morrison & Foerster and representatives of Qatalyst Partners to continue to engage with Cisco to resolve the open issues and concerns, including authorizing the proposal of a non-bifurcated termination fee in exchange for a lower termination fee amount than Cisco had proposed.

Later that day, Morrison & Foerster sent to Fenwick & West another draft of the merger agreement with revisions requested by our board of directors, including reducing the termination fee to approximately 2.2% of the transaction consideration, or $57 million.

On July 22, 2013, representatives of Fenwick & West and representatives of Morrison & Foerster continued to negotiate the remaining terms of the merger agreement. Later that day, Fenwick & West sent to Morrison & Foerster another draft of the merger agreement, which included a termination fee of $65 million, or approximately 2.5% of the transaction consideration.

On July 22, 2013, our board of directors met to consider and vote upon the proposed merger agreement with Cisco. At the meeting, representatives of Morrison & Foerster reviewed in detail with our board of directors the outcome of further negotiations and the terms of the final merger agreement. At various points during the meeting, at the request of our board, representatives of Qatalyst Partners briefly left the meeting to negotiate certain open points in the merger agreement with Cisco, which included a reduction of the termination fee to $60 million (approximately 2.3% of the transaction consideration).

Representatives of Qatalyst Partners then presented to our board of directors its financial analysis of the proposed transaction. Representatives of Qatalyst Partners then rendered to our board of directors its oral opinion, subsequently confirmed in writing, that as of July 22, 2013, and based upon and subject to the considerations, limitations, qualifications and other matters set forth therein, the consideration to be received by the holders of Sourcefire common stock (other than Cisco or any affiliates of Cisco) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the opinion of Qatalyst Partners, dated July 22, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Qatalyst Partners in connection with rendering such opinion, is attached hereto as Annex C. Following such presentations, and after further review and discussion, our board of directors unanimously voted to approve the merger agreement and related matters and resolved to recommend that our stockholders adopt the merger agreement, which is attached hereto as Annex A.

Following the adjournment of the meeting of our board of directors on July 22, 2013, the parties signed the merger agreement. The signing of the merger agreement was publicly announced on July 23, 2013, prior to the opening of trading of our common stock on NASDAQ.

Recommendation of Our Board of Directors as to the Merger; Reasons for the Merger

Reasons for the Merger

Our board of directors evaluated, with the assistance of its legal and financial advisors, the merger agreement and the transactions contemplated by the merger agreement, including the merger and, on July 22, 2013, unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby, were fair, advisable and in the best interests of the Company and its stockholders, approved the merger agreement and the merger and recommends that you vote “FOR” adoption of the merger agreement.

The following is a summary of the material factors that supported its decision to make this recommendation:

•

Premium to Current and Historical Trading Prices of Shares. The board considered the current and historical market prices of the Company’s common stock, including the fact that the merger consideration of $76.00 per share represented a premium of approximately 29% to the closing price of the common stock on July 22, 2013 (the last full trading day before the announcement of the merger), approximately 26% over our all-time high share price on July 18, 2013 and approximately 51% over our average closing share price for the twelve-month period ended July 19, 2013.

•

The Company’s Operating and Financial Condition; Prospects. The board considered the current and historical financial condition, results of operations and business of Sourcefire, as well as the Company’s business plan and prospects, if it were to remain an independent company. Our board discussed the Company’s current business plan, including the risks associated with achieving and executing upon the plan, as well as the general risks of market conditions that could reduce the

Company’s stock price. The board also considered the highly competitive and rapidly evolving environment in which the Company operates and is expected to operate in the future. The board considered that, if it did not proceed with the merger, the Company’s stockholders would continue to be subject to the risks and uncertainties of the Company’s financial plan, operations and prospects.

•

Available Alternatives; Results of Discussions with Third Parties. The board considered the possible alternatives to the acquisition by Cisco (including the possibility of being acquired in whole or in part by another company or financial acquirer, or continuing to operate as an independent entity, and the desirability and perceived risks of those alternatives), the range of potential benefits to the Company’s stockholders of these alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, as well as the board’s assessment that none of these alternatives were reasonably likely to present superior opportunities for Sourcefire to create greater value for its stockholders, taking all factors into account, including risks of execution and consummation as well as business, competitive, industry and market risks. The board also considered the results of the process that the board had conducted in recent weeks, with the assistance of the Company’s management and its financial and legal advisors, to evaluate other potential strategic alternatives. The board also considered the ability of other bidders to make, and the likelihood that other bidders would make, a proposal that was reasonably likely to be consummated on a timely basis to acquire the Company at a higher price.

•

Cash Consideration; Certainty of Value; No Financing Condition. The board considered the form of consideration to be paid to the stockholders in the merger and the liquidity and certainty of the value of cash consideration compared to stock or other forms of consideration, as well as the fact that Cisco’s proposal was not subject to obtaining any outside financing. The board considered the business reputation of Cisco and the substantial financial resources of Cisco. The board believed these considerations supported the conclusion that a transaction with Cisco could be completed relatively quickly and in an orderly manner.

•

Financial Advisor’s Opinion and Related Analyses. The oral opinion of Qatalyst Partners delivered to the board on July 22, 2013, and subsequently confirmed by Qatalyst Partners’ written opinion to the board dated such date, to the effect that, as of such date and based upon and subject to the considerations, limitations, qualifications and other matters set forth therein, the consideration to be received by the holders of Sourcefire common stock (other than Cisco or any affiliates of Cisco) pursuant to the merger agreement was fair, from a financial point of view, to such holders, and Qatalyst Partners’ related financial analyses presented to the board in connection with the delivery of its oral opinion. You are urged to read Qatalyst Partners’ written opinion, which is set forth in its entirety in Annex C to this proxy statement, and the discussion of the opinion and Qatalyst Partners’ analyses in “Proposal No. 1 — Adoption of the Merger Agreement — Opinion of Our Financial Advisor” beginning on page 36.

•

Arm’s Length Negotiations; Consideration of Potential Conflicts of Interest. The board considered the fact that the financial and other terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the number and nature of the conditions on Cisco’s obligations to consummate the merger, were the product of arm’s-length negotiations among the parties and were designed to provide more certainty that the merger would ultimately be consummated on a timely basis. The board also considered the interests of the Company’s Chief Executive Officer and certain other members of senior management in the merger, as more particularly described under “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger” beginning on page 41.

•

Merger Structure; Limited Voting Agreements. The board considered the structure of the transaction as a merger, requiring approval by our stockholders, and that less than 2% of the vote was covered by voting agreements with Cisco to vote in favor of the transaction.

•

Closing Conditions. The board considered the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement and that the Cisco’s obligations to close the merger would be subject to limited conditions, including the absence of a financing condition or vote of Cisco’s stockholders.

•

Ability to Respond to Certain Unsolicited Acquisition Proposals. The board considered that prior to the consummation of the merger, the Company would have the ability to respond to persons submitting a bona fide written proposal that the board concludes in good faith, after consultation with the Company’s outside legal counsel and financial advisor of national standing, constitutes or would reasonably be expected to lead to a superior proposal (as defined in the merger agreement), and which superior proposal was made after the date of the merger agreement and did not result from a breach of the nonsolicitation provisions of the merger agreement, to (i) enter into discussions with such person regarding the proposal and (ii) provide access to or furnish information with respect to the Company and its subsidiaries to such person and such person’s representatives pursuant to an acceptable confidentiality agreement.

•

Ability to Change Recommendation for an Unmatched Superior Proposal. The board considered the ability of our board to change its recommendation that our stockholders adopt the merger agreement if a superior proposal has been submitted to us, and Cisco has not, within four business days following notice, made a revised offer to acquire us that our board concludes in good faith, after consultation with the Company’s outside legal counsel and financial advisor of national standing, is at least as favorable to our stockholders as such superior proposal, and that the failure to change the board’s recommendation would be inconsistent with its fiduciary obligations to our stockholders.

•

Ability to Change Recommendation for an Intervening Event. The board considered the ability of our board to change its recommendation that our stockholders adopt the merger agreement if in light of material facts, events or circumstances that have developed since July 22, 2013, which were previously unknown by us and not reasonably foreseeable as of that date, and taking into account any changes in its offer that Cisco makes within four business days following notice, our board concludes in good faith that the failure to change the board’s recommendation would be inconsistent with its fiduciary obligations to our stockholders.

•

Ability to Terminate Merger Agreement for a Superior Proposal. The board considered our ability to terminate the merger agreement in order to accept a superior proposal following a change in its recommendation as described above, and that upon such termination, the voting agreements with Cisco would also terminate so as not to impede the consummation of the superior proposal.

•

Reasonableness of Termination Fee. The board considered its right to terminate the merger agreement to accept a superior proposal is subject to payment of a termination fee of $60,000,000, or approximately 2.3% of the transaction consideration. The board considered this termination fee reasonable, in light of, among other things, the benefits of the merger to the Company’s stockholders and determined, upon the advice of outside counsel and our financial advisor, that such fees would not preclude competing offers and that the amount of such fee was within the range of termination fees payable in comparable transactions.

•

Availability of Appraisal Rights in the Merger. The availability of appraisal rights under Delaware law to holders of shares of Sourcefire common stock who do not vote in favor of the adoption of the merger agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement.

In the course of reaching the determinations and decisions and making the recommendation described above, our board considered the following risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated thereby:

•

No Public Auction. The Company did not conduct a public auction process or otherwise solicit interest from third parties other than as described under “Proposal No. 1 — Adoption of the Merger Agreement — Background of the Merger,” considering the risks to the business of such an expanded process.

•

Failure to Complete Transaction. The risks and costs to Sourcefire if the merger is not consummated, including the diversion of the attention of the Company’s directors, executive officers and employees, the potential loss of employees, customers, suppliers and business partners, the incurrence of significant transaction costs and that the Company may, under certain circumstances, have to pay a termination fee to Cisco.

•

Cash Transaction; No Stockholder Participation in Future Growth. While the consummation of the merger gives the Company’s stockholders the opportunity to realize a significant premium over the prices at which our common stock was traded prior to the public announcement of the merger, because the merger consideration is cash, the consummation of the merger would prevent stockholders from participating in the possible future growth and profits of the Company.

•

Interests of the Company’s Executive Officers and Directors. The interests of the executive officers and directors of the Company in the merger, including the matters described under “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger.”

•

No-Shop Restrictions. (i) The limited circumstances in which the Company may (a) solicit proposals or offers that constitute, or would reasonably be expected to lead to, acquisition proposals that may be superior to the merger, (b) enter into, continue, or otherwise participate in any discussions regarding acquisition proposals, or (c) agree to, accept, or recommend any acquisition proposals other than as described above with respect to superior proposals, (ii) the ability of Cisco to match a superior proposal, and (iii) the requirement that Sourcefire pay a termination fee to Cisco related to a termination of the merger agreement in connection with a superior proposal in the circumstances specified in the merger agreement.

•	Risks of Closing. The fact that there are conditions to Cisco’s obligations to close the merger, and the right of Cisco to terminate the merger agreement under specified circumstances.

•

Taxable Consideration. The all-cash consideration to be received by the stockholders who are U.S. persons in the merger would be taxable to such stockholders who have a gain for U.S. federal income tax purposes.

•

Exclusive Negotiations. The exclusivity agreement, which Cisco requested as a condition to its willingness to negotiate a possible acquisition of Sourcefire, limited the board’s ability to assess the interest of other potential acquirers from July 4, 2013, the date the exclusivity agreement was executed, until July 22, 2013, the date the merger agreement was executed.

•

Interim Restrictions on Business Pending Completion of the Merger. The Company’s agreement that it will carry on its business in the ordinary course consistent with past practice and, subject to specified exceptions, will not take a number of actions related to the conduct of its business without the prior written consent of Cisco.

•

Voting Agreements. Our board considered that Messrs. Roesch and Becker, whose collective share ownership represents approximately 1.9% of Sourcefire’s outstanding common stock as of July 22, 2013, would be entering into voting agreements to vote in favor of adoption of the merger agreement.

This discussion of the information and factors considered by our board includes the material positive and negative factors considered by our board, but is not intended to be exhaustive and may not include all of the factors considered by our board. The board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger, the merger agreement and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders. Rather, our board conducted an overall analysis of the factors described above, including thorough discussion with, and questioning of, Company management and the Company’s outside advisors, and considered the factors overall to be favorable to, and to support, its determination and recommendation. In addition, individual members of our board may have given different weight to different factors. Our board based its ultimate decision on its business judgment that the benefits of the merger agreement and the merger to the Company’s stockholders outweigh the negative considerations. Our board determined that the merger agreement and the merger represent the best reasonably available alternative to maximize stockholder value.

Recommendation of the Board of Directors

Our board consists of eight directors. On July 22, 2013, on the basis of the factors described above, our board unanimously:

•	determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, are fair to, advisable and in the best interests of the Company and its stockholders;

•	approved the merger agreement and the transactions contemplated thereby (including, without limitation, the merger); and

•	resolved to recommend that the Company’s stockholders vote to adopt the merger agreement.

The board unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Prospective Financial Information

The Company’s management made available prospective financial information prepared by management concerning the Company to Qatalyst Partners for use in connection with the financial analyses performed by Qatalyst Partners in connection with delivering their written financial opinions to our board and to Cisco to assist Cisco with its due diligence review of the Company.

The Company made available to Qatalyst Partners, in its capacity as financial advisor to the Company, certain unaudited prospective financial information prepared by the Company’s management concerning the Company and directed Qatalyst Partners to use these projections in connection with rendering its opinion. These projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement or the announcement thereof. Further, these projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context.

The Company’s management provided the same projections, which we refer to as the Projections, to Qatalyst Partners, our board of directors and Cisco.

The summary of such information below is included solely to give stockholders access to the information that was made available and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of Company common stock.

The Company does not as a matter of course make public projections as to future sales, earnings or other results beyond the current fiscal year. However, the management of the Company prepared the prospective financial information set forth below to assist the board in its evaluation of the merger and the other strategic alternatives available to the Company. The information was not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or GAAP or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflected the best estimates and judgments available to the Company’s management at the time and presented, to the best of the Company’s management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company as of the date such information was prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of future results.

The Projections reflect numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The material business and economic assumptions underlying the Projections were industry performance, static economic conditions and the projected financial performance of the Company. The Projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Projections, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the Company’s reports filed with the SEC. There can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than forecast. The Projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the Projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Projections reflect assumptions as to certain business decisions that are subject to change. The Projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of the Projections should not be regarded as an indication that the Company and its financial advisors or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Projections herein should not be deemed an admission or representation by the Company that they are viewed by the Company as material information of the Company, and in fact the Company views the Projections as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. The inclusion of the Projections in this proxy statement should not be regarded as an indication that the Projections will be necessarily predictive of actual future events, and it should not be relied on as such. No representation is made by the Company or any other person to any stockholder of the Company regarding the Projections or the ultimate performance of the Company compared to such information. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue, if any, reliance on the Projections.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Certain information set forth in the Projections are not prepared based on generally accepted accounting principles, which we refer to as non-GAAP financial measures. These non-GAAP financial measures are not calculated in accordance with, or a substitute for, financial measures calculated in accordance with, GAAP and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, GAAP basis financial measures.

Projections

	As of and for the year ended December 31,
	2013E	2014E	2015E	2016E	2017E
	(US$ in millions, except per share amounts)
Revenue	$286	$367	$462	$575	$705
Adjusted operating income(1)	51	67	91	126	169
Cash taxes	0	0	(11)	(32)	(42)
Capital expenditures	(11)	(15)	(16)	(17)	(18)
Depreciation and amortization	(7)	(10)	(13)	(15)	(18)
Net change in working capital	10	13	16	20	25

(1)	This non-GAAP measure represents income from operations excluding (i) stock-based compensation, which does not involve the expenditure of cash and (ii) amortization of acquisition-related intangible assets, which does not involve the expenditure of cash. A reconciliation of this non-GAAP financial measure to the GAAP financial measure most directly comparable is provided below.

Set forth below are reconciliations of adjusted operating income to the most comparable GAAP financial measure based on financial information available to, or projected by, the Company (totals may not add due to rounding):

	As of and for the year ended December 31,
	2013E	2014E	2015E	2016E	2017E
	(US$ in millions, except share and per share amounts)
Reconciliation of adjusted operating income:
GAAP income from operations	$20	$32	$52	$84	$123
Stock-based compensation expense	30	34	38	42	46
Amortization of acquisition-related intangible assets	1	1	1	–	–

Adjusted operating income	51	67	91	126	169

See “— Opinion of Our Financial Advisor” beginning on page 36 of this proxy statement for additional information regarding the use of the above prospective financial information.

THE COMPANY DOES NOT INTEND TO, AND DOES NOT UNDERTAKE ANY OBLIGATION TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, SUCH FORECASTS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION THEREOF, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT AS REQUIRED BY LAW.

Opinion of Our Financial Advisor

We retained Qatalyst Partners to act as financial advisor to our board of directors in connection with a potential transaction such as the merger and to evaluate whether the consideration to be received by the holders of our shares of common stock (other than Cisco or any affiliates of Cisco) pursuant to the merger agreement was fair, from a financial point of view, to such holders. We selected Qatalyst Partners to act as our financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Sourcefire and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of the Qatalyst Partners’ opinion in this proxy statement. At the meeting of our board of directors on July 22, 2013, Qatalyst Partners rendered its oral opinion that, as of such date and based upon and subject to the considerations, limitations, qualifications and other matters set forth therein, the $76.00 per share cash consideration to be received by the holders of Sourcefire common stock (other than Cisco or any affiliates of Cisco) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated July 22, 2013 to our board of directors following the board meeting.

The full text of Qatalyst Partners’ written opinion, dated July 22, 2013, to our board of directors is attached hereto as Annex C and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to our board of directors and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the $76.00 per share cash consideration to be received by the holders of Sourcefire common stock (other than Cisco or any affiliates of Cisco) pursuant to the merger agreement, and it does not address any other aspect of the merger. It does not constitute a recommendation as to how any stockholder should vote with respect to the merger or any other matter and does not in any manner address the price at which Sourcefire common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Qatalyst Partners reviewed the merger agreement, certain related documents and schedules and certain publicly available financial statements and other business and financial information of Sourcefire. Qatalyst Partners also reviewed certain forward-looking information prepared by the management of Sourcefire, including the Projections described above in “— Prospective Financial Information” beginning on page 33. Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Sourcefire with senior executives of Sourcefire. Qatalyst Partners also reviewed the historical market prices and trading activity for Sourcefire common stock and compared the financial performance of Sourcefire and the prices and trading activity of Sourcefire common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Sourcefire. With respect to the Projections, Qatalyst Partners was advised by the management of Sourcefire, and Qatalyst Partners assumed, that the Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Sourcefire of the future financial performance of Sourcefire and other matters covered thereby. Qatalyst Partners assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any modification or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Sourcefire or the contemplated benefits expected to be derived in the proposed merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sourcefire, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Sourcefire as to the existing and future technology and products of Sourcefire and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Sourcefire to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Sourcefire. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the $76.00 per share cash consideration to be received by the holders of Sourcefire common stock (other than Cisco or any affiliates of Cisco) pursuant to the merger agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Sourcefire’s officers, directors or employees, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated July 22, 2013. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized third-party research analysts’ projections, which we refer to as the “analyst projections,” and the Projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a potential, present value of Sourcefire by adding the net present value of the estimated future unlevered free cash flows, based on the Projections, to the net present value of a corresponding terminal value of Sourcefire. The unlevered free cash flows were calculated based on the Projections using Sourcefire’s projected adjusted operating income, cash taxes, capital expenditures, net change in working capital and depreciation and amortization, and were approved by Sourcefire’s management. Qatalyst Partners’ analysis included the unlevered free cash flows of Sourcefire for the third and fourth quarters of calendar year 2013 through calendar year 2016 and calculated the terminal value at the end of 2016 by applying a range of multiples of 20.0x to 30.0x to Sourcefire’s calendar year 2017 estimated adjusted net operating profit after tax. These values were discounted to present values using an estimated weighted average cost of capital ranging from 9.5% to 11.5%. Qatalyst Partners applied a dilution factor of approximately 14% to reflect the dilution to current stockholders due to the effect of future equity compensation grants projected by Sourcefire’s management. Based on the calculations set forth above, this analysis implied a range of values for Sourcefire common stock of approximately $56.47 to $82.36 per share.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for Sourcefire with publicly available information and public market multiples for selected companies. The companies used in this comparison included those companies listed below and were selected because they are publicly traded companies in the security and related industry or the enterprise networking and related industry or are companies in the software space that have growth characteristics and/or business models that are generally similar to those of Sourcefire.

Selected Security & Related

Symantec Corporation	Fortinet Inc.
Check Point Software Technologies, Ltd.	Imperva Inc.
Trend Micro Inc.	Proofpoint, Inc.
Palo Alto Networks, Inc.	Qualys, Inc.

Selected Enterprise Networking & Related

Cisco Systems, Inc.	Juniper Networks, Inc.

Selected High Growth Software & Appliances

VMware, Inc.	Commvault Systems, Inc.
Citrix Systems, Inc. Red Hat, Inc. Akamai Technologies, Inc. F5 Networks, Inc.	SolarWinds, Inc. Riverbed Technology, Inc. Aruba Networks, Inc.

Based upon research analyst consensus estimates for calendar years 2013 and 2014, and using the closing prices as of July 19, 2013 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully diluted enterprise value divided by the estimated consensus revenue for calendar years 2013 and 2014, which we refer to as the CY13E Revenue Multiples and CY14E Revenue Multiples, for each of the selected companies. The median CY13E Revenue Multiples among the selected security and related companies analyzed was 5.1x, among the selected enterprise networking and related companies analyzed was 2.1x, and among the selected high growth software and appliances companies analyzed was 4.7x. The CY13E Revenue Multiple for Sourcefire based on the analyst projections was 6.5x. The median CY14E Revenue Multiples among the selected security and related companies analyzed was 4.5x, among the selected enterprise networking and related companies analyzed was 2.0x, and among the selected high growth software and appliances companies analyzed was 4.1x. The CY14E Revenue Multiple for Sourcefire based on the analyst projections was 5.4x.

Based on an analysis of the CY13E Revenue Multiples and the CY14E Revenue Multiples for the selected companies, Qatalyst Partners selected representative ranges of 4.5x to 7.9x for the CY13E Revenue Multiple and 4.0x to 5.9x for the CY14E Revenue Multiple, and applied these ranges to Sourcefire’s estimated revenue for calendar years 2013 and 2014 based on the Projections and the analyst projections, respectively. Based on Sourcefire’s fully diluted shares (assuming treasury stock method), including common stock, restricted stock awards, restricted stock units and stock options as of June 30, 2013, as provided by Sourcefire management, this analysis implied a range of values for Sourcefire common stock of approximately $44.92 to $73.01 per share based on the Projections and approximately $43.93 to $71.28 per share based on the analyst projections.

Based upon research analyst consensus estimates for calendar years 2013 and 2014, and using the closing prices as of July 19, 2013 for shares of the selected companies, Qatalyst Partners calculated, among other things, the estimated price-to-earnings multiples divided by the estimated long-term growth rate for calendar years 2013 and 2014, which we refer to as the CY13E P/E/G Multiples and CY14E P/E/G Multiples. The median CY13E P/E/G Multiples among the selected security and related companies analyzed was 1.9x, among the selected enterprise networking and related companies analyzed was 1.2x, and among the selected high growth software and appliances companies analyzed was 1.3x. The CY13E P/E/G Multiple for Sourcefire based on the analyst projections was 2.8x. The median CY14E P/E/G Multiples among the selected security and related companies analyzed was 1.8x, among the selected enterprise networking and related companies analyzed was 1.1x, and among the selected high growth software and appliances companies analyzed was 1.1x. The CY14E P/E/G Multiple for Sourcefire based on the analyst projections was 2.3x.

Based on an analysis of the CY13E P/E/G Multiples and the CY14E P/E/G Multiples for the selected companies, Qatalyst Partners selected representative ranges of 2.0x to 2.5x for the CY13E P/E/G Multiple and 1.5x to 2.0x for the CY14E P/E/G Multiple. Qatalyst Partners applied these ranges to Sourcefire’s estimated long-term growth rate, based on analyst projections, and derived a reference range of implied price-to-earnings multiples for calendar years 2013 and 2014, which we refer to as the CY13E P/E Multiples and CY14E P/E Multiples, of 44.0x to 55.0x for the CY13E P/E Multiple and 33.0x to 44.0x for the CY14E P/E Multiple. Qatalyst Partners then applied these ranges to Sourcefire’s estimated earnings per share for calendar years 2013 and 2014 based on each of the Projections and the analyst projections. This analysis implied a range of values for Sourcefire common stock of approximately $44.45 to $60.13 per share based on the Projections and approximately $39.27 to $53.80 per share based on the analyst projections.

No company included in the selected companies analysis is identical to Sourcefire. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Sourcefire, such as the impact of competition on the business of Sourcefire and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Sourcefire or the industry or in the financial markets in general, which could affect the public trading value of the companies. Mathematical analysis, such as determining the arithmetic median, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared nineteen selected transactions announced between July 2000 and May 2013 involving selected security and related transactions having a transaction value of greater than $500 million. These transactions are listed below:

Announcement Date	Target	Acquirer
5/20/13	Websense Inc.	Vista Equity Partners, LLC
3/13/12	SonicWALL, Inc.	Dell Inc.
12/9/11	Blue Coat Systems Inc.	Thoma Bravo, LLC
10/4/11	Q1 Labs, Inc.	International Business Machines Corporation
1/4/11	SecureWorks, Inc.	Dell Inc.
9/13/10	ArcSight Inc.	Hewlett-Packard Company
8/19/10	McAfee, Inc.	Intel Corporation
6/2/10	SonicWALL, Inc.	Thoma Bravo, LLC
5/19/10	VeriSign, Inc. (Authentication Services Business)	Symantec Corporation
5/3/10	Sophos, PLC	Apax Partners Holdings Ltd.
10/8/08	MessageLabs, Inc.	Symantec Corporation
7/9/07	Postini, Inc.	Google Inc.
1/4/07	IronPort Systems, Inc.	Cisco Systems, Inc.
11/20/06	Protect Data AB	Check Point Software Technologies, Ltd.
3/5/07	SafeNet, Inc.	Vector Capital
8/23/06	Internet Security Systems, Inc.	International Business Machines Corporation
6/29/06	RSA Security, Inc.	EMC Corporation
2/6/04	Netscreen Technologies, Inc.	Juniper Networks, Inc.
7/27/00	AXENT Technologies Inc.	Symantec Corporation

For each of the transactions listed above, Qatalyst Partners reviewed, among other things, the implied fully diluted enterprise value of the target company as a multiple of next twelve months (ending March 31, 2014) estimated revenue of the target company as reflected in Wall Street analyst research, certain publicly available financial statements, press releases and other research sources, which we refer to as the NTM Revenue Multiple. Based on the analysis of such metrics, analysis of the prior transactions and its professional judgment, Qatalyst Partners selected a representative range of 3.0x to 6.6x applied to Sourcefire’s next twelve months estimated revenue reflected in the analyst projections. Based on the calculations set forth above and Sourcefire’s fully diluted shares (assuming treasury stock method), including Sourcefire common stock, restricted stock awards, restricted stock units and stock options as of June 30, 2013, as provided by Sourcefire management, this analysis implied a range of values for Sourcefire common stock of approximately $32.84 to $63.12 per share.

For each of the selected transactions, Qatalyst Partners also reviewed, among other things, the unaffected closing stock price paid per share of the target company as a multiple of next twelve months (ending March 31, 2014) earnings per share of the target company as reflected in Wall Street analyst research, certain publicly available financial statements and press releases, which we refer to as the NTM P/E Multiple. Based on the analysis of such metrics, analysis of the prior transactions and its professional judgment, Qatalyst Partners selected a representative range of 41.8x to 54.4x applied to Sourcefire’s next twelve months estimated earnings per share reflected in the analyst projections. Based on the calculations set forth above, this analysis implied a range of values for Sourcefire common stock of approximately $42.14 to $54.84 per share.

No company or transaction utilized in the selected transactions analysis is identical to Sourcefire or the merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the control of Sourcefire, such as the impact of competition on the business of Sourcefire or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Sourcefire or the industry or in the financial markets in general, which could affect the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the merger by our board of directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Sourcefire. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sourcefire. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the $76.00 per share cash consideration to be received by the holders of Sourcefire common stock (other than Cisco or any affiliates of Cisco) pursuant to the merger agreement, and in connection with the delivery of its opinion to our board of directors. These analyses do not purport to be appraisals or to reflect the price at which Sourcefire common stock might actually trade.

Qatalyst Partners’ opinion and its presentation to our board of directors was one of many factors considered by our board of directors in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the consideration to be received by Sourcefire’s stockholders pursuant to the merger or of whether our board of directors would have been willing to agree to a different consideration. The consideration was determined through arm’s-length negotiations between Sourcefire and Cisco and was approved by our board of directors. Qatalyst Partners provided advice to Sourcefire during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Sourcefire or that any specific consideration constituted the only appropriate consideration for the merger.

Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Sourcefire, Cisco or certain of their respective affiliates. During the two year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Sourcefire or Cisco or any of their respective affiliates pursuant to which compensation was received by Qatalyst Partners or its affiliates. However, Qatalyst Partners or its affiliates may in the future provide investment banking and other financial services to Sourcefire and Cisco or any of their respective affiliates for which it would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided Sourcefire with financial advisory services in connection with the merger for which it will be paid approximately $27 million, $250,000 of which was payable upon execution of such engagement letter and $4.0 million of which was payable upon delivery of its opinion, and the remaining portion of which will be paid upon, and subject to, consummation of the merger. Sourcefire has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Sourcefire has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities law, and expenses related to or arising out of Qatalyst Partners’ engagement.

Financing the Merger

Cisco has represented in the merger agreement that it will have sufficient funds to pay the merger consideration to our stockholders and satisfy its other obligations under the merger agreement and in connection with the transactions contemplated thereby.

Interests of Executive Officers and Directors in the Merger

When considering the recommendation of our board of directors, you should be aware that the members of our board of directors and our executive officers (which include Messrs. John Becker, Todd Headley, Thomas McDonough, Douglas McNitt, John Negron, Martin Roesch, and Marc Solomon and Ms. Leslie Pendergrast) have interests in the merger other than their interests as Company stockholders generally, pursuant to certain agreements between such directors and executive officers and us and, in the case of certain of the executive officers, pursuant to employment and related agreements with Cisco. These interests may be different from, or in conflict with, your interests as a Company stockholder. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

The Company Executive Change in Control Severance Plan

Each of our executive officers (other than Messrs. Becker and McNitt) are participants in our executive change in control severance plan.

Under our executive change in control severance plan, if a participant’s employment is terminated without “cause” (as defined in our executive change in control severance plan) during the period beginning on the date our board approves a change in control transaction (provided the change in control transaction is consummated) and ending within 12 months following consummation of the change in control transaction, or the participant terminates his or her employment for “good reason” (as defined in our executive change in control severance plan) within 12 months following consummation of a change in control transaction, then, in addition to earned but unpaid salary and bonus, accrued vacation pay and unreimbursed expense reimbursements, subject to signing an acceptable release in favor of us, the participant is entitled to receive severance continuation payments equal to 12 months of base salary and continuation of subsidized healthcare benefits for 12 months (or a shorter period, for continuation of healthcare benefits only, if the participant secures healthcare benefits from another employer within this period). In addition, all of the participant’s outstanding stock options vest, and 50% (or such lesser amount remaining unvested) of the number shares originally subject to each of the participant’s RSU awards vest. If consummated, the merger will be a change in control for purposes of our executive change in control severance plan.

The executive change in control severance plan also provides that, if excise taxes would be imposed on the executive officer pursuant to Section 4999 of the Code, the total payments and benefits will be reduced if the executive officer would be better off, on a net after-tax basis, reducing such amounts so that no portion of such total payments and benefits is subject to excises taxes pursuant to Section 4999 of the Code. If the executive officer would be better off, on a net after-tax basis, not reducing such amounts, the total payments and benefits will not be reduced and the executive officer will be subject to the excise taxes pursuant to Section 4999 of the Code and the Company’s ability to deduct a portion of such payments and benefits would be limited pursuant to Section 280G of the Code.

The executive change in control severance plan also provides that, in the case of any material breach by any executive officer of their proprietary information, inventions assignment and noncompetition agreement with us, we (and Cisco as our successor) have the right to cease any further payments to such executive officer, and also have the right to seek repayment of any payments made under the plan, including any severance and equity acceleration.

As described below under the heading “New Agreements,” Messrs. McDonough, Negron and Roesch have agreed to waive all their rights under the executive change in control severance plan under new agreements entered into with Cisco and us. It is possible that Messrs. Headley and Solomon and Ms. Pendergrast may enter into similar agreements with Cisco and us prior to the closing of the merger, in which case their rights would be determined under such new agreements.

Employment Agreement with John Becker

Mr. Becker is party to an employment agreement with us pursuant to which, if his employment is terminated by us without “cause” or by Mr. Becker for “good reason” during the period beginning one month prior to and ending 13 months following the consummation of a change in control, then, in addition to earned but unpaid salary and bonus, accrued vacation pay and unreimbursed expense reimbursements, subject to Mr. Becker entering into and not revoking a release in the form attached to his employment agreement, Mr. Becker is entitled to receive: (a) a lump-sum severance payment equal to 1.5 times each of his base salary and target bonus; (b) continued participation in our health plan for 18 months either on a subsidized basis consistent with the level of subsidization prior to termination or Sourcefire providing payments in an amount equal to the portion of the premiums that would otherwise be subsidized by us; and (c) full and immediate vesting of each outstanding stock option award and RSU award made to Mr. Becker during his employment with us. The merger would constitute a change in control under Mr. Becker’s employment agreement.

In addition, Mr. Becker’s employment agreement provides for a tax reimbursement and gross-up payment if excise taxes would be imposed on Mr. Becker pursuant to Section 4999 of the Code and where the total payments and benefits (including the value with respect to acceleration of vesting) exceed the “parachute amount” (which is defined as 299% of Mr. Becker’s “base amount,” as defined in Section 280G(b)(3) of the Code) by more than 4.6% of the parachute amount. If the total payments and benefits (including the value with respect to acceleration of vesting) exceed the “parachute amount” by an amount that is equal to or less than 4.6% of the parachute amount, such payments and benefits will be reduced so that no portion of the total payments and benefits is subject to excise taxes pursuant to Section 4999 of the Code.

It is possible that Mr. Becker may enter into new agreements with Cisco and us prior to the closing of the merger, in which case his rights would be determined under such new agreements.

Employment Agreement with Douglas McNitt

Mr. McNitt is party to an employment agreement and offer letter with us pursuant to which, if his employment is terminated by us without “cause” or by Mr. McNitt for “good reason” during the period beginning upon the announcement of a change of control or a corporate transaction (provided that such change of control or corporate transaction is consummated) and ending one year after the consummation of the change of control or corporate transaction, then, in addition to earned but unpaid salary and bonus, unreimbursed expense reimbursements and other payments required by applicable law, subject to Mr. McNitt entering into a release in the form attached to the employment agreement, Mr. McNitt is entitled to receive: (a) a lump-sum severance payment equal to his then applicable annual base salary plus his maximum annual bonus under our annual cash incentive bonus plan; (b) continued receipt of accident and health insurance for 12 months on a subsidized basis consistent with the level of subsidization prior to termination; and (c) accelerated vesting of 50% (or such lesser amount remaining unvested) of the number of shares or options initially subject to each outstanding option award and RSU award made to Mr. McNitt during his employment term. The merger would constitute a corporate transaction under Mr. McNitt’s employment agreement.

It is possible that Mr. McNitt may enter into new agreements with Cisco and us prior to the closing of the merger, in which case his rights would be determined under such new agreements.

All such payments and benefits for all executive officers, other than accrued benefits, may be subject to a six-month delay in accordance with the requirements of Section 409A of the Code.

Non-Employee Directors

Our non-employee directors will be entitled to full acceleration of vesting for all shares of restricted stock that they hold immediately prior to the closing of the merger.

New Agreements

In connection with the execution of the merger agreement, each of Messrs. McDonough, Negron and Roesch entered into employment and related agreements with us and Cisco pursuant to which they agreed to waive their rights under our executive change in control severance plan (including any rights they might have had to accelerated vesting of their equity awards either in connection with the merger or upon any subsequent event). If the merger is consummated, any rights to severance payments and benefits or accelerated vesting of equity awards upon qualifying terminations of employment will be determined pursuant to the new agreements these executive officer entered into with us and Cisco. These new agreements also provide for additional awards of RSUs to be granted and certain other compensation and benefits, each of which is described below.

It is possible that additional executive officers may enter into similar agreements with us and Cisco prior to the closing of the merger, in which case it would be expected that their rights to severance compensation and benefits and accelerated vesting of equity awards would be determined under such new agreements, in lieu of their existing employment agreements with us or under our executive change in control severance plan.

Terms of Cisco Employment Agreements

Each of Messrs. McDonough, Negron and Roesch has entered into an employment agreement with Cisco. These new employment agreements will take effect upon the closing of the merger and will become void if the merger is not consummated.

Titles. Under their respective employment agreements with Cisco, Mr. McDonough will serve as Vice President, Integration – Security Group, Mr. Negron will serve as Vice President, Sales and Mr. Roesch will serve as Vice President, Chief Architect – Security Group.

Period of Employment. The employment agreements with Cisco provide for Messrs. Negron and Roesch to remain employed by Cisco or a subsidiary for a period of at least two years following the closing of the merger and for Mr. McDonough to remain employed by Cisco or a subsidiary for 18 months following the closing of the merger. However, Cisco and the executives may continue the employment relationship for a longer period of time, or terminate the employment relationship at any time for any reason, subject to the obligations described below.

Termination Payments. Upon a termination of employment for any reason under the Cisco employment agreement, each executive officer would be entitled to receive his annual base salary earned through the date of termination, the value of all unused paid time off earned through that date, any bonus that has been earned but not yet paid, and any additional benefits the executive officer is entitled to under any then-applicable arrangements with Cisco or its affiliates (collectively, the “accrued compensation”). The Cisco employment agreements also provide for the payments and/or benefits described below if the executive officer’s employment is terminated by Cisco without “cause,” or by the executive officer with “good reason,” or, due to the executive officer’s death or “permanent disability,” with each of those terms having the meaning as defined in the Cisco employment agreement.

Under the employment agreements with Cisco, if the executive officer’s employment is terminated by Cisco without “cause,” or the executive officer resigns for “good reason,” at any time prior to the first anniversary of the closing of the merger, then, in addition to the accrued compensation, provided that the executive officer executes a release of claims substantially in the form attached to his employment agreement, and satisfies all conditions to make such release effective within 60 days following such termination or resignation, he will be entitled to (i) a lump sum cash payment equal to (a) 12 months of his base salary, (b) the premiums required to continue his group health care coverage for 12 months following his termination under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) which will be grossed-up to cover taxes, and (c) an additional amount equal to $340,000 for Mr. McDonough (which represents the first portion of his retention bonus, as described below), $225,000 for Mr. Negron and $1,250,000 for Mr. Roesch, (ii) the following accelerated benefits: (x) immediate vesting and ability to exercise 100% of his Cisco options that were assumed and converted from Sourcefire options in the merger and (y) with respect to Cisco RSUs that were assumed and converted from Sourcefire RSUs outstanding as of the date of the Cisco employment agreement, immediate vesting and settlement of that number of Cisco RSUs that represent the lesser of (A) 50% of the original number of shares subject to each award of Sourcefire RSUs (on a post-conversion basis), or (B) the remainder of unvested Cisco RSUs (together, the “standard acceleration benefits”), and (iii) in the case of Mr. Roesch only, full acceleration of vesting for all options and any merger consideration that Mr. Roesch agreed to subject to new vesting schedules (described below under the heading “Equity Agreement with Mr. Roesch”) (the “revested acceleration benefits”).

If Mr. Negron’s or Mr. Roesch’s employment is terminated without “cause” or the executive officer resigns for “good reason” after the first anniversary of the closing of the merger, but on or prior to the second anniversary of the closing of the merger, then, in addition to the accrued compensation, he will be entitled to (i) a lump sum cash payment equal to 12 months of his base salary, plus the premiums required to continue his group health care coverage for 12 months following his termination, under the applicable provisions of COBRA (which will be grossed up to cover taxes), and (ii) in the case of Mr. Roesch only, (a) the standard acceleration benefits, and (b) the revested acceleration benefits; provided that the executive officer executes a release of claims substantially in the form attached to his employment agreement, and satisfies all conditions to make such release effective within 60 days following such termination or resignation.

Pursuant to the terms of his employment agreement with Cisco, (a) if Mr. McDonough’s employment is terminated without “cause” or he resigns for “good reason” after the first anniversary of the closing of the merger, but on or prior to the 18 month anniversary of the closing of the merger, then, in addition to the accrued compensation, he will be entitled to (i) a lump sum cash payment equal to 12 months of his base salary, plus the premiums required to continue his group health care coverage for 12 months following his termination, under the applicable provisions of COBRA (which will be grossed up to cover taxes), (ii) the standard acceleration benefits, and (iii) an additional amount equal to $560,000 (which represents the second portion of his retention bonus, as described below), and (b) if Mr. McDonough’s employment is terminated without “cause” or he resigns for “good reason” after the 18 month anniversary of the closing of the merger, but on or prior to the 24 month anniversary of the closing of the merger, then, in addition to the accrued compensation, he will be entitled to a lump sum cash payment equal to 12 months of his base salary, plus the premiums required to continue his group health care coverage for 12 months following his termination, under the applicable provisions of COBRA (which will be grossed up to cover taxes); provided in each case that Mr. McDonough executes a release of claims substantially in the form attached to his employment agreement, and satisfies all conditions to make such release effective within 60 days following such termination or resignation.

The payments and benefits under the employment agreements are in lieu of any severance payments or benefits the executive officers might otherwise be entitled to.

In addition to the foregoing payments and benefits, Messrs. Negron’s and Roesch’s employment agreements with Cisco provide that, prior to the second anniversary of the closing of the merger and subject to the execution of a release of claims and satisfaction of all conditions to make the release effective, if their employment is terminated due to death or “permanent disability,” Mr. Negron will become entitled to the standard acceleration benefits and Mr. Roesch will become entitled to the standard acceleration benefits and the revested acceleration benefits. Mr. McDonough’s employment agreement with Cisco provides that, if (i) he remains employed through the 18 month anniversary of the closing of the merger, or (ii) prior to the 18 month anniversary of the closing of the merger, his employment is terminated due to his death or “permanent disability,” subject, in either case, to the execution of a release of claims and satisfaction of all conditions to make the release effective, he will become entitled to the standard acceleration benefits.

Salary. Under their employment agreements with Cisco, the executive officers initially will receive the following annual base salaries and target bonus as a percentage of salary: Mr. McDonough—$310,000 salary and 65% target bonus; Mr. Negron—$300,000 salary and 65% target bonus; and Mr. Roesch—$300,000 salary and 65% target bonus. Messrs. McDonough and Roesch will each participate in Cisco’s executive incentive plan, while Mr. Negron will continue to participate in Sourcefire’s sales compensation plan until the end of the 2013 calendar year.

Bridging Allowance. Under their employment agreements with Cisco, the executive officers are entitled to the following cash bridging bonuses to cover the overall change in total compensation earnings between what the executive officer could earn at Sourcefire and what the executive officer can earn at Cisco: Mr. McDonough—$92,250; Mr. Negron—$140,000; and Mr. Roesch—$60,000. The bridging allowances will be payable in four equal payments within 30 days following the 6, 12, 18 and 24 monthly anniversaries of the closing of the merger for Messrs. Negron and Roesch and payable in 18 equal payments on the first payroll cycle following each of the monthly anniversaries of the closing of the merger for Mr. McDonough, subject to the executive officers’ employment through each payment date.

Retention Bonus. Under his employment agreement with Cisco, Mr. McDonough is also eligible for a retention bonus in the amount of $900,000. If Mr. McDonough remains employed with Cisco or a subsidiary following the closing of the merger through (a) the first year anniversary of the closing of the merger, he will be entitled to $340,000, and (b) the 18 month anniversary of the closing of the merger, he will be entitled to $560,000, each payable on the first payroll cycle following the applicable anniversary.

Cisco Restricted Stock Unit Award. Under their employment agreements with Cisco, subject to approval by the compensation committee of the board of directors of Cisco, Messrs. Negron and Roesch will be awarded restricted stock units (a “new unit award”) for Cisco common stock in accordance with Cisco’s 2005 Stock Incentive Plan within 30 days following the closing of the merger. The new unit award will be for 10,000 shares of Cisco common stock for Mr. Negron and 25,000 shares of Cisco common stock for Mr. Roesch. The new unit award will vest in equal annual installments over the first four anniversaries of the closing of the merger, subject to continued employment though each date. If the board of directors of Cisco does not approve the new unit award within 90 days following the closing of the merger, Mr. Negron will instead receive a cash payment of $260,000 and Mr. Roesch will instead receive a cash payment of $650,000, payable in equal annual installments over the first four anniversaries of the closing of the merger, subject to continued employment through each payment date.

Restricted Stock Unit Retention Bonus. Messrs. Roesch and Negron also received a retention bonus award letter from us. Under each award letter, the executive officers will be entitled to a retention award of Sourcefire RSUs under our 2007 Stock Incentive Plan, equal to a number of shares having an approximate cash value of $5,000,000 for Mr. Roesch and $900,000 for Mr. Negron. The awards are contingent upon and effective as of the closing of the merger, will vest in 25% increments annually on the first four anniversaries of the closing of the merger, subject to continuous employment with Cisco through each such date, and will not be subject to acceleration under any circumstances. Cisco will assume these awards at closing of the merger, and after the closing of the merger, the number of shares of Cisco common stock subject to the awards of RSUs will be converted in the same manner as other RSUs held by continuing employees.

Benefits Waiver. In connection with their employment agreements with Cisco, each of Messrs. McDonough, Negron and Roesch, entered into benefits waivers with us pursuant to which the executive officer agreed to waive any vesting acceleration with respect to any Sourcefire Options and Sourcefire RSUs that he would be entitled to in connection with the merger or a termination of employment. On the closing date of the merger, their Sourcefire Options and Sourcefire RSUs will be assumed by Cisco and exchanged for options and RSUs to acquire Cisco common stock, upon the same vesting and settlement terms and conditions in effect immediately prior to the merger. Pursuant to such benefit waivers, each of Messrs. McDonough, Negron and Roesch also agreed to waive any rights to severance under any employment agreement, plan or arrangement with us, including our executive change in control severance plan.

Noncompetition & Nonsolicitation Agreements. Each executive officer who executed an employment agreement with Cisco as described above has also executed a related noncompetition and nonsolicitation agreement, which provides that for a period of one year following the termination of employment of such executive officer, he will be subject to a restrictive covenant that generally prohibits him, in any capacity, directly or indirectly, from participating or engaging in the intrusion detection and prevention, firewall, next generation firewall, anti-malware, threat monitoring and reporting business anywhere in the world. In addition, for the same time period, such executive officer would be subject to a restrictive covenant which would prohibit him from soliciting any employee of Cisco or any of its subsidiaries or any employee or other service provider of Sourcefire and any of its subsidiaries who continues to provide services to Cisco or any of its subsidiaries following the closing of the merger. These Cisco noncompetition and nonsolicitation agreements replace their existing agreements with us that provide for similar restrictions during the one-year period after their employment ends. Any executive officers not entering into a noncompetition and nonsolicitation agreement with Cisco will continue to be bound by the terms of their existing noncompetition and nonsolicitation arrangements with Sourcefire, which generally provide for restrictions during the one-year period after their employment ends and, for certain executive officers, during the two-year period after their employment ends with respect to nonsolicitation.

Equity Agreement with Mr. Roesch

In connection with the employment agreement Mr. Roesch entered into with Cisco, Mr. Roesch also entered into an equity agreement with us, pursuant to which he agreed to place new vesting restrictions on all or a portion of his vested Sourcefire options and, potentially, a portion of the merger consideration he would otherwise receive for his vested Sourcefire shares of common stock.

Pursuant to the equity agreement, immediately prior to the closing date of the merger, vesting restrictions will be imposed on such number of Mr. Roesch’s vested Sourcefire options that are held immediately prior to the closing date of the merger (the “revested Sourcefire options”) and, potentially, a portion of the merger consideration he would otherwise receive for his vested Sourcefire shares that are held immediately prior to the closing date of the merger (the “revested Sourcefire shares”), such that 20% of the aggregate number of his Sourcefire shares, the aggregate number of his Sourcefire shares underlying Sourcefire options and the aggregate number of his Sourcefire shares underlying Sourcefire RSUs, outstanding as of the date Mr. Roesch entered into the equity agreement with us, will be unvested. The new vesting restrictions will first be imposed on Mr. Roesch’s vested Sourcefire options held immediately prior to the consummation of the merger. If Mr. Roesch does not hold enough vested Sourcefire options to achieve the required 20% threshold, vesting restrictions will then be imposed on the merger consideration that he would otherwise receive for his vested Sourcefire shares until the required 20% threshold is achieved.

Subject to Mr. Roesch’s continued provision of services to Cisco, (1) the Cisco options that he will be entitled to receive in exchange for his revested Sourcefire options (his “revested Cisco options”) will vest and become exercisable and (2) the unvested Cisco merger consideration, if any, that he will be entitled to receive in exchange for his revested Sourcefire shares, if any, (“revested Cisco merger consideration”) will vest in equal installments on each of the 24 monthly anniversaries of the closing date of the merger, such that his revested Cisco options and revested Cisco merger consideration will be fully vested on the 2nd anniversary of the closing date of the merger. As described above, if Mr. Roesch is terminated without cause or resigns with good reason, or dies or becomes permanently disabled at any time prior to the second anniversary of the closing of the merger, 100% of the revested Cisco options and revested Cisco merger consideration will immediately vest, subject, in any case, to the execution of a release of claims and satisfaction of all conditions to make the release effective.

Annual Bonuses

Pursuant to the terms of the merger agreement, the compensation committee of the Company’s board of directors is permitted to conclusively determine the annual cash incentive awards to be awarded under the Company’s executive annual incentive plan relating to the 2013 calendar year for employees who are employed at the Company or a subsidiary immediately prior to the closing of the merger, including the executive officers, and such awards shall be paid immediately prior to closing of the merger. Under our annual incentive plan, the performance goal for the performance period in which the merger takes place is deemed achieved as of the date immediately prior to the effective date of the merger and each participant’s target award is to be paid on the effective date of the merger, provided that the compensation committee, in its sole discretion, may eliminate or reduce the target award payable to any participant. The bonuses will not exceed the target bonuses that could be earned under the plan.

Compensation Summary

The following table is a summary of the information provided above and sets forth the following amounts:

•	the expected initial annual base salary each of our executive officers would have as an employee of Cisco;

•	the target bonus opportunity each of our executive officers would have as an employee of Cisco;

•	Mr. McDonough’s retention bonus opportunity;

•	Messrs. McDonough’s , Roesch’s and Negron’s bridging allowance;

•	the value of new Sourcefire restricted stock units Messrs. Roesch and Negron would receive effective as of the closing of the merger; and

•	the value of Cisco restricted stock units Messrs. Roesch and Negron would receive within 30 days following the closing of the merger.

Name of Executive Officer	Annual Base Salary ($)(1)	Target Bonus ($)(2)	Bridging Allowance ($)	Retention Bonus ($)	Value of New Sourcefire Restricted Stock Units ($)	Value of Cisco Restricted Stock Units($)(3)
John Becker	460,000	460,000	0	0	0	0
Thomas McDonough	310,000	201,500	92,250	900,000	0	0
Todd Headley	360,000	200,000	0	0	0	0
Martin Roesch	300,000	195,000	60,000	0	5,000,000	657,750
John Negron	300,000	195,000	140,000	0	900,000	263,100
Marc Solomon	300,000	140,000	0	0	0	0
Leslie Pendergrast	260,000	140,000	0	0	0	0
Douglas McNitt	275,000	145,000	0	0	0	0

(1)	For Messrs. Becker, Headley, Solomon, and McNitt and Ms. Pendergrast, this represents their current salary with us. For Messrs. McDonough, Negron and Roesch, this represents their new salary pursuant to their new employment agreement with Cisco.
(2)	For Messrs. Becker, Headley, Solomon, and McNitt and Ms. Pendergrast, this represents their current target bonus with us. For Messrs. McDonough, Negron and Roesch, this represents their new target bonus pursuant to their new employment agreement with Cisco.
(3)	Messrs. Negron and Roesch will receive Cisco restricted stock units for 10,000 and 25,000 shares, respectively, following the closing of the merger. Value of these restricted stock units is calculated based on the closing price of Cisco’s common stock as reported on NASDAQ on August 5, 2013, which was $26.31.

Estimated Payments and Benefits

Estimates of the total payments and benefits (including the value with respect to acceleration of vesting of equity awards, based on a $76.00 share value) that would be provided to our named executive officers—Messrs. Becker, Roesch, McDonough, Headley, Negron and Solomon—assuming the merger is consummated and each of the executive’s employment is terminated without cause or for good reason on August 5, 2013, is set forth in the table below under the heading “Golden Parachute Compensation.” We estimate that the aggregate severance payments and benefits that would be provided to our other executive officers—Mr. McNitt and Ms. Pendergrast—would be $659,059 and $350,829, respectively, and the aggregate value of accelerated vesting of equity awards held by Mr. McNitt and Ms. Pendergrast, based on a $76.00 share value, would be $1,466,740 and $1,782,319, respectively. Additional information regarding the outstanding equity awards held by our executive officers can be found in the discussion and tables under the heading “ Treatment of Options, Restricted Stock Units and Unvested Company Shares Held By Executive Officers and Directors.”

Treatment of Options, Restricted Stock Units and Unvested Company Shares Held By Executive Officers and Directors

Company Options. At the effective time of the merger, all of our unexpired, unexercised and outstanding stock options (other than the stock options held by Mr. Becker that have performance-based vesting conditions), held by our executive officers who are employed as of the effective time of the merger, whether vested or unvested (collectively, “rollover options”), will be assumed by Cisco and converted into Cisco options. Rollover options will be exercisable for that number of whole shares of Cisco common stock equal to the product (rounded down to the next whole number of shares of Cisco common stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of our common stock that were issuable upon exercise of such rollover options immediately prior to the effective time of the merger and the exchange ratio set forth below. The per share exercise price for the shares of Cisco common stock issuable upon exercise of a rollover option will be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of our common stock at which such rollover option was exercisable immediately prior to the effective time of the merger by the exchange ratio. The vesting schedules and other terms and conditions of the Cisco options (as such vesting schedules, terms and conditions may be amended or modified by agreements that we and/or Cisco enter into with the continuing employees before closing of the merger) will be the same as they were before being converted to Cisco options.

The “exchange ratio” will equal $76.00 divided by the volume-weighted average sale prices for a share of Cisco’s common stock as quoted on NASDAQ for the ten consecutive trading days ending with the third trading day that precedes the closing date of the merger.

Each of our unvested options held by Mr. Becker that are eligible for vesting as a result of satisfying applicable performance conditions will vest in full on the closing date of the merger and Mr. Becker will receive the “cash-out amount.” The “cash-out amount” means, with respect to these options held by Mr. Becker, an amount of cash, without interest, equal to (A) the number of shares of our common stock subject to such stock option multiplied by (B) the remainder of (x) $76.00 less (y) the exercise price per share of such stock option in effect immediately prior to the effective time of the merger.

Restricted Stock Units that Will Be Assumed by Cisco. At the effective time of the merger, each of our unvested restricted stock unit (“RSU”) awards held by our executive officers who are employed as of the effective time of the merger (collectively, “rollover RSUs”) will be assumed by Cisco and converted into Cisco RSUs. The vesting schedules and other terms and conditions of the Cisco RSUs (as such vesting schedules, terms and conditions may be amended or modified by agreements that we and/or Cisco enter into with the continuing employees before closing of the merger) will be the same as they were before being converted to Cisco RSUs, except that rollover RSUs will be settled by the issuance of that number of whole shares of Cisco’s common stock equal to the product (rounded down to the next whole number of shares of Cisco common stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of our common stock that were issuable upon settlement such rollover RSU immediately prior to the effective time of the merger multiplied by the “exchange ratio” (described above).

RSUs with Performance-Based Vesting Provisions. Prior to the effective time of the merger, our compensation committee will cause, contingent and effective as of immediately prior to the effective time of the merger, each of our unvested RSUs held by our executive officers that are eligible for accelerated vesting as a result of satisfying applicable performance conditions (each, a “performance accelerated RSU”) to provide that the number of shares eligible for vesting acceleration on each performance measurement date shall instead vest on the annual anniversary of the original grant date of such performance accelerated RSU, subject to the holder of such RSU remaining employed by us, or by one of our subsidiaries or Cisco, as applicable, on the applicable annual vesting date.

Restricted Stock. Immediately prior to the effective time of the merger, pursuant to the terms of the restricted stock award agreements, any outstanding shares of restricted stock will become fully vested, and the holder thereof will be entitled to receive the merger consideration for each such restricted share of Company common stock. Only our non-employee directors hold restricted stock.

The following table sets forth the number of shares of Sourcefire common stock subject to each of the Company’s executive officer’s and non-employee director’s, as applicable, vested and unvested stock options, unvested restricted stock units and restricted stock awards, as well as the approximate value of each of those awards. The dollar amounts set forth below are determined based on a per-share value of $76.00, which is the per-share merger consideration to be received by our stockholders. Other than as described below, the table does not include the grants to be made following August 5, 2013.

	Vested Company Stock Options		Unvested Company Stock Options		Unvested Company RSUs		Company Restricted Stock(4)
Name	Shares (#)	Value ($)	Shares (#)	Value ($)(2)	Shares (#)	Value ($)(3)	Shares (#)	Value ($)
Executive Officers
John C. Becker	—	—	270,000	5,821,201	130,000	9,880,000	—	—
Thomas M. McDonough	1,601	79,794	7,584	377,987	38,949	2,960,124	—	—
Todd P. Headley	10,616	529,101	7,584	377,987	50,596	3,845,296	—	—
Martin F. Roesch(1)	83,341	5,850,209	5,917	294,903	61,475	4,672,100	—	—
John G. Negron(1)	—	—	20,836	1,010,338	52,182	3,965,832	—	—
Marc W. Solomon	5,781	310,789	18,869	1,014,435	47,932	3,642,832	—	—
Leslie Pendergrast	5,137	324,667	4,667	232,603	31,982	2,430,632	—	—
Douglas W. McNitt	1,500	74,760	3,750	186,900	26,932	2,046,832	—	—
Non-Employee Directors
Steven R. Polk	—	—	—	—	—	—	2,390	181,640
Michael Cristinziano	—	—	—	—	—	—	2,390	181,640
Tim A. Guleri	—	—	—	—	—	—	2,390	181,640
Kevin Klausmeyer	—	—	—	—	—	—	4,508	342,608
Charles E. Peters, Jr.	—	—	—	—	—	—	4,906	372,856
Arnold L. Punaro	—	—	—	—	—	—	2,390	181,640

(1)	In addition, contingent upon and effective as of the closing of the merger, Messrs. Roesch and Negron will receive awards of Sourcefire RSUs under our 2007 Stock Incentive Plan, having approximate cash value of $5,000,000 and $900,000, respectively.
(2)	The approximate value of each stock option reflects the number of options held by each executive officer, multiplied by the remainder of $76.00 minus the exercise price per share of each option.
(3)	The approximate value of each restricted stock unit reflects the number of restricted stock units held by each executive officer, multiplied by $76.00.
(4)	The total number of shares of restricted stock indicates the number of shares of restricted stock that will vest at the closing of the merger and the value each non-employee director will receive as a result of such acceleration.

Assumed/Converted Stock Options and Restricted Stock Units. The table below sets forth, as of August 5, 2013, for each of our executive officers, the number of all such stock options and RSUs that will be assumed by Cisco and become stock options or RSUs, as the case may be, for Cisco common stock having equivalent economic value. Our non-employee directors do not hold any stock options or RSUs. For purposes of the table below, the exchange ratio is 2.9613004785, which represents $76.00, divided by $25.6644 (which is the volume-weighted average sale prices for a share of Cisco’s common stock as quoted on NASDAQ for the ten consecutive trading days ending with the third trading day that precedes August 5, 2013).

Stock Options and Restricted Stock Units To Be Assumed by Cisco

Name	Total Number of Company Stock Options at the Closing (#)	Total Number of Cisco Stock Options after the Closing (#)	Total Number of Company RSUs at the Closing (#)	Total Number of Cisco RSUs after the Closing (#)
Executive Officers
John C. Becker(1)	130,000	384,969	130,000	384,969
Thomas M. McDonough	9,185	27,199	38,949	115,339
Todd P. Headley	18,200	53,895	50,596	149,829
Martin F. Roesch(2)	89,258	264,319	127,264	376,867
John G. Negron(2)	20,836	61,701	64,024	189,594
Marc W. Solomon	24,650	72,996	47,932	141,941
Leslie Pendergrast	9,804	29,032	31,982	94,708
Douglas W. McNitt	5,250	15,546	26,932	79,753

(1)	Mr. Becker also holds 140,000 performance-based options which will not be assumed by Cisco in the merger. Mr. Becker will receive a cash payment of approximately $3,018,400 for such options at closing.
(2)	Includes an estimate of the number of Sourcefire RSUs that would be granted, contingent upon and effective as of the closing of the merger, to Messrs. Roesch and Negron under our 2007 Stock Incentive Plan, which are to have an approximate cash value of $5,000,000 and $900,000, respectively. We estimated the number of RSUs that would be granted (65,789 for Mr. Roesch and 11,842 for Mr. Negron) assuming the grant amounts were determined based on a $76.00 share price.

Insurance; Indemnification; Exculpation

The merger agreement provides that for six years after the effective time of the merger, the surviving corporation will maintain, to the extent commercially available, our directors’ and officers’ liability insurance in effect on the date of the merger agreement (or comparable substitutes for such insurance or a “tail” policy), for the benefit of those persons who were our directors and officers prior to the effective time of the merger for their acts and omissions occurring prior to the effective time of the merger. The surviving corporation’s obligation to provide this insurance coverage is subject to a cap on annual premiums equal to 300% of Sourcefire’s most recently paid annual premium for such insurance coverage. For more information, see “Proposal No. 1 — Adoption of the Merger Agreement — The Merger Agreement — Further Actions and Agreements — Indemnification of Officers and Directors” beginning on page 73.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may also indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition may be paid by the corporation upon receipt of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such officer or director is not entitled to be indemnified by the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably has incurred. Our bylaws provide for the indemnification of our directors and officers to the maximum extent permitted under the law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our charter provides for such limitation of liability to the fullest extent permitted by the DGCL. In addition, we have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Sourcefire, and otherwise to the fullest extent permitted under Delaware law and our charter.

From and after the effective time of the merger until the sixth anniversary of the effective time of the merger, Cisco will assume, and will cause the surviving corporation to, fulfill and honor in all respects our obligations pursuant to any indemnification agreements with us made available to Cisco prior to the date of the merger agreement, our charter or our bylaws as in effect on the date of the merger agreement with respect to our officers’ and directors’ acts and omissions occurring prior to the effective time of the merger. From and after the effective time of the merger, such obligations shall be the joint and several obligations of Cisco and the surviving corporation. The merger agreement further provides that the charter and bylaws of the surviving corporation will contain advancement, exculpation and indemnification provisions that are at least as favorable in the aggregate to the applicable indemnified persons as those contained in the charter and bylaws of Sourcefire or its subsidiaries as of the date of the merger agreement, and those advancement, exculpation and indemnification provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that adversely affects the rights thereunder of the indemnified parties.

Appraisal Rights

Under the DGCL, any holder of Sourcefire common stock who does not vote in favor of the adoption of the merger agreement, who properly demands appraisal of his, her or its shares and who otherwise complies with the requirements of Section 262 of the DGCL, which we refer to as Section 262, will be entitled to have the “fair value” of his, her or its shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the holder in cash (together with interest, if any) in the amount judicially determined by the Delaware Court of Chancery to be the fair value, provided that the holder strictly complies with the provisions of Section 262. The “fair value” of a holder’s shares of Sourcefire common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $76.00 per share that such holder is otherwise entitled to receive under the terms of the merger agreement if the merger is completed. These rights are known as appraisal rights. If a holder of shares of Sourcefire common stock fails to follow precisely any of the statutory requirements regarding appraisal rights, he, she or it will lose his, her or its appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex D to this proxy statement. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in this summary to a “holder” or “stockholder” are to the record holder of the shares of Sourcefire common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Sourcefire common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow properly the steps set forth in Section 262 and summarized below in a timely manner to perfect appraisal rights.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of our special meeting, Sourcefire, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in such notice a copy of Section 262. This proxy statement constitutes such notice and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex D, in compliance with the requirements of Section 262. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should carefully review the following discussion and Annex D to this proxy statement. Failure to strictly comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of demanding and perfecting appraisal of Sourcefire common stock, we believe that stockholders who consider exercising such appraisal rights should seek the advice of legal counsel.

Any holder of Sourcefire common stock wishing to exercise appraisal rights under Section 262 must satisfy each of the following conditions:

•

as more fully described below, the holder must deliver to us a written demand for appraisal of the holder’s shares of Sourcefire common stock before the vote on the adoption of the merger agreement at our special meeting, which demand will be sufficient if it reasonably informs us of the identity of the holder and the holder’s intention to demand the appraisal of the holder’s shares under the DGCL;

•

the holder must not vote the holder’s shares of Sourcefire common stock in favor of adoption of the merger agreement; a validly submitted proxy which does not contain voting instructions with respect to Proposal No. 1 will, unless revoked, be voted in favor of adoption of the merger agreement and it will constitute a waiver of the stockholder’s right of appraisal and nullify any previously delivered written demand. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement or abstain from voting on adoption of the merger agreement; and

•

the holder must continuously hold the shares of Sourcefire common stock from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of Sourcefire common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective time of the merger will lose any right to appraisal in respect of those shares.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

If a holder of shares of Sourcefire common stock fails to comply with these conditions and the merger is completed, he, she or it will be entitled to receive payment for his, her or its shares of Sourcefire common stock as provided for in the merger agreement, but he, she or it will have no appraisal rights with respect to his, her or its shares of Sourcefire common stock.

Only a holder of record of shares of Sourcefire common stock is entitled to assert appraisal rights for the shares in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on our stock records, and should specify the stockholder’s name and mailing address, the number of shares of Sourcefire common stock owned and that the stockholder intends to demand appraisal of the “fair value” of the stockholder’s common stock. If a stockholder of record transfers his, her or its shares of Sourcefire common stock prior to the effective time, he, she or it will lose any right to appraisal in respect of such shares. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a bank, broker or trust who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in bank, brokerage or trust accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their banks, brokers, trusts or nominees to determine appropriate procedures for the making of a demand for appraisal by the nominee.

A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to:

Sourcefire, Inc.

9770 Patuxent Woods Drive

Columbia, Maryland 21046

Attention: Secretary

Such demands must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Sourcefire common stock. The demand must reasonably inform Sourcefire of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of Sourcefire common stock. A stockholder’s failure to make such written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Within 10 days after the effective time of the merger, we, as the surviving corporation, must send a notice as to the effectiveness of the merger to each former stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, either we or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Sourcefire common stock held by all stockholders seeking appraisal of their shares. Upon the filing of any such petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. We are under no obligation to and have no present intention to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as we have no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days after receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later. A person who is the beneficial owner of shares of Sourcefire common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or may request from us the statement described in this paragraph.

A stockholder timely and duly filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy of the petition to us. We will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom we have not reached agreements as to the value of their shares. After notice to those stockholders, as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses stated therein. Such notice will also be given by one or more publications at least one week before the date of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines the holders of Sourcefire common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Sourcefire common stock as of the effective time of the merger after taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Sourcefire common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. The costs of the action (which do not include attorneys’ fees and the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination, each party bears its own expenses. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares will be deemed to have been converted at the effective time of the merger into the right to receive the $76.00 per share cash payment (without interest) pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the value of cash they would receive under the merger agreement if they did not seek appraisal of their shares. Neither Cisco nor we anticipate offering more than the applicable merger consideration to any stockholder exercising appraisal rights, and each of Cisco and us reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Sourcefire common stock is less than the applicable merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy. Stockholders should be aware that Qatalyst Partners opinion regarding fairness, is not an opinion as to fair value under Section 262.

In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the consideration being offered pursuant to the merger agreement.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this proxy statement as Annex D and which is incorporated herein by reference.

Failure to strictly comply with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights.

Regulatory Approvals

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•

filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL after the adoption of the merger agreement by our stockholders and the satisfaction of all other conditions to the consummation of the merger contained in the merger agreement; and

•	complying with U.S. federal securities laws.

Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission, which we refer to as the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material have been furnished to the FTC and the U.S. Department of Justice, which we refer to as the DOJ, and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of shares of Company common stock in the merger. Sourcefire and Cisco filed the notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on August 2, 2013. The initial thirty-day waiting period will expire on September 3, 2013, unless the government extends that period by requesting additional information from the parties. In addition, the antitrust and competition laws of certain foreign jurisdictions apply to the merger. Cisco and Sourcefire have made the requisite filings in such jurisdictions.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of required waiting periods and the receipt of any other required approvals, the Antitrust Division of the DOJ, the FTC or state or foreign antitrust and competition authorities could take such action under applicable antitrust or competition laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture or licensing of substantial assets and businesses, including assets and businesses of the Company and/or Cisco. Private parties may also seek to take legal action under the antitrust and competition laws under certain circumstances.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (each, as defined below) who receive cash pursuant to the merger in exchange for their shares of Sourcefire common stock. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of Sourcefire common stock. The discussion is based on the Code, applicable current and proposed U.S. Treasury regulations, judicial authority and administrative rulings and practice, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretations, possibly with retroactive effect. Any change could alter the tax consequences of the merger to U.S. holders and non-U.S. holders.

This discussion applies only to U.S. holders and non-U.S. holders who beneficially own shares of Sourcefire common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders and non-U.S. holders of Sourcefire common stock in light of their particular circumstances, or that may apply to persons that are subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, cooperatives, traders in securities who elect to mark their securities to market, mutual funds, regulated investment companies, real estate investment trusts, S corporations, persons subject to the alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, persons who validly exercise appraisal rights, partnerships or other passthrough entities and persons holding shares of Sourcefire common stock through a partnership or other pass-through entity, persons who acquired shares of Sourcefire common stock in connection with the exercise of employee stock options or otherwise as compensation, U.S. expatriates, “passive foreign investment companies,” “controlled foreign corporations,” persons who hold shares of Sourcefire common stock as part of a hedge, straddle, constructive sale or conversion transaction and persons who hold any equity interest, directly or indirectly through constructive ownership or otherwise, in Cisco after the merger). This discussion does not address any aspect of state, local or foreign tax laws or U.S. federal tax laws other than U.S. federal income tax laws.

The summary set forth below is for general information purposes only. It is not intended to be, and should not be construed as, legal or tax advice to any particular beneficial owner of Sourcefire common stock. The summary is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each beneficial owner should consult its tax advisor regarding the applicability of the rules discussed below to the beneficial owner and the particular tax effects of the merger to the beneficial owner, including the application of state, local and foreign tax laws.

For purposes of this summary, a “U.S. holder” is a person that is a beneficial owner of shares of Sourcefire common stock and is for U.S. federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (b) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of shares of Sourcefire common stock other than (i) a U.S. holder or (ii) any partnership or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes.

If shares of Sourcefire common stock are held by a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes), the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of Sourcefire common stock and partners in such partnerships are urged to consult their tax advisors regarding the tax consequences to them of the merger.

U.S. Holders. The receipt of cash for shares of Sourcefire common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who exchanges shares of Sourcefire common stock for cash pursuant to the merger will recognize capital gain or loss equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the holder’s purchase price for the shares. If a U.S. holder acquired different blocks of Sourcefire common stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of Sourcefire common stock. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year at the time of completion of the merger. Long-term capital gains for non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger agreement will be reported to holders of Sourcefire common stock and the U.S. Internal Revenue Service to the extent required by the Code and applicable U.S. Treasury regulations. Under the Code, a U.S. holder of Sourcefire common stock (other than a non S corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. Backup withholding of tax at the applicable statutory rate (currently 28%) also may apply with respect to the amount of cash received pursuant to the merger, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is generally applied as a credit to the U.S. federal income tax liability of the person subjected to backup withholding. If backup withholding results in an overpayment of such person’s U.S. federal income tax, a refund may be obtained, provided the required documents are timely filed with the U.S. Internal Revenue Service.

Non-U.S. Holders. Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable U.S. income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to an additional branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable U.S. income tax treaty); or

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•

the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of Sourcefire’s outstanding common stock at any time during the five years preceding the merger, and Sourcefire was a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the merger and the non-U.S. holder’s holding period with respect to Sourcefire common stock. Although there can be no assurances in this regard, Sourcefire does not believe that it is, or within the last five years has been, a “United States real property holding corporation” for U.S. federal income tax purposes.

Cash received by non-U.S. holders pursuant to the merger also will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax at the applicable statutory rate (currently 28%) may apply to cash received by a non-U.S. holder in the merger, unless the holder or other payee establishes an exemption and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is generally applied as a credit to the U.S. federal income tax liability of the person subjected to backup withholding. If backup withholding results in an overpayment of such person’s U.S. federal income tax, a refund may be obtained, provided the required documents are timely filed with the Internal Revenue Service.

Litigation Relating to the Merger

The following shareholder class action complaints have been filed in the Circuit Court for Howard County in the State of Maryland by individuals purporting to be stockholders of Sourcefire in connection with the merger: (1) a complaint filed on July 26, 2013 (the “July Complaint”) and (2) a complaint filed on August 6, 2013 (the “August Complaint” and, together with the July Complaint, the “Complaints”). The July Complaint was purportedly filed on behalf of the public stockholder of Sourcefire, and names as defendants, Sourcefire, each of Sourcefire’s directors, merger sub, and Cisco. The July Complaint alleges that by agreeing to sell the Company to Cisco pursuant to the merger agreement, Sourcefire’s directors breached their fiduciary duties by failing to maximize stockholder value in connection with such sale, by agreeing to deal protection devices that preclude competing offers from emerging and by putting their personal interests ahead of those of the stockholders. The July Complaint also alleges that Sourcefire, Cisco and merger sub aided and abetted these alleged breaches of fiduciary duties. The plaintiffs in the July Complaint seek, among other things, class action status, an injunction preventing the completion of the merger, a declaration that the merger agreement is unlawful and unenforceable and rescission of any already implemented terms of the merger agreement, and the payment of attorneys’ fees and expenses. The August Complaint was purportedly filed on behalf of the public shareholders of Sourcefire, and names as defendants, Sourcefire, each of our directors, merger sub, and Cisco. The August Complaint alleges that by agreeing to sell the Company to Cisco pursuant to the merger agreement, Sourcefire’s directors breached their fiduciary duties by failing to maximize stockholder value in connection with such sale. The August Complaint also alleges that the defendants breached their fiduciary duties in connection with the proposed transaction and/or aided and abetted these alleged breaches of fiduciary duties. The plaintiffs in the August Complaint seek, among other things, class action status, a declaration that the stockholders should not be asked to vote on the merger, an injunction preventing the consummation of the merger, rescission of the proposed transaction or other agreements entered into in connection therewith, compensatory damages to the plaintiff and the payment of attorney’s fees, experts’ fees and costs. Both claims have been removed to the United States District Court for the District of Maryland. We may be subject to similar litigation relating to the merger in the same or other jurisdictions.

Delisting and Deregistration of Sourcefire’s Common Shares

If the merger is completed, the shares of Sourcefire common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and shares of Sourcefire common stock will no longer be publicly traded, and Sourcefire will no longer be required to file reports with the SEC.

The Merger Agreement

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We urge you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you.

The merger agreement and the following description have been included to provide you with information regarding the terms of the merger agreement. It is not intended to provide any other factual information about Sourcefire or Cisco. Such information can be found elsewhere in this proxy statement and in the other public filings we and Cisco make with the SEC, which are available, without charge, at http://www.sec.gov.

The representations, warranties and covenants contained in the merger agreement were made for the purposes of the merger agreement and the benefit of the parties to the merger agreement and may have been used for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts. Moreover, because these representations and warranties were made as of certain dates indicated in the merger agreement, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. The representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement for information regarding Sourcefire and its business. See “Where You Can Find More Information” beginning on page 90.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, merger sub, a wholly-owned subsidiary of Cisco and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly-owned subsidiary of Cisco and the separate corporate existence of merger sub will cease.

Effective Time; Closing

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Cisco and us and specified in the certificate of merger. The filing of the certificate of merger will occur at the closing, which will take place no later than the fifth business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such other time as is agreed upon by Cisco and us. Although we expect to complete the merger as soon as possible following the special meeting of our stockholders, we cannot specify when or assure that we and Cisco will satisfy or waive all of the conditions to the closing of the merger.

Conversion and Surrender of Shares; Procedures for Payment

The conversion of each outstanding share of our common stock into the right to receive $76.00 per share in cash, without interest and less any applicable withholding taxes, will occur automatically at the effective time of the merger. On or prior to the closing date of the merger, Cisco will deposit with Computershare Inc., the exchange agent, the cash payable under the merger agreement. Promptly following the effective time of the merger, the exchange agent will send a letter of transmittal to each former Sourcefire stockholder of record. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock.

Upon surrender of a stock certificate together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the exchange agent, or upon receipt of an appropriate agent’s message in the case of book-entry transfer of uncertificated shares, each holder of a certificate or uncertificated shares will be entitled to receive from the exchange agent, acting on behalf of Cisco, payment by check of $76.00 in cash (subject to applicable withholding) for each share surrendered, and those shares will be cancelled. Until surrendered, stock certificates and uncertificated shares will be deemed from and after the effective time of the merger to represent only the right to receive cash payable under the merger agreement. If a certificate has been lost, stolen or destroyed, the exchange agent will issue payment following receipt of an affidavit of that fact and, if required by Cisco or the exchange agent, an indemnity against claims with respect to the certificate. Any cash deposited with the exchange agent that has not been distributed within twelve months after the effective time in accordance with procedures summarized above will promptly be paid to Cisco. After such twelve-month period, former Sourcefire stockholders may look only to Cisco for payment of the merger consideration.

In the event of a transfer of ownership of our common stock that is not registered in our stock transfer books, the merger consideration for shares of our common stock so transferred may be paid to a person other than the person in whose name the surrendered certificate or uncertificated shares are registered if:

•	the certificate is properly endorsed and is otherwise in proper form for transfer, and

•	the person requesting such payment:

•

pays to Cisco or its designated agent any transfer or other taxes resulting from the payment of merger consideration to a person other than the registered holder of the certificate or uncertificated shares; or

•	establishes to the satisfaction of Cisco or its designated agent that such tax has been paid or is not payable.

No interest will be paid or will accrue on any cash payable in connection with the merger upon the surrender of stock certificates representing shares or uncertificated shares of our common stock. The cash paid or payable following conversion of shares of our common stock in the merger will be issued in full satisfaction of all rights relating to those shares of our common stock.

Appraisal Rights

Shares of our common stock issued and outstanding immediately prior to the effective time of the merger that are held by any holder who has demanded and not effectively withdrawn or lost appraisal rights to such shares will not be converted into the right to receive the merger consideration described above. Instead such holder will only be entitled to payment of the appraised value of such shares in accordance with the DGCL. At the effective time of the merger, all such shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the shares, except for rights granted under Section 262 of the DGCL. In the event a holder withdraws or loses (through failure to perfect or otherwise) the right to appraisal under the DGCL, then the rights of such holder will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration described above. We are required to serve prompt notice to Cisco of any demands for appraisal that we receive, and Cisco has the right to participate in, at its own expense, all negotiations and proceedings with respect to demands for appraisal under the DGCL. We may not, without Cisco’s prior written consent or as otherwise required under the DGCL, voluntarily make any payment with respect to, or settle or offer to settle, any demands for appraisal.

These rights in general are discussed more fully under the section of this proxy statement entitled “Proposal No. 1. — Adoption of the Merger Agreement — Appraisal Rights.”

Treatment of Options, Restricted Stock Units and Restricted Stock Outstanding Under Our Stock Plans

Stock Options that will be Assumed by Cisco. At the effective time of the merger, all of our unexpired, unexercised and outstanding stock options (other than the stock options held by our chief executive officer that have performance-based vesting conditions), held by our employees who are employed as of the effective time of the merger (such employees, the “continuing employees”), whether vested or unvested (collectively, “rollover options”), will be assumed by Cisco and converted into Cisco options. The vesting schedules and other terms and conditions of the Cisco options (as such vesting schedules, terms and conditions may be amended or modified by agreements that we and/or Cisco enter into with the continuing employees before closing of the merger) will be the same as they were before being converted to Cisco options, except that

•

rollover options will be exercisable for that number of whole shares of Cisco common stock equal to the product (rounded down to the next whole number of shares of Cisco common stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of our common stock that were issuable upon exercise of such rollover options immediately prior to the effective time of the merger and the “exchange ratio” set forth below;

•

the per share exercise price for the shares of Cisco common stock issuable upon exercise of a rollover option will be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of our common stock at which such rollover option was exercisable immediately prior to the effective time of the merger by the exchange ratio;

•	no rollover option may be “early exercised,” which means rollover options may only be exercised once the vesting schedules applicable to the options and underlying shares have been satisfied; and

•

Cisco’s board of directors or one of its committees will succeed to the authority of our board of directors or one of its committees with respect to administration of these rollover options and each of our stock incentive plans.

The “exchange ratio” will equal $76.00 divided by the volume-weighted average sale prices for a share of Cisco’s common stock as quoted on NASDAQ for the ten consecutive trading days ending with the third trading day that precedes the closing date of the merger.

Restricted Stock Units that Will Be Assumed by Cisco. At the effective time of the merger, each of our unvested restricted stock unit (“RSU”) awards held by continuing employees that is outstanding immediately prior to the effective time of the merger (collectively, “rollover RSUs”) will be assumed by Cisco and converted into Cisco RSUs. The vesting schedules and other terms and conditions of the Cisco RSUs (as such vesting schedules, terms and conditions may be amended or modified by agreements that we and/or Cisco enter into with the continuing employees before closing of the merger) will be the same as they were before being converted to Cisco RSUs, except that:

•

rollover RSUs will be settled by the issuance of that number of whole shares of Cisco’s common stock equal to the product (rounded down to the next whole number of shares of Cisco common stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of our common stock that were issuable upon settlement such rollover RSU immediately prior to the effective time of the merger multiplied by the “exchange ratio” (described above); and

•

Cisco’s board of directors (or one of its committees) will succeed to the authority of our board of directors (or one of its committees) with respect to administration of the rollover RSUs and our stock incentive plans.

RSUs with Performance-Based Vesting Provisions. Prior to the effective time of the merger, our compensation committee will cause, contingent and effective as of immediately prior to the effective time of the merger, each of our unvested RSUs that are eligible for accelerated vesting as a result of satisfying applicable performance conditions (each, a “performance accelerated RSU”) to provide that the number of shares eligible for vesting acceleration on each performance measurement date shall instead vest on the annual anniversary of the original grant date of such performance accelerated RSU, subject to the holder of such RSU remaining employed by us, or by one of our subsidiaries or Cisco, as applicable, on the applicable annual vesting date.

Options with Performance-Based Vesting Provisions. Prior to the effective time of the merger, our compensation committee will also cause, contingent and effective as of immediately prior to the effective time, each of our unvested stock options held by our chief executive officer that are eligible for vesting as a result of satisfying applicable performance conditions to vest in full on the closing date of the merger and our chief executive officer will receive the cash-out amount described below for each such stock option.

Options and RSUs that Will Not Be Assumed by Cisco. At the effective time of the merger, each of our stock options and each of our RSUs that are not rollover options or rollover RSUs will not be assumed by Cisco. At the effective time of the merger, each such vested stock option and vested RSU that has not yet been settled will be converted into and represent the right to receive the applicable cash-out amount (as defined below). This cash-out amount will be rounded to the nearest cent and computed after aggregating cash amounts for all vested stock options and vested RSUs represented by a particular grant. Unvested options and RSUs that are not rollover options or rollover RSUs and that do not vest in connection with a termination of employment at or before the effective time of the merger will be cancelled and extinguished at the effective time of the merger for no consideration.

Restricted Stock. Immediately prior to the effective time of the merger, pursuant to the terms of the restricted stock award agreements, any outstanding shares of restricted stock will become fully vested, and the holder thereof will be entitled to receive the merger consideration for each such restricted share of Company common stock. Only our non-employee directors hold restricted stock.

The “cash-out amount” means: (i) with respect to any of our stock options that is not a rollover option, an amount of cash, without interest, equal to (A) the number of shares of our common stock subject to such stock option multiplied by (B) the remainder of (x) $76.00 less (y) the exercise price per share of such stock option in effect immediately prior to the effective time of the merger; provided that if the exercise price per share of any of our stock options is equal to or greater than $76.00, the cash-out amount for such stock option shall be zero; and

(ii) with respect to any of our RSUs that is not a rollover RSU, an amount of cash, without interest, equal to (A) the number of shares of our common stock issuable upon settlement of such restricted stock unit as of immediately prior to the effective time of the merger multiplied by (B) $76.00.

The treatment of our stock options, RSUs and restricted stock held by our executive officers and directors is further discussed in “— Interests of Executive Officers and Directors in the Merger.”

Withholding Rights

The cash otherwise payable to holders pursuant to the merger agreement will be reduced by such amounts as Cisco, the surviving corporation, their respective subsidiaries or the exchange agent are required to deduct and withhold under the Code or any other applicable law. Such withheld amounts will be treated for all purposes of this merger agreement as having been delivered and paid to the holders in respect of which such deduction and withholding was made.

Representations and Warranties

We made a number of representations and warranties to Cisco and merger sub relating to, among other things:

•	our corporate organization, subsidiaries and similar corporate matters;

•	our capital structure;

•

the authorization, execution, delivery and enforceability of, and required consents, approvals, orders and authorizations of, and filings with, governmental authorities relating to, the merger agreement and related matters with respect to us;

•

documents and financial statements that we have filed with the SEC since January 1, 2010, lack of undisclosed liabilities, our compliance with the Sarbanes-Oxley Act of 2002 and other matters with respect to our internal controls and procedures, our compliance with listing standards of NASDAQ and our stock incentive grant practices;

•	in each case between March 31, 2013 and July 22, 2013:

•	we have conducted our business in all material respects in the ordinary course consistent with past practice;

•	there has not occurred a material adverse effect on us;

•

we have not sold, disposed of, transferred, acquired or licensed (outbound or inbound) any material intellectual property other than in the ordinary course of business consistent with past practice or pursuant to a standard outbound or inbound intellectual property agreement, or sold, disposed of, transferred or provided a copy of our source code (other than open source materials) other than to our source code authors, or sold, disposed of, transferred or provided a copy of any manufacturing specifications to any person other than supply chain providers;

•	there has not occurred any material changes in accounting methods or practices;

•	there has not occurred any dividends or other distributions, or redemptions or other acquisitions, of our securities;

•	there has not occurred any uncured material default under any of our material contracts;

•	there has not occurred any amendment or change to our charter or bylaws or equivalent organization or governing documents of any of our subsidiaries;

•	there has not occurred any increase in compensation or benefits for, new loans or extensions of existing loans to, or grants or provisions of severance or acceleration of vesting to, our directors,

officers, employees or consultants (other than, as applicable, increases in the ordinary course of business consistent with past practice in the base salaries of employees in an amount that does not exceed 10% of such base salaries, advancement of expenses to employees in the ordinary course of business consistent with past practice or severance provided to non-officers in accordance with our employee severance policy in the ordinary course of business consistent with past practice or as required by applicable law);

•

there has not occurred the execution of any employment agreements (other than “at-will” offer letters for newly-hired employees and “at-will” service contractors, in each case, entered into in the ordinary course of business consistent with past practice) or extension of the term of any existing employment agreement or service contract (other than automatic extensions under existing employment agreements or service contracts);

•

there has not occurred any material change with respect to our senior management personnel, any termination of more than 10 employees at one time as part of a reduction in force, any labor dispute or any claim of unfair labor practices;

•	we have not incurred, created or assumed any encumbrance (other than as permitted by the merger agreement) on any of our material assets or properties or any material debts;

•

we have not incurred any liability to our directors or officers (other than liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business consistent with past practice);

•

we have not made any deferral of payment of any account payable in excess of $1,000,000, or given any discount, accommodation or other concession to accelerate or induce the collection of any receivable, in each case, other than in the ordinary course of business consistent with past practice;

•	we have not made any material change in the manner in which we extend discounts, credits or warranties to any significant customer;

•	there has been no material damage, destruction or loss affecting our assets, property or business, whether or not covered by insurance; and

•	we have not commenced or settled any material litigation;

•	the absence of pending or threatened litigation or governmental investigations not disclosed in reports filed with the SEC and the absence of internal investigations;

•

the absence of any contract or order upon us that has or would reasonably be expected to prohibit or materially impair (i) our current or currently proposed business practice, (ii) any acquisition of material property by us or (iii) the conduct of our business;

•	our compliance with applicable laws, judgments and permits;

•	title to, and condition of, our properties and assets;

•	our intellectual property;

•	environmental matters with respect to our operations;

•	tax matters with respect to us;

•	our benefit plans, agreements and arrangements and matters relating to the Employee Retirement Income Security Act and other applicable employee and benefits laws;

•	affiliate transactions;

•	insurance matters;

•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisors;

•	our significant customers and suppliers;

•	contracts material to us;

•	our compliance with export control laws;

•	the receipt by our board of directors of a fairness opinion from Qatalyst Partners;

•	the accuracy of information contained in, and the compliance as to form in all material respects of, this proxy statement; and

•	the absence of any representations or warranties by Cisco to us other than those contained in the merger agreement.

Most of our representations and warranties apply both to us and our subsidiaries. Our representations and warranties will expire at the effective time of the merger.

Cisco and merger sub made a number of representations and warranties to us in the merger agreement relating to, among other things:

•	their corporate organization and similar corporate matters;

•

the authorization, execution, delivery and enforceability of, and required consents, approvals, orders and authorizations of, and filings with governmental authorities relating to, the merger agreement and related matters with respect to Cisco and merger sub;

•	Merger sub’s lack of prior operating activity;

•	their ownership of our common stock;

•	the accuracy of information supplied by Cisco and merger sub in connection with this proxy statement;

•	having sufficient funds for payments under the merger agreement; and

•	the absence of any representations or warranties by us to them other than those contained in the merger agreement.

The representations and warranties of Cisco and merger sub will expire at the effective time of the merger.

Material Adverse Effect

Several of our representations and warranties contained in the merger agreement are qualified by reference to whether the failure of such representation or warranty to be true would reasonably be expected to have a “material adverse effect” on us. The merger agreement provides that a “material adverse effect” means, when used in connection with us and our subsidiaries, taken as a whole, any change, event, occurrence, circumstance, condition or effect (each referred to as an “effect”) that, individually or taken together with all other effects, would or would reasonably be expected to be, or become, materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations of us and our subsidiaries, taken as a whole, except to the extent that any such effect is proximately caused by:

•	changes in economic conditions, or financial, credit, foreign exchange, securities or capital markets in the United States or elsewhere in the world;

•	changes generally affecting the industry in which we operate (including changes in the use, adoption or non-adoption of industry standards); or

•	changes in applicable law or GAAP or accounting regulations or principles or interpretations thereof that apply to us;

•	national or international political conditions, any outbreak or escalation of hostilities, insurrection or war or acts of terrorism;

•	epidemics, quarantine restrictions, wildfires, earthquakes, hurricanes, tornadoes or other natural disasters or similar calamity or crisis;

•

changes in the trading volume or trading prices of our capital stock (provided that this exception will not apply to any underlying effect that may have caused such change in the trading volumes or prices);

•

any failure by us, in and of itself, to meet market revenue or earnings expectations, including revenue or earnings projections or predictions made by us (whether or not publicly announced) or securities or financial analysts, and any resulting analyst downgrades of our securities in and of themselves (provided that this exception will not apply to any underlying effect that may have cause such failure or such downgrades);

•

changes in our relationships with employees, customers, distributors, suppliers, vendors, licensors or other business partners as a result of the announcement or pendency of the merger agreement or the anticipated consummation of the merger;

•	any actions taken or failure to take action, in each case, which Cisco has expressly in writing approved, consented to or requested; or

•

any legal proceedings commenced or threatened by any of our current or former stockholders against us or our directors and officers relating to the merger agreement or the transactions contemplated by the merger agreement.

The exceptions in the first five bullet points above will not apply to the extent that such changes disproportionately affect us and our subsidiaries, taken as a whole, as compared to other participants in our industry.

Conduct of Business Pending the Merger

Under the merger agreement, we have agreed that prior to the effective time of the merger, subject to certain exceptions, unless we obtain Cisco’s written consent or as necessary to comply with legal requirements, we will and will cause each of our subsidiaries to:

•	conduct our and their businesses in the usual, regular and ordinary course in substantially the same manner as currently conducted and in material compliance with all applicable legal requirements;

•

use commercially reasonable efforts to: (i) pay or perform, as applicable, all debt, taxes and other obligations when due and provide Cisco with copies of all material submissions to, and material correspondence with, tax authorities in connection with pending tax audits and disputes; (ii) collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice; (iii) sell our products consistent with past practice; and (iv) preserve intact our present business organizations, keep available the services of our officers and key employees and preserve our relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with us;

•

use commercially reasonable efforts to assure that each of our material contracts entered into after the date of the merger agreement will not require any consent, waiver or novation or provide for any material change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the merger;

•	use commercially reasonable efforts to maintain our leased premises in accordance with the terms of each applicable lease in all material respects; and

•

consult with Cisco regarding the defense or settlement of any material legal proceeding, including relating to the transactions contemplated by the merger agreement, to which we or any member our board of directors is a party, other than routine legal proceedings defended or settled in the ordinary course of business consistent with past practice.

In addition, we have also agreed that until the earlier of termination of the merger agreement or the effective time of the merger, subject to certain exceptions for actions taken in the ordinary course of business or below certain dollar thresholds, without Cisco’s written consent, unless necessary to comply with legal requirements, we will and will cause our subsidiaries to comply with specific restrictions relating to, among others:

•	amending our charter or bylaws or comparable organizational or governing documents;

•	declaring or paying any dividends or distributions on our common stock; splitting or reclassifying our common stock; or adopting any plan of liquidation or dissolution;

•	accelerating or amending the vesting or other terms of stock options or other stock-based awards, or authorizing cash payments in exchange for any stock options or stock awards;

•

(i) entering into any contract that would constitute a material contract if entered into prior to the date of the merger agreement, other than (A) entering into or renewing contracts for the sale or licensing of our products or maintenance or services of our products in the ordinary course of business consistent with past practice, (B) entering into contracts for the purchase of supplies or materials for our products in the ordinary course of business consistent with past practice, and (C) entering into non-exclusive reseller agreements terminable by us for convenience without any liability arising from such termination, (ii) violating, terminating (other than a scheduled term expiration) or waiving any of the material terms of any material contract, or (iii) amending or otherwise modifying any material contracts in such a way as to materially reduce the expected business or economic benefits thereof;

•

issuing, delivering or selling any of our voting debt or shares of our capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire such shares or other convertible securities, other than (i) issuance pursuant to the exercise of our options or settlement of our RSUs, (ii) grants of up to 160,000 of our RSUs per calendar quarter, provided that (A) such grants may only be made to new employee hires below the level of vice president or senior director in share amounts consistent with past practices, (B) none of such grants provide for acceleration and (C) all of such grants shall vest 25% of the total number of shares on each of the first four anniversaries of the date of grant, (iii) issuance to participants in our 2007 Employee Stock Purchase Plan and (iv) share repurchases from former employees, non-employee directors and consultants in connection with any termination of service;

•

(i) terminating the employment, changing the title, office or position, or materially reducing the responsibilities of any of our employees at the level of senior director, vice president or above; or (ii) subject to exceptions specified in the merger agreement, hiring, or entering into, amending or extending the term of any employment or consulting agreement with, any officer, employee, consultant or independent contractor, or entering into any contract with a labor union or collective bargaining agreement (unless required by applicable legal requirements);

•

(i) making loans or capital contributions to, or investments in, any other person, other than our subsidiaries in the ordinary course of business consistent with past practice; or (ii) forgiving, discharging, amending or modifying in any material respect any outstanding loan;

•

(i) transferring, acquiring or licensing (outbound or inbound) any material rights to any intellectual property other than pursuant to a standard outbound or inbound intellectual property agreement and in the ordinary course of business consistent with past practice, (ii) transferring any of our source code (other than open source materials) to any person other than (A) providing access to our source code to authors of our source code consistent with past practice or (B) depositing our source code with an escrow agent in the ordinary course of business consistent with past practice, or (iii) transferring or providing a copy of any of our manufacturing specifications to any person other than to supply chain providers in the ordinary course of business consistent with past practice;

•	entering into any material contracts that limit our ability to freely conduct our business, such as contracts granting certain exclusive rights or “most favored nation” obligations on us;

•

selling, leasing, licensing or encumbering our assets that are material to our business, other than sales and non-exclusive licenses of our products and services in the ordinary course of business consistent with past practice;

•	incurring indebtedness other than ordinary trade payables;

•	entering into any operating lease requiring payments in excess of a $250,000 per annum or any leasing transaction of the type requiring to be capitalized in accordance with GAAP;

•	paying or discharging certain liabilities and obligations in excess of specified dollar amounts;

•	making capital expenditures that are more than 20% greater than the amounts set forth in our capital expenditures budget;

•	materially changing the amount of any insurance coverage;

•

adopting or amending in any material respect our benefit plans, or amending any compensation, benefit or award made under such plans, materially amending any deferred compensation plan or, subject to the exceptions specified in the merger agreement, pay any bonus or special remuneration to any employees or non-employee directors or consultants, or increase the salaries or fees of its employees or consultants (other than pursuant to pre-existing plans or contracts or salary increases for employees below the level of vice president or senior director in connection with annual performance reviews in amounts and at times consistent with past practice and not in excess of those used in the prior year);

•	adding any members to our board of directors or our subsidiaries’ boards of directors;

•

granting, paying or entering into any plans or agreements for severance, retention or termination pay or the acceleration of vesting or other benefits, to any person, except as provided in preexisting plans or agreements or other exceptions specified in the merger agreement;

•

commencing a legal proceeding other than for (i) routine collection of accounts receivable, (ii) where we in good faith determine that failure to commence such legal proceeding would result in the material impairment of a valuable aspect of our business or (iii) breach of the merger agreement, or settling or agreeing to settle any pending or threatened legal proceeding or other dispute, other than any settlement that is covered under our insurance policy or solely involving payment less than $500,000;

•

acquiring, or agreeing to acquire, any business or any person or division thereof, or any assets, in each case, that are material, individually or in the aggregate, to us, or entering into any joint venture, strategic alliance or partnership, in each case, other than in the ordinary course bid/RFP teaming or similar relationship;

•

(i) making or changing any material election with respect to taxes; (ii) adopting or changing any accounting method with respect to taxes; (iii) filing any material tax return or amending any tax return; or (iv) taking certain other actions with respect to tax matters;

•	changing our accounting methods, except where required by GAAP;

•	failing to timely file any documents in substantially the form required to be filed by us with the SEC;

•	purchasing or selling any real property, or leasing any real property with lease payments in excess of $250,000 per annum for any such lease;

•	creating any encumbrance on our properties;

•

materially changing the practice by which we extend warranties, discounts or credits to customers generally, provided that this should not limit our ability to deviate from such practices in connection with negotiations undertaken in the ordinary course of business;

•

entering into any contracts in which any of our officers, directors, agents or other representatives has an interest that would constitute a material contract if entered into prior to the date of the merger agreement;

•

entering into or materially modifying any currency exchange, interest rate, commodities or other hedging, derivative or cash management arrangements other than in the ordinary course of business consistent with past practice;

•	entering into or materially modifying any contract for the joint development of any material product, technology or intellectual property by or for us;

•

entering into any contract to license or authorize any third party to manufacture or reproduce our products or technology, other than (i) any original design manufacturer contract entered into by us in the ordinary course of business consistent with past practice, following prior consultation with Cisco, that has a term of less than one year and is not otherwise material to our business, and (ii) any purchase order entered into under any contract that is in effect as of the date of the merger agreement that does not effect any material change to such contract;

•	entering into any contract relating to the membership or participation with any industry standards group in which we contribute and/or share in pooled patent rights;

•	entering into any joint marketing or marketing support contract, other than in the ordinary course of business consistent with past practice and not exceeding $1,000,000 per annum; and

•	agreeing to take any of the actions described in the previous bullet points.

Limitation on Considering Other Acquisition Proposals

We have agreed that we will not, and will not permit any of our subsidiaries to, nor will we authorize or permit any of our or our subsidiaries’ officers, directors, affiliates or employees or any of our or their investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•

solicit, initiate, knowingly encourage, facilitate or induce any acquisition proposal or the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that is or would reasonably be expected to lead to an acquisition proposal;

•

enter into, participate in, maintain or continue any communications or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take any other action regarding, any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•	agree to, accept, approve, endorse or recommend any acquisition proposal;

•

enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether or not binding) relating to any acquisition proposal (other than an acceptable confidentiality agreement);

•	submit any acquisition proposal to the vote of our securityholders;

•

redeem any rights under our rights agreement (as described above) or amend, or take any other action with respect to, or make any determination under, our rights agreement in a manner that facilitates, or would reasonably be likely to facilitate, an acquisition proposal, or would reasonably be likely to inhibit or interfere with the consummation of the transactions contemplated by the merger agreement; or

•	approve any transaction, or any third party becoming an “interested stockholder,” under Section 203 of the DGCL.

We will, and will cause our subsidiaries to, enforce (and not waive) any rights under any confidentiality or non-disclosure agreements entered into in connection with an acquisition proposal.

An “acquisition proposal” means any agreement, offer, proposal or indication of interest (other than from Cisco or merger sub) or any public announcement of intention to enter into or make any of the same, relating to, or involving: (A) the acquisition or purchase by any person or group of more than 15% of our total outstanding voting securities or any tender or exchange offer that would result in any person beneficially owning 15% or more of our total outstanding voting securities, or any merger, consolidation, business combination or similar transaction involving us where our current stockholders would own less 85% of the outstanding voting securities of the surviving entity or its parent; (B) any sale, acquisition, disposition, mortgage, pledge or other transfer of 15% or more of our consolidated assets (other than in the ordinary course of business consistent with past practice); or (C) any liquidation or dissolution of Sourcefire.

An “acceptable confidentiality agreement” means a customary confidentiality agreement which (i) contains terms that are no less favorable in the aggregate to us than those contained in the confidentiality agreement that we entered into with Cisco, including nonsolicitation provisions, provided that an acceptable confidentiality agreement need not contain any “standstill” or similar covenant (i.e., a provision sometimes included in a confidentiality agreement prohibiting the party receiving the confidential information from pursuing an acquisition of the disclosing party, acquiring the disclosing party’s capital stock, or otherwise engaging in certain unilateral actions designed to effect a takeover of the disclosing party without its consent) and (ii) does not include any exclusive right to negotiate or any restriction on fulfilling our obligations under the merger agreement.

At any time prior to obtaining stockholder approval of the proposal to adopt the merger agreement, our board of directors may nevertheless in response to an unsolicited bona fide written acquisition proposal that is not otherwise obtained in violation of the restrictions set forth in the preceding bullet points and that our board of directors determines in good faith (after consultation with our outside legal counsel and financial advisor) is or would reasonably be expected to lead to a superior proposal:

•	enter into discussions with the person or group making the acquisition proposal; and

•	furnish to the person making the acquisition proposal non-public information with respect to us and our subsidiaries pursuant to an acceptable confidentiality agreement;

provided that:

•

neither Sourcefire, its subsidiaries or its representatives have violated in any material respects any of our obligations set forth in the merger agreement with respect to solicitation of alternative proposals;

•	prior to providing any person with material non-public information, we have first received an executed acceptable confidentiality agreement;

•	we have given Cisco advance written notice of our intent to take such actions; and

•	prior to or contemporaneously with providing any non-public information to any person, we have delivered or made available such non-public information to Cisco.

A “superior proposal” means an unsolicited, bona fide written offer submitted after the date of the merger agreement by a person or group to acquire, directly or indirectly, pursuant to a tender or exchange offer, merger, consolidation or other business combination, beneficial ownership of 50% or more of our outstanding voting securities or all or substantially all of our assets, in each case for consideration consisting exclusively of cash and/or publicly traded equity securities that our board of directors has concluded in good faith (following consultation with our outside legal counsel and financial advisor) taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer, including conditions to consummation and the person making the offer, in each case as deemed relevant by our board of directors, (x) would be, if consummated, more favorable, from a financial point of view, to our stockholders than the terms of the merger agreement (after giving effect to any changes proposed by Cisco in response to the offer) and (y) is reasonably likely to be consummated on the terms proposed.

We have agreed to advise Cisco (orally and in writing) within 24 hours after receipt of any acquisition proposal, inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal, or any request for non-public information (including access to any of our properties, books or records) that could reasonably be expected to lead to an acquisition proposal, of the material terms and conditions of such acquisition proposal, inquiry, indication of interest, proposal, offer or request, of the identity of the person or group making any such acquisition proposal, inquiry, indication of interest, proposal, offer or request, and of any material changes to any such acquisition proposal, inquiry, indication of interest, proposal, offer or request.

Nothing in the merger agreement prevents our board of directors from withholding, withdrawing, qualifying, amending or modifying its recommendation to our stockholders to vote in favor of adoption of the merger agreement in connection with a superior proposal made to us, if:

•	our stockholders have not yet adopted the merger agreement at the special meeting;

•	we have complied in all material respects with our merger agreement obligations regarding the special meeting, our board of directors’ recommendation and nonsolicitation of alternative proposals;

•	such superior proposal is not withdrawn and continues to be a superior proposal;

•

we have provided at least four business days’ prior written notice to Cisco of the superior proposal and our board of directors’ intent to change its recommendation and the manner and timing in which it intends to do so, including the material terms and conditions of such superior proposal and the identity of the person or group submitting such superior proposal, and we have provided Cisco with unredacted copies of all proposed transaction agreements and any financial commitments relating thereto;

•

if requested by Cisco, we have made our representatives available during the four-business day period following our required notice of a superior proposal to discuss and negotiate in good faith modifications to the merger agreement that would cause the applicable superior proposal to no longer be a superior proposal;

•

Cisco has not made a written, binding and irrevocable offer to us within four business days following receipt of our required notice of a superior proposal that our board of directors concludes in good faith (after consultation with our outside legal counsel and financial advisor) to be at least as favorable to our stockholders as such superior proposal; and

•

our board of directors has concluded in good faith (following consultation with our outside legal counsel) that, in light of such superior proposal and taking into account any modifications proposed by Cisco, the failure to change its recommendation would be inconsistent with its fiduciary obligations to our stockholders under applicable legal requirements.

In addition to our board of directors’ rights in connection with a superior proposal as described above, nothing in the merger agreement prevents our board of directors from withholding, withdrawing, qualifying, amending or modifying its recommendation to our stockholders to vote in favor of adoption of the merger agreement for a material fact, event or circumstance unrelated an acquisition proposal that developed since July 22, 2013 and which was previously unknown and not reasonably foreseeable as of such date if:

•	our stockholders have not yet adopted the merger agreement at the special meeting;

•	we have complied in all material respects with our merger agreement obligations regarding the special meeting, board recommendation and nonsolicitation of alternative proposals;

•

our board of directors has concluded in good faith (after consultation with our outside legal counsel) that, in light of such intervening event, the failure to change its recommendation would be inconsistent with its fiduciary obligations to our stockholders under applicable legal requirements;

•

we have provided at least four business days’ prior written notice to Cisco that our board of directors intends to change its recommendation and, if requested by Cisco, we have made our representatives available during the four-business day period following our required notice of an intended change of recommendation to discuss the facts and circumstances underlying the proposed change of recommendation, the reason for such proposed change and any modifications to the merger agreement that Cisco desires to propose to that would obviate the need for such change of recommendation; and

•

Cisco has not made a written, binding and irrevocable offer to us within four business days following receipt of our required notice of a proposed change of recommendation that our board of directors concludes in good faith (after consultation with our outside legal counsel and financial advisor) would obviate the need for such change of recommendation.

The merger agreement also provides that Sourcefire may grant a waiver or release under, or determine not to enforce, any standstill agreement in effect on the date of the merger agreement if its board of directors determines in good faith (after consultation with its outside legal counsel) that failure to grant such waiver or release or enforce such agreement would be inconsistent with its fiduciary duties under applicable law; provided that our stockholders have not yet adopted the merger agreement and we have complied in all material respects with our merger agreement obligations regarding the special meeting, our board of directors’ recommendation and nonsolicitation of alternative proposals.

Further Actions and Agreements

Sourcefire Stockholders’ Meeting. We have agreed to call and hold a stockholders’ meeting as promptly as reasonably practicable after the execution of the merger agreement for the sole purpose of voting upon the adoption of the merger agreement. We have agreed to use our commercially reasonable efforts to solicit from our stockholders proxies, and to take all other reasonable action necessary to secure the vote of our stockholders, in favor of adoption of the merger agreement.

Access to Information. We have agreed to afford Cisco and its representatives with reasonable access to our properties, books, personnel and records, to provide certain financial and tax information to Cisco, to maintain the virtual data room established in connection with the merger agreement and provide Cisco access thereto and to provide other documents and information in our possession that Cisco may reasonably request prior to the closing of the merger.

Regulatory Approvals; Other Actions. The merger agreement obligates Cisco and us to use reasonable best efforts to obtain all consents and approvals required to be obtained to consummate the merger, including (i) making any filings required under the HSR Act or applicable foreign antitrust and competition laws as soon as is practicable, (ii) promptly supplying each other with any information or documents required for such filings, (iii) responding promptly to and complying with any information request relating to the merger agreement or such filings by any governmental entity that enforces or administers antitrust laws, and (iv) notifying each other promptly upon the receipt of any comments or requests from any governmental entity in connection with such filings, or any proposal by any governmental entity regarding the settlement of any investigation. In addition, we and Cisco have agreed to use reasonable best efforts to resolve any objections asserted by any governmental entity with respect to the transactions contemplated by the merger agreement under any applicable antitrust laws, and we and Cisco will take any and all of the following actions to the extent necessary to cause the expiration of the notice periods under the HSR Act or other antitrust laws: (i) entering into negotiations, (ii) providing information required by applicable legal requirements and (iii) substantially complying with any “second request” for information pursuant to antitrust laws.

If any legal proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by the merger agreement as violative of any antitrust law, the merger agreement provides that Cisco and we will consult with one another as to the appropriate response, provided that Cisco shall not have any obligation to litigate or contest any such legal proceeding or order resulting therefrom or make proposals, agreements or submit to antitrust orders providing for (A) the sale, license or other disposition or holding separate of any of our or Cisco’s assets, (B) the imposition of any restriction on Cisco’s ability to freely conduct their business or own such assets or (C) the holding separate of our shares of capital stock or any limitation on Cisco’s ability to exercise full rights of ownership of such shares.

As to matters other than regulatory approvals, we and Cisco have agreed to use reasonable best efforts take, or cause to be taken, all action and do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective the merger, including satisfying all closing conditions and executing and delivering any additional instruments necessary to consummate the merger.

In addition, we have agreed to use commercially reasonable efforts to obtain specified third party consents, waivers or approvals in connection with the consummation of the merger agreement.

Public Announcements. We have agreed to consult with Cisco before issuing any press release or otherwise making any public statements with respect to the merger agreement or the merger.

Employee Benefit Matters. The merger agreement provides that, as soon as reasonably practicable after the effective time of the merger, Cisco will ensure that the continuing employees will receive health and welfare benefits that in the aggregate are no less favorable than those provided to a similarly situated employee of Cisco. Except to the extent necessary to avoid duplication of benefits, Cisco will recognize the service of each continuing employee before the effective time of the merger as if such service had been performed with Cisco for all purposes under the vacation and severance plans maintained by Cisco after the effective time of the merger and for purposes of eligibility and vesting under all other employee benefit plans maintained by Cisco that the continuing employees may be eligible to participate in after the effective time of the merger. Cisco shall also assume Sourcefire’s obligations under our executive change in control severance plan, the executive retention plan, and any consulting, retirement or other compensation arrangement providing for the payment of severance as specified in the merger agreement.

With respect to any welfare plan maintained by Cisco in which continuing employees are eligible to participate after the effective time of the merger, to the extent permitted by the relevant welfare plan, Cisco will waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by Sourcefire prior to the effective time of the merger.

The merger agreement further provides that our compensation committee will be permitted to finally and conclusively determine annual cash incentive awards to be awarded under our leadership bonus plan and executive annual incentive plan relating to the 2013 calendar year for employees employed by us immediately prior to the closing of the merger, and such awards will be paid immediately prior to the closing of the merger; provided, that such awards shall not exceed the base target bonus amounts set forth in such plans.

The provisions of the merger agreement described in this Employee Benefit Matters section will apply only with respect to Sourcefire employees who are covered under our employee plans that are maintained primarily for the benefit of employees employed in the United States (including company employees regularly employed outside the United States to the extent they participate in our employee plans). With respect to Sourcefire employees who are not described in the preceding sentence, Cisco will comply with all applicable laws, directives and regulations relating to employees and employee benefits matters applicable to such employees.

Indemnification of Officers and Directors. The merger agreement provides that, from the effective time of the merger until the sixth anniversary of the effective time of the merger, the surviving corporation will, and Cisco will cause the surviving corporation to, maintain in effect, the existing policy of directors’ and officers’ liability insurance maintained by Sourcefire as of the date of the merger agreement (the “D&O Insurance”) or provide substitute policies of comparable coverage, including a “tail” insurance policy. However, the surviving corporation will not be required to pay annual premiums for the D&O Insurance (or for any substitute or “tail” policies) in excess of 300% of the most recently paid annual premium for the D&O Insurance, and if any future annual premiums for the D&O Insurance (or any substitute policies) exceed 300% of the most recently paid annual premium for the D&O Insurance, the surviving corporation will be entitled to reduce the amount of coverage of the D&O Insurance to the amount of coverage obtainable for a premium equal to 300% of such amount. In addition, we, in our sole discretion, may elect, by giving written notice to Cisco at least two business days prior to the effective time of the merger, to purchase, in lieu of the foregoing insurance, a comparable “tail” or “runoff” extension to the D&O Insurance for a period of six years after the effective time of the merger for a premium not to exceed 300% of the most recently paid annual premium for the D&O Insurance.

From and after the effective time of the merger until the sixth anniversary of the effective time of the merger, Cisco will assume, and will cause the surviving corporation to, fulfill and honor in all respects our obligations pursuant to any indemnification agreements with us made available to Cisco prior to the date of the merger agreement, our charter or our bylaws as in effect on the date of the merger agreement with respect to our officers’ and directors’ acts and omissions occurring prior to the effective time of the merger. From and after the effective time of the merger, such obligations shall be the joint and several obligations of Cisco and the surviving corporation. The merger agreement further provides that the charter and bylaws of the surviving corporation will contain advancement, exculpation and indemnification provisions that are at least as favorable in the aggregate to the applicable indemnified persons as those contained in the charter and bylaws of Sourcefire or its subsidiaries as of the date of the merger agreement, and those advancement, exculpation and indemnification provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that adversely affects the rights thereunder of the indemnified parties.

The rights to indemnification and exculpation by Sourcefire described above shall survive the consummation of the merger, are intended to benefit the present and former officers and directors of Sourcefire and its subsidiaries, shall be binding on all successors and assigns of the surviving corporation and Cisco, shall be enforceable by each present and former officers and directors of Sourcefire and its subsidiaries and may not be amended, altered or repealed after the effective time of the merger without the prior written consent of the affected person.

Conditions to the Closing of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

Cisco and we are obligated to effect the merger only if the following conditions have been satisfied or waived:

•	the merger agreement has been adopted by our stockholders at the special meeting;

•

no order (other than an antitrust order) issued by any governmental entity or other legal or regulatory restraint or prohibition preventing the consummation of the merger shall be in effect, and no applicable legal requirement (other than an antitrust law) shall have been enacted or deemed applicable to the merger that prohibits or makes illegal or enjoins the consummation of the merger; and

•	the waiting periods required under the HSR Act have expired or have been terminated.

Cisco will not be obligated to effect the merger unless the following conditions have been satisfied or waived by Cisco:

•

our representations and warranties in the merger agreement as to our corporate organization and the authorization, capitalization, execution, delivery and enforceability of the merger agreement are true and correct in all respects as of signing and closing, and as to the other matters are true and correct as of signing and closing, except where the circumstances causing the failure of such representations and warranties to be true and correct have not had, and would not reasonably be expected to have, a material adverse effect on us; provided, that with respect to our capitalization, this condition will be satisfied if our actual fully-diluted capitalization as of the measurement date provided in the merger agreement is not greater than our fully-diluted capitalization represented in the merger agreement by more than 1.0% of such fully-diluted capitalization as of the measurement date;

•

we have performed and complied in all material respects with all covenants and other agreements required to be performed and complied with by us under the merger agreement at or prior to the closing of the merger;

•

(i) no order has been issued by any court of competent jurisdiction located in the U.S., and no other applicable legal requirement has been enacted, entered, enforced or deemed applicable to the merger by a governmental entity located in the U.S. that is in effect and that (A) provides for an antitrust restraint or other injunction, restraint or material damages in connection with the merger, or (B) prevents or makes illegal the consummation of the merger, or causes the merger to be rescinded, and (ii) there are no pending legal proceedings brought by any governmental entity located in the U.S. seeking the foregoing;

•

(i) no order has been issued by any court of competent jurisdiction outside the U.S. and no other applicable legal requirement has been enacted, entered, enforced or deemed applicable to the merger by a governmental entity located outside the U.S. that is in effect and that (A) provides for an antitrust restraint or other injunction, restraint or material damages in connection with the merger, or (B) prevents or makes illegal, the consummation of the merger, or causes the merger to be rescinded, and (ii) there are no pending legal proceedings brought by any governmental entity located outside the U.S. seeking the foregoing, except, in each case, where such order, applicable legal requirement or legal proceeding would not materially impair our business or operations; and

•	we have not suffered a material adverse effect since the date of the merger agreement that is then continuing.

We will not be obligated to effect the merger unless the following conditions have been satisfied or waived:

•

Cisco’s representations and warranties in the merger agreement as to its corporate organization and the authorization, execution, delivery and enforceability of the merger agreement are true and correct in all respects as of signing and closing; and as to the other matters are true and correct as of signing and closing, except where the circumstances causing the failure of such representations and warranties to be true and correct have not had, and would not reasonably be expected to materially impede or delay Cisco’s ability to close the merger in accordance with the merger agreement and applicable law; and

•

each of Cisco and merger sub has performed and complied in all material respects with all covenants and other agreements required to be performed and complied with by Cisco and merger sub at or prior to the closing date of the merger.

Effect of Termination

If the merger agreement is terminated (as described below), the merger agreement will become void and there shall be no liability on the part of Cisco or us or our respective stockholders or representatives; provided that obligations for payment of the termination fee (as described below) and obligations related to the protection of our confidential information and general provisions in Article VIII of the merger agreement will remain in full force and effect and survive any termination of the agreement. In addition, termination shall not relieve any party to the merger agreement from liability in connection with any fraud or willful and material breach by such party with respect to its representations, warranties, covenants or other agreements in the merger agreement.

Termination of the Merger Agreement

Cisco and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent;

•

by either Cisco or us, if the merger has not been completed by December 31, 2013, except that if the merger is not completed by such date because any applicable waiting period under the HSR Act or other antitrust or competition law, or other governmental approval that is required to complete the merger, is not obtained, terminated or expired, or because any order is in effect prohibiting the closing of the merger or because governmental actions seeking to restrain the closing of the merger are pending, but all other conditions have been satisfied, in which case either Cisco or we can terminate the merger agreement if the merger is not completed by March 31, 2014 (such date, as applicable, the “End Date”); provided, that in no event shall we or Cisco be permitted to terminate the merger agreement if the failure to consummate the merger by the End Date is principally caused by the material breach by such party of the merger agreement;

•

by either Cisco or us, if any governmental entity has issued an order or antitrust order arising under U.S. laws or taken any other action to enforce an applicable legal requirement or an applicable antitrust legal requirement arising under U.S. laws having the effect of permanently prohibiting the closing of the merger that is final and nonappealable;

•

by either Cisco or us, if our stockholders do not adopt the merger agreement at the special meeting and, in our case, the failure to obtain stockholder approval is not proximately caused by any action or failure to act of us that constitutes a material breach of the merger agreement;

•

by either Cisco or us, upon a breach of any covenant or agreement on the part of the other party set forth in the merger agreement, or if any representation or warranty of the other party has become inaccurate, in either case such that the closing conditions with respect to the other party regarding the accuracy representations and warranties and compliance with covenants and agreements would not be satisfied as of the time of such breach or as of the time such representation or warranty has become inaccurate, following notice and an opportunity to cure such breach, if curable;

•	by Cisco, upon a “triggering event” (as defined below); or

•	by us, prior to our stockholders’ adoption of the merger agreement, upon a change of recommendation for a superior proposal and following payment to Cisco of a termination fee of $60,000,000.

Termination Fees and Expenses

The merger agreement requires that we pay Cisco a termination fee of $60,000,000 in the event the merger agreement is terminated upon any of the following events:

•	Cisco terminates due to a triggering event;

•	we or Cisco terminate the merger agreement after our stockholders do not adopt the merger agreement at the special meeting, following the occurrence of a triggering event;

•	we terminate the merger agreement upon a change of recommendation in connection with a superior proposal (following payment to Cisco of any termination fee due); or

•

we or Cisco terminates the merger agreement if the closing has not occurred by the End Date or we or Cisco terminates the merger agreement after our stockholders do not adopt the merger agreement at the special meeting, and (A) prior to such termination, either an acquisition proposal was publicly disclosed (or in the case of a termination due to the End Date, an acquisition proposal otherwise exists) and (B) within 12 months following the termination of the merger agreement, an acquisition involving more than 40% of our stock or assets is consummated or we enter into a contract providing for an acquisition that is subsequently consummated (even if consummated following such 12-month period).

A “triggering event” means (A) a change of recommendation by our board of directors in favor of the merger for any reason, (B) our failing to convene or hold the special meeting of our stockholders to adopt the merger agreement in accordance with the merger agreement, (C) our failing to include our board of directors’ recommendation in favor of the merger in this proxy statement, (D) our breach of any of the provisions of the merger agreement related to the meeting of our stockholders or the nonsolicitation of acquisition proposals in any material respect, (E) our board of directors approving or publicly recommending any acquisition proposal or us entering into any contract accepting any acquisition proposal, (F) our board of directors failing to reaffirm the board of directors recommendation within 10 business days after Cisco requests in writing such reaffirmation in response to an acquisition proposal which has been publicly announced or otherwise becomes publicly known or a material modification of an acquisition proposal, or (G) the commencement of a tender or exchange offer relating to our securities by a person unaffiliated with Cisco prior to the time we receive the approval of our stockholders and our failure to send to our stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that we unconditionally recommend rejection of such tender or exchange offer and reaffirming our board of directors recommendation in favor of the merger.

Payment of the termination fee by us to Cisco will be deemed to be liquidated damages for all actual or purported breaches of the merger agreement and, after such payment has been made, we will have no further liability for any actual or purported breach.

In all cases other than the specified circumstances under which we will be required to pay the termination fee, the merger agreement provides that, regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.

Extension, Waiver and Amendment of the Merger Agreement

We and Cisco may amend the merger agreement at any time prior to the closing of the merger. However, after stockholder adoption of the merger agreement has been obtained, no amendment can be made that would require approval by our stockholders without obtaining such further approval.

Either we or Cisco may extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement, waive any inaccuracies in the other party’s representations and warranties and waive compliance with any of the agreements or conditions contained in the merger agreement.

MARKET PRICE OF SOURCEFIRE COMMON STOCK

Sourcefire’s common stock is currently publicly traded on NASDAQ under the symbol “FIRE.” The following table sets forth the high and low sales prices of our common stock as reported by NASDAQ.

Fiscal Year	High	Low
2012:
First Quarter	$50.47	$29.25
Second Quarter	$59.64	$45.06
Third Quarter	$57.98	$41.34
Fourth Quarter	$50.85	$40.68
2013:
First Quarter	$59.49	$39.50
Second Quarter	$59.46	$47.58
Third Quarter (through August 9, 2013)	$75.95	$54.44

On July 22, 2013, the last full trading day prior to the announcement of the merger agreement, the high and low sales prices per share for our common stock as reported on NASDAQ were $60.04 and $58.93, respectively. On                     , 2013, the most recent practicable trading day before this proxy statement was printed, the high and low sales prices per share for our common stock as reported on NASDAQ were $             and $            , respectively. We had             stockholders of record at the close of business on                     , 2013, the record date for the special meeting. The number of holders of record of our common stock does not reflect the number of beneficial holders whose shares are held by depositories, brokers, trusts or other nominees.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

The market price of our common stock is subject to fluctuation. As a result, stockholders are urged to obtain current market quotations before making any decision with respect to the merger. No assurance can be given concerning the market price for our common stock before the effective time.

OTHER AGREEMENTS

The Voting Agreements

As a condition and inducement to Cisco entering into the merger agreement, Martin Roesch and John Becker, two of our directors who own shares of our common stock, entered into a voting agreement with Cisco, dated July 22, 2013, pursuant to which each of the stockholders agreed, among other things, to vote the shares of Sourcefire’s common stock over which the stockholder exercises voting control in favor of the adoption of the merger agreement and against any proposal made in opposition to or in competition with the merger. As of                     , 2013, the record date for the special meeting, these stockholders own approximately 1.9% of the issued and outstanding shares of our common stock. In connection with the execution and delivery of the voting agreements, Cisco did not pay these stockholders any consideration in addition to the consideration they may receive pursuant to the merger agreement in respect of their shares. A copy of the form of voting agreement is attached as Annex B to this proxy statement.

The voting agreements require each of the stockholders, among others things, to vote the subject shares in favor of:

•	approval of the merger and adoption of the merger agreement; and

•

any matter that could reasonably be expected to facilitate the merger (including any adjournment of the special meeting in order to solicit additional proxies in favor of approval of the merger and adoption of the merger agreement);

and against any proposal, which we refer to as acquisition proposals, relating to:

•

any acquisition by another entity of more than a 15% interest in our total outstanding voting securities or any tender offer or exchange offer that if consummated would result in another entity beneficially owning 15% or more of our total outstanding voting securities, or any merger, consolidation, business combination or similar transaction involving us pursuant to which Sourcefire’s stockholders immediately preceding such transaction would hold securities representing less than 85% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity);

•	any sale, acquisition, or disposition of more than 15% of our total assets in any single transaction or series of related transactions; or

•	the liquidation or dissolution of Sourcefire;

and against any other matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the merger agreement in any material respect.

In addition, each stockholder subject to a voting agreement granted representatives of Cisco an irrevocable proxy to vote the stockholder’s shares of our common stock in favor of approval of the merger and adoption of the merger agreement and against any acquisition proposal.

Each stockholder subject to a voting agreement also agreed not to, directly or indirectly,

•	transfer, grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber, its shares;

•	enter into a swap or similar transaction that transfers the economic consequences of ownership of its shares; or

•	make any offer or enter into any agreement providing for any of the foregoing, other than transfers:

•	to any immediate family member;

•	to a trust for the benefit of such stockholder or any immediate family member for estate planning purposes;

•	to a charitable entity; or

•	in connection with or for the purpose of personal tax-planning;

provided that in each of the foregoing cases, the transferee agrees to be bound by the voting agreement.

Each stockholder agreed to waive and not to seek any appraisal rights in connection with the merger.

Each voting agreement and all obligations of the stockholder and Cisco under each voting agreement will automatically terminate upon the earlier to occur of:

•	the first business day following stockholder adoption of the merger agreement; and

•	the date and time of the termination of the merger agreement in accordance with its terms.

The Rights Agreement Amendment

Pursuant to an amendment dated July 22, 2013, we amended our rights agreement with Continental Stock Transfer & Trust Co., as rights agent, dated as of October 30, 2008. Pursuant to the rights agreement (commonly known as “poison pill”) our stockholders are entitled to buy shares of our junior preferred stock upon the occurrence of certain events, such as a takeover attempt the Company does not agree to. The amendment thereto entered into on July 22, 2013 provides that the rights set forth in the rights agreement will not be triggered by the merger, the merger agreement or the other transactions contemplated by the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of August 5, 2013 by: (i) each of our directors and named executive officers; (ii) all of our executive officers and directors as a group; and (iii) all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, we believe that each of the stockholders identified in the table possesses sole voting and investment power with respect to all shares of common stock indicated as beneficially owned by them. Shares of common stock subject to options currently exercisable and options exercisable within 60 days of August 5, 2013 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options or restricted stock units, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentages are based on 31,552,899 shares outstanding on August 5, 2013, adjusted as required by rules promulgated by the SEC.

The business address for each director and executive officer is c/o Sourcefire, 9770 Patuxent Woods Drive, Columbia, Maryland 21046.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
Beneficial owners of 5% or more of the outstanding common stock:
The Vanguard Group, Inc. (1)	1,801,168	5.7
T. Rowe Price Associates, Inc. (2)	1,914,862	6.1
BlackRock, Inc. (3)	2,918,077	9.2
Fidelity Management & Research Company (4)	3,547,327	11.2
Named executive officers:
John C. Becker	34,241	*
Thomas M. McDonough (5)	2,359	*
Todd P. Headley (6)	32,150	*
Martin F. Roesch (7)	633,739	2.0
John G. Negron (8)	1,042	*
Marc W. Solomon (9)	18,213	*
Other directors and nominees:
Michael Cristinziano (10)	15,865	*
Tim A. Guleri (11)	24,918	*
Kevin M. Klausmeyer (12)	4,508	*
Charles E. Peters, Jr. (13)	12,139	*
Steven R. Polk (14)	19,209	*
Arnold L. Punaro (15)	14,500	*
All directors and executive officers as a group (14 persons) (16)	820,362	2.6

*	Less than 1% beneficial ownership.
(1)	Amount was reported on a Schedule 13G/A filed on February 12, 2013. The Vanguard Group, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,801,168 shares of common stock. The address of this holder is 100 Vanguard Boulevard, Malvern, PA 19355.
(2)	Amount was reported on a Schedule 13G/A filed on January 10, 2013. T. Rowe Price Associates, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,914,862 shares of common stock. The address of this holder is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)

Amount was reported on a Schedule 13G/A filed on January 31, 2013. BlackRock, Inc., through its affiliated funds, is the beneficial owner of 2,918,077 shares of common stock. The address of this holder is 40 East 52nd Street, New York, New York 10022.

(4)	Amount was reported on a Schedule 13G filed on January 10, 2013. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,547,327 shares of common stock. The address of this holder is 82 Devonshire Street, Boston, Massachusetts 02109.
(5)	Includes options exercisable within 60 days to purchase 2,359 shares of common stock.
(6)	Includes options exercisable within 60 days to purchase 11,374 shares of common stock.
(7)	Includes options exercisable within 60 days to purchase 83,932 shares of common stock. Of the shares of common stock reported, 243,045 shares of common stock are held by The Martin F. Roesch 2010 Grantor Retained Annuity Trust, Martin F. Roesch, Trustee. Mr. Roesch has voting and investment control with respect to these shares.
(8)	Includes options exercisable within 60 days to purchase 1,042 shares of common stock.
(9)	Includes options exercisable within 60 days to purchase 8,278 shares of common stock.
(10)	Includes 2,390 shares of common stock subject to repurchase by the Company; Mr. Cristinziano has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.
(11)	Includes 2,390 shares of common stock subject to repurchase by the Company; Mr. Guleri has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses. Also includes 22,528 shares held by the Guleri Family Trust UTD dated April 7, 1999. Mr. Guleri has voting and investment power with respect to these shares.
(12)	Includes 4,508 shares subject to repurchase by the Company; Mr. Klausmeyer has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.
(13)	Includes 4,906 shares of common stock subject to repurchase by the Company; Mr. Peters has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.
(14)	Includes 2,390 shares of common stock subject to repurchase by the Company; Mr. Polk has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.
(15)	Includes 2,390 shares of common stock subject to repurchase by the Company; Mr. Punaro has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.
(16)	Includes options exercisable within 60 days to purchase 114,464 shares of common stock. Of the shares of common stock reported, 18,974 shares are subject to repurchase by the Company; the applicable director has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

PROPOSAL NO. 2 — ADJOURNMENT OF THE SPECIAL MEETING

If there are insufficient votes at the time of the special meeting to approve Proposal No. 1, the adoption of the merger agreement, we may propose to adjourn the special meeting to solicit additional proxies. In that event, we may ask our stockholders to vote only upon the adjournment proposal and not upon the proposal to adopt the merger agreement.

We currently do not intend to propose adjournment of the special meeting if there are sufficient votes to approve the adoption of the merger agreement.

Vote Required and Board of Directors Recommendation

Approval of Proposal No. 2 requires the affirmative vote of a majority of the votes cast on that proposal at the special meeting. The vote on this Proposal No. 2 is a vote separate and apart from the vote on Proposal No. 1 to adopt the merger agreement. You may approve Proposal No. 1 and vote not to approve this Proposal No. 2 on adjournment of the special meeting and vice versa.

Our board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

PROPOSAL NO. 3 — ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation which each of the Company’s named executive officers may receive that is based on or that otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation. The “golden parachute” compensation payable to the Company’s named executive officers is subject to a non-binding advisory vote of the Company stockholders, as described under “Proposal No. 3 – Advisory Vote on Golden Parachutes” beginning on page 87.

At the effective time of the merger, all outstanding Company equity compensation awards held by our named executive officers will be converted into an equivalent equity award with respect to Cisco common stock, other than the stock options with performance-based vesting conditions that are held by Mr. Becker, which will vest and be cashed out at closing of the merger. Completion of the merger, by itself, will not result in immediate acceleration of any unvested equity awards other than these performance-based options held by Mr. Becker. The terms of the outstanding equity awards held by each named executive officer provide for “double-trigger” vesting (i.e., vesting is triggered upon the termination of an executive’s employment other than for cause or the executive’s resignation with good reason, in each case within specified periods either prior to or following the effective time of the merger). The periods during which these double-trigger benefits are available, and other material terms of the arrangements under which the named executive officers’ severance compensation and benefits and accelerated vesting of equity-based awards would be provided, are described under “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger.”

Assuming the merger is completed and the named executive officers are terminated on August 5, 2013 in a qualifying termination of employment and are entitled to full benefits available under their respective employment and related agreements with us, the executive change in control severance plan, or their new employment agreements with Cisco, as applicable, we estimate that the executive officers would receive approximately the amounts set forth in the table below. The amounts shown in the equity column are based on a per share price of the Company’s common stock of $76.00. We also estimate that Mr. Becker would be entitled to the gross-up payment set forth in the table below.

All payments and benefits in the table below are subject to a “double trigger,” meaning they are only provided following a qualifying termination in connection with the merger, other than the accelerated vesting of options held by Mr. Becker that are eligible for vesting as a result of satisfying applicable performance conditions, and the payment of annual incentive awards in connection with the closing, as noted in footnotes to the table, which will occur in connection with the proposed merger without a qualifying termination, which we refer to as “single-trigger” benefits.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. As a result, the actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

“Golden Parachute Compensation”

Name of Executive Officer (5)	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Tax Reimbursements ($) (4)	Total ($) (6)
John Becker	1,736,500	15,701,200	20,659	6,146,802	23,605,161
Thomas McDonough	779,250	2,339,547	48,019	0	3,166,816
Todd Headley	470,000	2,843,959	13,829	0	3,327,788
Martin Roesch	1,629,750	3,003,239	51,149	0	4,684,138
John Negron	558,000	4,152,254	48,019	0	4,758,273
Marc Solomon	377,000	3,776,275	13,829	0	4,167,104

(1)	The amounts include (a) the value of cash severance benefits under (i) the Company’s executive change in control severance plan for Messrs. Headley and Solomon, (ii) the new employment agreements with Cisco for Messrs. McDonough, Roesch and Negron and (iii) the existing employment agreement with Sourcefire for Mr. Becker, as applicable, which represent “double trigger” benefits (i.e., requiring the occurrence of a qualifying termination of employment in addition to the completion of the merger) and are payable in installments upon a qualifying termination of employment following completion of the merger for Messrs. Headley and Solomon and payable in a cash lump sum upon a qualifying termination of employment following completion of the merger for Messrs. Becker, McDonough, Roesch and Negron, and (b) the unpaid portion of each named executive officer’s target annual 2013 bonus, which is considered to be a “single trigger” benefit (i.e., conditioned solely on the occurrence of completion of the merger) and which is payable in a cash lump sum upon the completion of the merger, in each case, assuming base salaries and incentive targets remain unchanged from their current levels. The estimated amount of each benefit for each named executive officer is as follows:

•

Mr. Becker: (x) $1,380,000 for cash severance payable under Mr. Becker’s existing employment agreement with Sourcefire, which represents 1.5 times each of his base salary ($460,000) and target bonus ($460,000) and becomes payable upon a qualifying termination of employment within the period beginning one month prior to and ending 13 months following the completion of the merger; and (y) $356,500 for the unpaid 2013 annual bonus.

•

Mr. McDonough: (x) $650,000 for cash severance payable under Mr. McDonough’s new employment agreement with Cisco, which represents 12 months of base salary ($310,000) and becomes payable upon a qualifying termination of employment within two years following the completion of the merger, plus $340,000 (which represents the first portion of his retention bonus) and becomes payable upon a qualifying termination of employment within one year following the completion of the merger; and (y) $129,250 for the unpaid 2013 annual bonus.

•

Mr. Headley: (x) $360,000 for cash severance payable under the Company’s executive change in control severance plan, which represents 12 months of base salary ($360,000) and becomes payable upon a qualifying termination of employment within one year following completion of the merger; and (y) $110,000 for the unpaid 2013 annual bonus.

•

Mr. Roesch: (x) $1,550,000 for cash severance payable under Mr. Roesch’s new employment agreement with Cisco, which represents 12 months of base salary ($300,000) and becomes payable upon a qualifying termination of employment within two years following the completion of the merger, plus an additional severance amount of $1,250,000 that becomes payable upon a qualifying termination of employment within one year following the completion of the merger; and (y) $79,750 for the unpaid 2013 annual bonus.

•

Mr. Negron: (x) $525,000 for cash severance payable under Mr. Negron’s new employment agreement with Cisco, which represents 12 months of base salary ($300,000) and becomes payable upon a qualifying termination of employment within two years following of the merger, plus an additional severance amount of $225,000 that becomes payable upon a qualifying termination of employment within one year following the completion of the merger; and (y) $33,000 for the unpaid 2013 annual bonus.

•

Mr. Solomon: (x) $300,000 for cash severance payable under the Company’s executive change in control severance plan, which represents 12 months of base salary ($300,000) and becomes payable upon a qualifying termination of employment within one year following the completion of the merger; and (y) $77,000 for the unpaid 2013 annual bonus.

(2)	Represents the value of the accelerated vesting of unvested options and restricted stock units for each named executive officer, which consist of the following:

•

Mr. Becker: 100% of his options that are eligible for vesting as a result of satisfying applicable performance conditions will vest in full on the closing date of the merger – a “single trigger” benefit of $3,018,400 – and all other unvested options and restricted stock units for Mr. Becker will vest upon a qualifying termination of employment within the period beginning one month prior to and ending 13 months following the completion of the merger – a “double trigger” benefit of $12,682,800.

•

Messrs. Headley, McDonough, Roesch, Negron and Solomon: all unvested options and 50% (or such lesser amount remaining unvested) of the number shares originally subject to each grant of restricted stock units will vest upon a qualifying termination of employment within one year following the completion of the merger – each a “double trigger” benefit.

(3)	These amounts represent the value of the “double trigger” payment of premiums as provided under the applicable arrangement for each named executive officer with respect to continued health and welfare benefits, which would be provided following a qualifying termination of employment (a) within one year following the completion of the merger for Messrs. Headley and Solomon, (b) within the period beginning one month prior to and ending 13 months following the completion of the merger for Mr. Becker, and (c) within two years following the completion of the merger for Messrs. McDonough, Negron and Roesch, as follows:

•

Mr. Becker: represents, under Mr. Becker’s employment agreement with Sourcefire, continued participation of Mr. Becker and his then-eligible dependents in the Company’s group health plan in which they were participating as of the date of termination for eighteen (18) months following such date, either on a subsidized basis consistent with the level of subsidization prior to termination or, if continuation of such subsidized benefits would violate Section 105(h) of the Code, with payments being provided to Mr. Becker in an amount equal to the portion of the premiums that would otherwise be subsidized. These amounts are based on the current benefit levels in effect with Sourcefire; therefore if the benefit levels are increased after the merger, actual payments to Mr. Becker may be greater than those provided for above.

•

Messrs. Headley and Solomon: represents, under the Company’s executive change in control severance plan, the payments for continued participation of the executive officer and his then-eligible dependents under COBRA, which are the same amount as Sourcefire paid for healthcare coverage for the executive as of the termination date. These amounts are based on the current benefit levels in effect with Sourcefire; therefore if the benefit levels are increased after the merger, actual payments to an executive officer may be greater than those provided for above.

•

Messrs. McDonough, Roesch and Negron: represents, under their respective new employment agreement with Cisco, the premiums required to continue group health care coverage for a period of twelve (12) months following the date of termination of the executive officer, under COBRA for the executive officer and his eligible dependents at the same level and for the same eligible dependents covered as of the termination date, which premiums will be “grossed up” to cover taxes. These payments are based on the highest potential aggregate rate as it is unknown which coverage plans each executive officer will elect upon commencement of employment with Cisco; therefore it is possible the actual payments to an executive officer may be less than those provided.

(4)	Represents the amounts that may become payable to Mr. Becker to indemnify him for the impact of the excise taxes that may be due by reason of the application of Section 4999 of the Code. Such amounts will be payable if necessary to indemnify Mr. Becker for the impact of such excise taxes. These amounts are subject to change based on the effective time of the merger, date of termination of Mr. Becker’s employment, interest rates then in effect and certain other assumptions used in the calculation. They do not take into account the value of any noncompetition agreement or certain amounts that may be reasonable compensation either before or after the effective time of the merger, each of which may, in some cases, reduce the amount of the payments.
(5)	John C. Burris, our former Chief Executive Officer, retired effective October 1, 2012. Consistent with Instruction 1 to Item 402(2)(t) of Regulation S-K, the table above shall be deemed to include John C. Burris with $0 in each column.

(6)	The following table shows, for each named executive officer, the aggregate amounts which are “single trigger” or “double trigger” benefits. The amounts in the “Single Trigger” column represent the unpaid 2013 annual bonus amounts for the named executive officers and the value of the accelerated vesting of Mr. Becker’s performance-based options, while the “Double Trigger” column represents all other amounts to be received by the named executive officers.

Named Executive Officer	Single Trigger ($)	Double Trigger ($)
John Becker	3,374,900	20,230,261
Thomas McDonough	129,250	3,037,566
Todd Headley	110,000	3,217,788
Martin Roesch	79,750	4,604,388
John Negron	33,000	4,725,273
Marc Solomon	77,000	4,090,104

Advisory Vote on Golden Parachutes

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the proposed merger and the agreements pursuant to which such compensation may be paid or become payable. As required by those rules, we are asking our stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Sourcefire’s named executive officers in connection with the proposed merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table in the section of the proxy statement entitled “Proposal No. 3 –Advisory Vote Regarding Certain Executive Compensation” and the section of the proxy statement entitled “Proposal No. 1 — Adoption of the Merger Agreement — Interests of Executive Officers and Directors in the Merger,” are hereby APPROVED.”

The vote on executive compensation payable in connection with the proposed merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on executive compensation paid or that may become payable in connection with the merger is advisory only, it will not be binding on either Sourcefire or Cisco. Accordingly, because we are contractually obligated to pay the compensation, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding advisory vote.

The affirmative vote of a majority of the votes cast on the matter by holders of our common stock present, in person or represented by proxy, at the special meeting will be required to approve the non-binding advisory resolution on executive compensation payable to our named executive officers in connection with the merger. Abstentions will have the same effect as a vote “AGAINST” the proposal but the failure to vote your shares and “broker non-votes” will have no effect on the outcome of the proposal.

Our board of directors unanimously recommends that you vote “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements pursuant to which such compensation may be paid or become payable.

OTHER MATTERS

Additional Proposals for the Special Meeting of Stockholders

No business may be transacted at the special meeting other than the matters set forth in this proxy statement.

2014 Stockholder Proposals and Nominations

If the merger is consummated, we will have no public stockholders and no public participation in any of our future stockholder meetings. If the merger is not consummated, stockholders will continue to participate in our annual meetings of stockholders and may submit proposals that they believe should be voted upon at the annual meetings or nominate persons for election to our board of directors.

In accordance with Rule 14a-8 of the Exchange Act stockholders who wish to present proposals for inclusion in the proxy materials prepared by the Company in connection with the 2014 Annual Meeting of Stockholders, which we anticipate holding on June 6, 2014 if the merger has not been completed, must submit their proposals so that they are received by the Company’s Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046, no later than December 25, 2013. Under our Bylaws, proposals must be submitted no earlier than October 26, 2013. In the event the date of the 2014 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the anniversary of the 2013 Annual Meeting of the Stockholders, your proposal must be delivered to the Company’s Secretary at the address above by the later of (i) 90 days prior to the date of the 2014 Annual Meeting of Stockholders and (ii) 15 days following the first public announcement of the date of the 2014 Annual Meeting of Stockholders. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Timely notice of any proposal, including a director nomination, that you intend to present at the 2014 Annual Meeting of Stockholders, but do not intend to have included in the proxy materials prepared by the Company in connection with the 2014 Annual Meeting of Stockholders, must be delivered in writing to the Company’s Secretary at the address above not less than 90 days prior to the date of the 2014 Annual Meeting of Stockholders. In addition, your notice must set forth the information required by our Bylaws with respect to each director nomination or other proposal that you intend to present at the 2014 Annual Meeting of Stockholders.

For more information, including the information required to be included in a stockholder proposal, please refer to our Bylaws, filed as exhibit 3.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed with the SEC on August 2, 2012.

Delivery of Documents to Stockholders Sharing an Address

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

For this proxy statement, a number of brokers with account holders who are Sourcefire stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of this proxy statement, or you desire to notify us that you wish to receive a separate copy of proxy materials in the future, please notify the Company. Direct your request by mail or telephone to the Company’s Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046 or (410) 290-1616. Stockholders who currently receive multiple copies of the proxy statement and annual report at their addresses and would like to request “householding” of their communications should contact their brokers.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at http://investor.sourcefire.com (the information available at our website address is not incorporated by reference into this report).

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 28, 2013;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 filed with the SEC on May 3, 2013;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 filed with the SEC on August 2, 2013;

•	Definitive Proxy Statement for the Company’s 2013 Annual Meeting, filed on April 24, 2013; and

•	Current Reports on Form 8-K filed with the SEC on April 8, 2013, June 6, 2013, July 23, 2013, July 24, 2013, July 29, 2013 and August 7, 2013.

To the extent that any Current Report on Form 8-K is incorporated herein by reference, such incorporation shall not include any information contained in such Current Report which is not, pursuant to the SEC’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act. We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046, Attention: Corporate Secretary, and should be made at least five business days before the date of the special meeting in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CISCO SYSTEMS, INC.,

SHASTA ACQUISITION CORP.

AND

SOURCEFIRE, INC.

JULY 22, 2013

A-i

EXHIBITS

Exhibit A	-	Form of Voting Agreement and Irrevocable Proxy
Exhibit B	-	Form of Certificate of Merger
Exhibit C	-	Form of Bylaws

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 22, 2013 (the “Agreement Date”), by and among Cisco Systems, Inc., a California corporation (“Parent”), Shasta Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and Sourcefire, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The board of directors of the Company (the “Company Board”) and the boards of directors of Parent and Sub (or duly authorized committees thereof) have determined that it would be advisable to, and in the best interests of, their respective companies and the stockholders of their respective companies that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved and declared advisable the Merger, this Agreement and the other transactions contemplated by this Agreement.

B. Parent, Sub and the Company desire to set forth certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

C. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain stockholders of the Company are entering into voting agreements and irrevocable proxies in substantially the form attached hereto as Exhibit A (the “Voting Agreements”).

D. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain employees of the Company are entering into employment agreements, and the related Ancillary Agreements (collectively, the “Employment Offer Documents”), in each case to become effective upon the Closing.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1. Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings indicated below.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement (i) that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, including with respect to the treatment of confidential information and the non-solicitation of the Company’s employees, provided that an Acceptable Confidentiality Agreement need not contain any “standstill” or similar covenant, and (ii) that does not include any provision for any exclusive right to negotiate with such Person or having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement, including under Section 5.3.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Ancillary Agreements” means a Non-Competition Agreement, a Proprietary Information and Inventions Assignment Agreement, a Technology Transfer Assessment and an Arbitration Agreement, each to be entered into with Parent, and a Benefits Waiver and an Equity Agreement (to the extent required by the applicable employment agreement), each to be entered into with the Company.

“Antitrust Order” means any Order arising under Antitrust Laws.

“Applicable Antitrust Legal Requirements” means with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), and any Antitrust Orders applicable to such Person or its subsidiaries, their business or any of their respective assets or properties.

“Applicable Foreign Antitrust Notifications” means the pre-merger filings required by the laws of the jurisdictions listed on Schedule 5.6 of the Company Disclosure Letter.

“Applicable Legal Requirements” means with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or its subsidiaries, their business or any of their respective assets or properties.

“Benefits Waiver” means the applicable benefits waiver entered into by a Continuing Employee with the Company as of the Agreement Date or on or prior to the Closing Date.

“Business” means the business of the Company and the Subsidiaries as currently conducted, including the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution and/or provision of any and all Company Products.

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California and in Baltimore, Maryland.

“Cash-Out Amount” means: (i) with respect to a Company Option that is not a Rollover Option, an amount of cash, without interest, equal to (A) the number of shares of Company Common Stock subject to such Company Option multiplied by (B) the Per Share Cash Amount less the exercise price per share of such Company Option in effect immediately prior to the Effective Time; provided that if the exercise price per share of a Company Option is equal to or greater than the Per Share Cash Amount, the Cash-Out Amount for such Company Option shall be zero; and (ii) with respect to a Company RSU that is not a Rollover RSU, an amount of cash, without interest, equal to (A) the number of shares of Company Common Stock issuable upon settlement of such Company RSU as of immediately prior to the Effective Time multiplied by (B) the Per Share Cash Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company, including the associated Rights.

“Company Debt” means all indebtedness of the Company and the Subsidiaries for borrowed money, whether current or funded, short- or long-term, secured or unsecured, direct or indirect, including any accrued and unpaid interest, fees, premiums and prepayment or termination penalties (including any penalties payable by the Company or the Subsidiaries in connection with the termination or prepayment in full of any Company Debt at or prior to the Closing), if any, measured as of the Closing, and including, without duplication, (i) any indebtedness evidenced by any bond, debenture, note, mortgage, indenture, letter of credit or other debt instrument or debt security, (ii) any indebtedness to any lender or creditor under credit facilities of the Company, (iii) any indebtedness for the deferred purchase price of property with respect to which the Company is liable contingently or otherwise, as obligor or otherwise, (iv) any cash overdrafts, (v) any amounts owing under any capitalized or synthetic leases, (vi) any drawn amounts under letter of credit arrangements and (vii) any liability of other Persons of the type described in clauses (i) through (vi) that the Company or any Subsidiary has guaranteed, that is recourse to the Company or any Subsidiary or any of their assets or that is otherwise the legal liability of the Company or any Subsidiary.

“Company ESPP” means the Company’s Amended and Restated 2007 Employee Stock Purchase Plan.

“Company Option Plans” means the stock option plans, programs, agreements or arrangements of the Company, collectively and as amended, including the Company’s 2002 Stock Incentive Plan and the Company’s 2007 Stock Incentive Plan.

“Company Options” means options to purchase shares of Company Common Stock.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company, including the Series A Junior Participating Preferred Stock reserved for issuance under the Rights Agreement.

“Company RSUs” means restricted stock units granted under the Company Option Plans that are settled by issuance of shares of Company Common Stock.

“Continuing Employees” means the employees and the consultant set forth on Schedule 1.1(a) of the Company Disclosure Letter of the Company or the Subsidiaries as of the Effective Time.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, guarantee, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature.

“Delaware Law” means the General Corporation Law of the State of Delaware, as amended.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been properly demanded (and not withdrawn or lost) in accordance with Delaware Law in connection with the Merger.

“Dissenting Stockholder” means any stockholder of the Company holding Dissenting Shares as of the Effective Time.

“Encumbrance” means, with respect to any asset or security, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset or security (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Equity Agreement” means the applicable equity agreement entered into by a Continuing Employee with the Company as of the Agreement Date or on or prior to the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Ratio” means the quotient obtained by dividing the Per Share Cash Amount by the Parent Stock Price.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the relevant periods.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, quasi-judicial or administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“knowledge” means, with respect to the Company, the knowledge of any individual set forth on Schedule 1.1(b) of the Company Disclosure Letter with respect to a fact, circumstance, event or other matter after reasonable inquiry under the circumstances.

“Legal Proceeding” means any private or governmental action, inquiry, claim, charge, complaint, demand, proceeding, suit, hearing, litigation, arbitration, mediation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Applicable Legal Requirement, Order or Contract, regardless of whether the same would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“made available” means, with respect to any statement in this Agreement or the Company Disclosure Letter to the effect that any information, document or other material has been “made available” to Parent, that such information, document or material was: (i) made available for review by Parent and its Representatives in the virtual data room established in connection with this Agreement at least 24 hours prior to the execution of this Agreement, (ii) actually delivered (whether by physical or electronic delivery) to Parent or its Representatives at least 24 hours prior to the execution of this Agreement, or (iii) contained in unredacted form in the Company SEC Reports.

“Material Adverse Effect” means with respect to the Company and its Subsidiaries, taken as a whole, any change, event, occurrence, circumstance, condition or effect (each, an “Effect”) that, individually or taken together with all other Effects, would, or would reasonably be expected to, be or become, materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations of the Company and its Subsidiaries, taken as a whole, except to the extent that any such Effect is proximately caused by (A) changes in general economic conditions or financial, credit, foreign exchange, securities or capital markets, including any disruption thereof, in the United States or elsewhere in the world, (B) changes generally affecting the industry in which the Company and its Subsidiaries operates (including changes in the use, adoption or non-adoption of industry standards), (C) changes in Applicable Legal Requirements, or GAAP or other applicable accounting regulations or principles or interpretations thereof, that apply to the Company and its Subsidiaries, (D) national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, or acts of terrorism, (E) epidemics, quarantine restrictions, wildfires, earthquakes, hurricanes, tornadoes, other natural disasters or similar calamity or crisis, (F) changes in the trading volume or trading prices of such entity’s capital stock in and of themselves (provided that such exception shall not apply to any underlying Effect that may have caused such change in the trading prices or volumes), (G) any failure, in and of itself, to meet market revenue or earnings expectations, including revenue or earnings projections or predictions made by the Company (whether or not publicly announced) or securities or financial analysts and any resulting analyst downgrades of the Company’s securities in and of themselves (provided that such exception shall not apply to any underlying Effect that may have caused such failure or such downgrades), (H) changes in the Company’s and its Subsidiaries’ relationships with employees, customers, distributors, suppliers, vendors, licensors or other business partners as a result of the announcement or pendency of this Agreement or the anticipated consummation of the Merger and the other transactions contemplated by this Agreement, (I) any actions taken or failure to take action, in each case, which Parent has expressly in writing approved, consented to or requested, or (J) any legal proceedings commenced or threatened by any of the current or former stockholders of the Company against the Company or its directors and officers relating to this Agreement or the transactions contemplated by this Agreement; provided that the exceptions in clauses (A) through (E) shall not apply to the extent that such changes disproportionately and adversely affect the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

“Order” means any judgment, writ, decree, stipulation, determination, decision, legal or arbitration award, settlement or consent agreement, charge, ruling, injunction, restraining order or other order issued, promulgated or entered into by or with (or in the case of a settlement or consent agreement, subject to) any Governmental Entity, whether temporarily, preliminarily or permanently in effect.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Material Adverse Effect” means any Effect that would, or would reasonably be expected to, materially impede or delay Parent’s or Sub’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and Applicable Legal Requirements.

“Parent Stock Price” means the volume-weighted average sale price for a share of Parent Common Stock as quoted on the NASDAQ Global Select Market for the 10 consecutive trading days ending with the trading day that is three trading days prior to the Closing Date.

“Per Share Cash Amount” means $76.00 in cash per share of Company Common Stock.

“Permitted Encumbrance” means (i) liens for current Taxes not yet due and payable or that are being contested in good faith (provided that reserves, established in accordance with GAAP, have been recorded on the Company Balance Sheet for any such contest that is material), (ii) statutory liens that are incurred in the ordinary course of business consistent with past practice and that are not yet due and payable or that are being contested in good faith (provided that reserves, established in accordance with GAAP, have been recorded on the Company Balance Sheet for any such contest that is material), (iii) such imperfections of title and non-monetary Encumbrances and other liens, in each case incurred in the ordinary course of business, that are not reasonably likely to materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair any business operations involving such properties, (iv) liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, or (v) liens securing indebtedness for borrowed money or Company Debt of the type described in clause (iii) of the definition of “Company Debt”, in each case, that is reflected on the Company Balance Sheet or Schedule 2.4(d) of the Company Disclosure Letter.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, unincorporated association, joint venture, business organization or Governmental Entity.

“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

“Repurchase Rights” means outstanding rights to repurchase Unvested Company Shares that are held by the Company or similar restrictions in the Company’s favor with respect to shares of Company Capital Stock.

“Rights Agreement” means that certain Rights Agreement, dated as of October 30, 2008, between the Company and Continental Stock Transfer & Trust Co. (as amended from time to time in accordance with its terms).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” means any corporation, association, business entity, partnership, joint venture, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to a tax or additional amount (whether disputed or not) imposed by any Tax Authority, (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Authority” means any Governmental Entity responsible for the assessment, determination, collection or administration of any Tax (domestic or foreign).

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and information returns and reports) required to be filed with respect to Taxes.

“Unvested Company Shares” means any shares of Company Capital Stock that are restricted, subject to Repurchase Rights or otherwise not fully vested under the terms of any Contract with the Company at the Effective Time (including an Equity Agreement (if applicable), any stock option agreement, stock option exercise agreement, restricted stock purchase agreement or restricted stock grant agreement).

(b) Other capitalized terms used herein and not defined in Section 1.1(a) have the meanings ascribed to such terms in the following Sections:

“2010 Health Care Law”	2.13(s)
“Acquisition”	7.3(d)
“Acquisition Proposal”	5.3(a)
“Agreement”	Preamble
“Agreement Date”	Preamble
“Antitrust Laws”	5.6(a)
“Antitrust Restraint”	5.6(d)
“ASC”	2.4(b)
“Author”	2.10(j)

“Certificate of Merger”	1.2
“Certificates”	1.9(c)
“Change of Recommendation”	5.3(d)
“Closing”	1.3
“Closing Date”	1.3
“COBRA”	2.13(c)
“Company Authorizations”	2.8(b)
“Company Balance Sheet”	2.4(b)
“Company Balance Sheet Date”	2.4(b)

“Company Board”	Recitals
“Company Board Recommendation”	5.2(b)
“Company Disclosure Letter”	Article II
“Company Employee Plans”	2.13(a)
“Company Insiders”	5.15
“Company Intellectual Property”	2.10(a)(v)
“Company Intellectual Property Agreements”	2.10(a)(vi)
“Company Manufacturing Specifications”	2.10(a)(xiv)
“Company-Owned Intellectual Property”	2.10(a)(iv)
“Company Products”	2.10(a)(xi)
“Company Registered Intellectual Property Rights”	2.10(a)(vii)
“Company Representatives”	5.3(a)
“Company SEC Reports”	2.4(a)
“Company Source Code and Manufacturing Specifications”	2.10(a)(xii)
“Company Stockholder Approval”	2.3(a)
“Company Stockholder Meeting”	5.2(a)
“Company Voting Debt”	2.2(c)
“Confidential Information”	2.10(m)
“Confidentiality Agreement”	5.5(a)
“Current Offerings”	5.11(e)
“EAR”	2.19(a)(i)
“Effect”	Definition of Material Adverse Effect
“Effective Time”	1.4
“Employment Offer Documents”	Recitals
“Environmental and Safety Laws”	2.11(a)(i)
“ERISA”	2.13(a)
“ERISA Affiliate”	2.13(a)
“EU”	2.19(a)(ii)
“Exchange Agent”	1.9(a)
“Existing D&O Policy”	5.14(b)
“Extended End Date”	7.1(b)
“Facilities”	2.11(a)(ii)
“FASB”	2.4(b)
“Foreign Plan”	2.13(g)
“fully diluted capitalization”	6.3(a)
“GCA Software Agreements”	2.10(a)(ix)
“Government Contract”	2.18(a)(xxi)
“Hazardous Materials”	2.11(a)(iii)
“Indemnified Parties”	5.14(a)
“Initial End Date”	7.1(b)
“Intellectual Property”	2.10(a)(iii)

“Intellectual Property Rights”	2.10(a)(i)
“Intervening Event”	5.3(e)
“ITAR”	2.19(a)(i)
“Key Customer Agreements”	2.18(a)(i)
“Leased Real Property”	2.9(b)
“Material Contracts”	2.18(a)
“Maximum Premium”	5.14(b)
“Measurement Date”	2.2(a)
“Merger”	Recitals
“Merger Notification Filings”	5.6(a)
“Non-Competition Agreement”	Recitals
“Notice of Superior Proposal”	5.3(d)(iv)
“Open Source Materials”	2.10(o)
“Parent”	Preamble
“Patent Applications”	2.10(d)
“Performance Accelerated Options”	5.11(d)
“Performance Accelerated RSUs”	5.11(c)
“Proxy Statement”	5.1
“Property”	2.11(a)(iv)
“Proprietary Information and Technology”	2.10(a)(ii)
“PTO”	2.10(d)
“Qatalyst Partners”	2.16
“Regulation S-K”	2.4(b)
“Rejection Recommendation”	7.1(h)
“Release”	2.11(a)(v)
“Required Fiduciary Disclosure”	5.3(f)
“Reseller Agreement”	2.18(a)(iii)
“Rollover Option”	1.8(a)(ii)
“Rollover RSU”	1.8(a)(ii)
“SCHIP”	2.15
“Section 16 Information”	5.15
“Significant Customer”	2.17(a)
“Significant Supplier”	2.17(b)
“SOXA”	2.4(d)
“Standard Customer Agreements”	2.10(a)(x)
“Standard Inbound IP Agreements”	2.10(a)(ix)
“Standard NDA”	2.10(a)(ix)
“Standard Outbound IP Agreements”	2.10(a)(x)
“Superior Proposal”	5.3(c)
“Superior Proposal Materials”	5.3(d)(iv)
“Surviving Corporation”	1.2
“Termination Fee”	7.3(b)
“Third-Party Intellectual Property”	2.10(a)(viii)
“Triggering Event”	7.1(h)
“Uncertificated Shares”	1.9(c)
“U.S. Antitrust Laws”	5.6(a)
“Voting Agreements”	Recitals
“WARN Act”	2.13(q)

1.2. The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”), which shall include the form of certificate of incorporation of the Surviving Corporation, and the applicable provisions of Delaware Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.3. Closing. Unless this Agreement is earlier and validly terminated in accordance with Section 7.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at a time and date to be specified by the parties hereto that will be no later than the fifth Business Day after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time as the parties hereto agree in writing. The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.4. Effective Time. At the Closing, after the satisfaction or waiver in writing of each of the conditions set forth in Article VI, the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing, or such later time as may be agreed by Parent and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

1.5. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become debts, liabilities and duties of the Surviving Corporation.

1.6. Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended in its entirety to read as set forth in Attachment A to the Certificate of Merger, until thereafter amended as provided by Delaware Law and such certificate of incorporation.

(b) At the Effective Time, the parties hereto shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety to read as set forth on Exhibit C attached hereto, until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.7. Directors and Officers.

(a) The parties hereto shall take all necessary action so that at the Effective Time, the members of the board of directors of Sub immediately prior to the Effective Time shall be appointed as the sole members of the board of directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be appointed as the sole officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.8. Effect on Company Capital Stock, Unvested Company Shares, Company Options and Company RSUs.

(a) On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of Company Capital Stock:

(i) Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares cancelled pursuant to Section 1.8(b)) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9, an amount of cash equal to the Per Share Cash Amount, without interest. As of the Effective Time, all such shares of Company Common Stock shall automatically be cancelled and no longer be deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the Per Share Cash Amount, without interest, upon surrender of Certificates and/or Uncertificated Shares in accordance with Section 1.9.

(ii) Company Options and Company RSUs held by Continuing Employees. At the Effective Time, each Company Option held by a Continuing Employee that is unexpired, unexercised and outstanding immediately prior to the Effective Time, whether vested or unvested (each, a “Rollover Option”), and each Company RSU held by a Continuing Employee (including any amended Performance Accelerated RSUs (as defined in Section 5.11)) that is outstanding immediately prior to the Effective Time (each, a “Rollover RSU”), shall on the terms and subject to the conditions set forth in this Agreement be assumed and converted by Parent in accordance with Section 5.11. As set forth in Section 5.11, each Rollover Option and each Rollover RSU that immediately prior to the Effective Time was not fully vested shall be subject to the same vesting arrangements that were applicable to such Rollover Option or Rollover RSU, respectively, immediately prior to the Effective Time (as such may be amended pursuant to the terms of any applicable Equity Agreement, Employment Offer Documents or Benefits Waiver or as provided otherwise in Section 5.11 pursuant to which no vesting acceleration of such Rollover Options or Rollover RSUs shall occur by reason of the Merger or any subsequent event, such as termination of employment (except as may be specifically provided in any applicable Equity Agreement, Employment Offer Documents or Benefits Waiver).

(iii) Company Options and Company RSUs Held by Persons Other than Continuing Employees. At the Effective Time, each Company Option and each Company RSU that is not a Rollover Option or a Rollover RSU shall not be assumed by Parent. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each such vested Company Option and vested Company RSU (including, for the sake of clarity, any Company Options or Company RSUs that are not Rollover Options or Rollover RSUs, respectively, that vest pursuant to a Company Employee Plan in connection with a termination at or prior to the Effective Time) that has not yet been settled, subject to and in accordance with Section 1.9, shall be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Company Option or Company RSU; provided that the Surviving Corporation and Parent shall be entitled to deduct and withhold from such Cash-Out Amount the amount of withholding for Taxes required to be deducted and withheld as a result of the transactions contemplated by this Agreement. The Cash-Out Amount payable pursuant to this Section 1.8(a)(iii) shall be rounded to the nearest cent and computed after aggregating cash amounts for all vested Company Options or vested Company RSUs represented by a particular grant held by such Person. At the Effective Time, each unvested Company Option and each unvested Company RSU that is not a Rollover Option or a Rollover RSU, as applicable, shall, by virtue of the Merger and without any further action on the part of any holder thereof, be cancelled and extinguished.

(iv) Capital Stock of Sub. At the Effective Time, each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the sole stockholder of Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of common stock of the Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). The certificate evidencing ownership of shares of Sub common stock will evidence ownership of the same number of shares of common stock of the Surviving Corporation.

(b) Cancellation of Company Capital Stock Owned by the Company and Parent. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time, and each share of Company Capital Stock owned by Parent or any direct or indirect wholly-owned Subsidiary of the Company or subsidiary of Parent immediately prior to the Effective Time, shall be cancelled without any conversion thereof.

(c) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Parent Common Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(d) Appraisal Rights. Notwithstanding anything contained herein to the contrary, if any stockholder of the Company that is entitled to assert appraisal rights properly demands to be paid the “fair value” of such holder’s shares of Company Capital Stock in accordance with Delaware law and complies with all conditions and obligations of Section 262 of Delaware Law each Dissenting Share held by such Dissenting Stockholder shall not be converted at the Effective Time into the right to receive the applicable portion of the merger consideration, but shall be entitled only to such rights as are granted by Delaware Law to a holder of Dissenting Shares. The Company shall give Parent (i) prompt notice of any such demands received by the Company, including any stockholder’s notice of their intent to demand payment pursuant to Delaware Law that the Company receives prior to the Company Stockholder Meeting, withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by the Company, and (ii) the right to participate in all negotiations and proceedings with respect to such demands under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. If, after the Effective Time, any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to seek appraisal rights, the Dissenting Shares held by such Dissenting Stockholder shall immediately be converted into the right to receive the cash payable pursuant to Section 1.8(a) in respect of such shares as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.9(c), following the satisfaction of the applicable conditions set forth in Section 1.9(c), the amount of cash to which such holder would be entitled in respect thereof under Section 1.8(a) as if such shares never had been Dissenting Shares (and all such cash shall be deemed for all purposes of this Agreement to have become deliverable to such holder pursuant to Section 1.8(a)).

1.9. Surrender of Certificates.

(a) Exchange Agent. Parent’s transfer agent, Computershare Inc. (or such other agent or agents as may be appointed by Parent), shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Deposit Cash. On or prior to the Closing Date, Parent shall, or shall cause a direct or indirect subsidiary of Parent to, deposit with the Exchange Agent for exchange in accordance with this Article I the cash payable pursuant to Section 1.8(a)(i) and Section 1.8(a)(iii) (provided, that the cash payable pursuant to Section 1.8(a)(iii) may instead be paid directly by either Parent through its payroll provider or the Company through its payroll provider).

(c) Exchange Procedures. Promptly following the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (“Certificates”) and each holder of record of book-entry shares (“Uncertificated Shares”) that, in each case, immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use of such letter of transmittal in effecting surrender of Certificates and/or Uncertificated Shares in exchange for the cash payable pursuant to Section 1.8(a). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, or upon receipt by the Exchange Agent of an appropriate agent’s message in the case of book-entry transfer of Uncertificated Shares, each holder of such Certificate or such Uncertificated Shares shall be entitled to receive in exchange therefor a check for the cash amount that such holder has the right to receive pursuant to Section 1.8(a) in respect of the Company Capital Stock represented by such Certificate or such Uncertificated Shares, and the Certificate or Uncertificated Shares so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive cash pursuant to Section 1.8(a), except as provided in Section 1.8(d).

(d) No Interest. No interest will be paid or accrued on any cash payable pursuant to Section 1.8(a) or otherwise in connection with the Merger.

(e) Transfers of Ownership. If any cash amount payable pursuant to Section 1.8(a) is to be paid to a Person other than the Person to which the Certificate or Uncertificated Shares surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate or Uncertificated Shares so surrendered shall, as applicable, be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate or Uncertificated Shares surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Legal Requirement.

(g) Unclaimed Cash. Any portion of funds held by the Exchange Agent that has not been delivered to any holders of Certificates or Uncertificated Shares pursuant to this Article I within twelve months after the Effective Time shall promptly be paid to Parent, and thereafter each holder of a Certificate or Uncertificated Shares who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.9(c) shall look only to Parent (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable to such holder pursuant to Section 1.8(a). Notwithstanding anything contained herein to the contrary, if any Certificate or Uncertificated Shares have not been surrendered prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the merger consideration contemplated by Section 1.8(a) in respect of such Certificate or Uncertificated Shares would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate or Uncertificated Shares shall, to the extent permitted by Applicable Legal Requirements, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

1.10. No Further Ownership Rights in Company Capital Stock. All cash paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with the terms of this Agreement shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of

Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Uncertificated Shares are presented to the Surviving Corporation for any reason, such Certificate or Uncertificated Shares shall be cancelled and exchanged as provided in this Article I.

1.11. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.8(a) in respect of such Certificate; provided that Parent or the Exchange Agent may, in its respective discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum as Parent or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Exchange Agent and/or any of their respective Representatives with respect to such Certificate.

1.12. Withholding Rights. Parent, the Surviving Corporation, their respective subsidiaries and the Exchange Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, from shares deliverable upon exercise of Rollover Options and settlement of Rollover RSUs assumed by Parent pursuant to this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock, any Company Options, any Company RSUs, any Certificates or any Uncertificated Shares such amounts as any of Parent, the Surviving Corporation, their respective subsidiaries or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any other Applicable Legal Requirements. To the extent that amounts are so withheld and paid over to the relevant Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.13. Tax Consequences. The parties hereto intend the Merger to be a taxable sale of the Company Capital Stock by the Company’s stockholders. Parent makes no representations or warranties to the Company or to any holder of Company Capital Stock, Company Options or Company RSUs regarding the Tax treatment of the Merger, or any Tax consequences to the Company or any such holder arising in connection with this Agreement, the Merger or any of the other transactions or agreements contemplated by this Agreement. The Company acknowledges that the Company and such holders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated by this Agreement.

1.14. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, except to the extent inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in (x) (i) the Company’s Annual Reports on Form 10-K, (ii) the Company’s Quarterly Reports on Form 10-Q, (iii) the Company’s Proxy Statements on Form DEF 14A, and (iv) the Company’s Current Reports on Form 8-K, in each case filed since January 1, 2010 (other than any predictive, cautionary or forward looking disclosures contained under the captions “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the exceptions set forth in the disclosure letter of the Company delivered to Parent and Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”) that correspond to the representations and warranties set forth in this Article II (each of which exceptions shall indicate the Section and, if applicable, the Subsection of this Article II to which it corresponds (unless and to the extent the relevance of such disclosure to other representations and warranties is reasonably apparent from the actual text of the disclosed exception, in which case such disclosed exception shall be deemed so applicable to such other representations and warranties)), the Company represents and warrants to Parent and Sub as follows:

2.1. Organization, Standing and Power; Subsidiaries.

(a) (i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) each Subsidiary is an entity that is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation (except, in the case of good standing, any jurisdiction that does not recognize such concept), and (iii) the Company and each Subsidiary has the corporate or other applicable power to own its properties and to conduct the Business and is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent the concept is recognized by such jurisdiction), except, in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect.

(b) The Company has made available to Parent a true, correct and complete copy of the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of the Company and each Subsidiary, in each case as amended to date. Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational or governing documents in any material respect. Schedule 2.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the Subsidiaries of the Company and their respective jurisdictions of organization or formation. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable (in any jurisdiction that recognizes such concepts), are owned by the Company or another Subsidiary free and clear of all Encumbrances other than Permitted Encumbrances, and are not subject to any preemptive right or right of first refusal, other than in favor of the Company or a Subsidiary, created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or any Contract to which the Company or such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts to which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound with respect to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. Other than the Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. There are no outstanding obligations of the Company or any of the Subsidiaries under any Contract to which it is a party or by which it is bound to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any other Person (other than the Company or a Subsidiary) in an amount in excess of $500,000 in respect of any single Person. All obligations of the Company or any Subsidiary arising in connection with the commitment, referenced in the Company SEC Reports, to invest $3,000,000 in a company that supplies components and performs design work for the Company’s hardware platform have been satisfied in all material respects.

(c) The Company has made available to Parent true, correct and complete copies of the minute books containing records of all proceedings, consents, actions and meetings of the Company Board, committees of the Company Board, the Company’s stockholders and the board of directors (or similar governing body) and equity holder(s) of each Subsidiary, in each case for the period from January 1, 2010 through the Agreement Date, except in each case for (i) records that discuss the Merger and other strategic matters or alternatives and (ii) draft minutes pending approval by the Company Board or a committee of the Company Board. The Company has made available to Parent true, correct and complete copies of the charters of all committees of the Company Board and all codes of conduct, whistleblower policies, disclosure committee policy or similar policies adopted by the Company Board, as in effect on the Agreement Date, unless the same are contained in unredacted exhibits to the Company SEC Reports.

2.2. Capital Structure.

(a) The authorized capital stock of the Company consists solely of (i) 240,000,000 shares of Company Common Stock and (ii) 20,000,000 shares of Company Preferred Stock. As of July 18, 2013 (the “Measurement Date”), a total of 31,510,821 shares of Company Common Stock are issued and outstanding and no shares of Company Preferred Stock are issued and outstanding. The Company has not designated, authorized or issued any other shares of capital stock. The Company holds no shares of Company Common Stock in its treasury as of the Measurement Date. As of the Measurement Date, the Company has reserved 14,851,331 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 1,302,005 shares are subject to outstanding and unexercised Company Options, 1,935,140 shares are subject to outstanding Company RSUs and 2,363,492 shares remain available for issuance thereunder. As of the Measurement Date, the Company has reserved 1,000,000 shares of Company Common Stock for issuance to employees pursuant to the Company ESPP, of which 557,338 shares remain available for issuance thereunder. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of all Encumbrances, preemptive rights, rights of first refusal and “put” or “call” rights created by statute, the certificate of incorporation or bylaws of the Company or any Contract to which, in each case, the Company is a party or by which it is bound. 300,000 shares of Company Preferred Stock have been designated as Series A Junior Participating Preferred Stock and have been reserved for issuance under the Rights Agreement. There is no liability for dividends accrued and unpaid by the Company or any Subsidiary.

(b) The Company has no Company Options or Company RSUs other than those granted pursuant to the Company Option Plans. Schedule 2.2(b)-1 of the Company Disclosure Letter sets forth a true, correct and complete list as of the Measurement Date of all holders of any Unvested Company Shares, including the number and kind of shares of Company Capital Stock unvested as of the Measurement Date, the purchase price paid per share, the vesting schedule (and the terms of any acceleration thereof) in effect for such Unvested Company Shares, the repurchase price payable per unvested share and the length of the repurchase period following the holder’s termination of service. As of the Effective Time after taking into account acceleration of vesting in connection with the Merger, there will be no Unvested Company Shares. Schedule 2.2(b)-2 of the Company Disclosure Letter sets forth a true, correct and complete list as of the Measurement Date of all holders of outstanding Company Options, whether or not granted under the Company Option Plans, including the number of shares of Company Common Stock subject to each such option, the date of grant, the exercise or vesting schedule, including the vesting commencement date (and the terms of any acceleration thereof), the extent vested as of the Measurement Date, the extent exercisable or issued as of the Measurement Date, the exercise price per share, the Tax status of such option under Section 422 of the Code (or any intended applicable foreign tax scheme), the plan from which such Company Option was granted, the term of each such Company Option and the country of residence of each such holder. Schedule 2.2(b)-3 of the Company Disclosure Letter (which Schedule shall be a subset of Schedule 2.2(b)-2) sets forth a true, correct and complete list as of the Measurement Date of all holders of outstanding Company Options that are held by Persons that are not employees of the Company or any Subsidiary (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including an indication of the relationship between each such Person and the Company. Schedule 2.2(b)-4 of the Company Disclosure Letter sets forth a true, correct and complete list as of the Measurement Date of all holders of Company RSUs, including the number of shares of Company Common Stock remaining subject to issuance under such Company RSUs, the vesting schedule (and the terms of any acceleration thereof), the plan from which such Company RSU was granted and the country of residence of each such holder. Schedule 2.2(b)-5 of the Company Disclosure Letter (which Schedule shall be a subset of Schedule 2.2(b)-4) sets forth a true, correct and complete list as of the Measurement Date of all holders of outstanding Company RSUs that are held by Persons that are not employees of the Company or any Subsidiary (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including an indication of the relationship between each such Person and the Company. All issued and outstanding shares of Company Capital Stock and all outstanding Company Options and Company RSUs were issued, and all repurchases of Company securities were made, in material compliance with all Applicable Legal Requirements and all requirements set forth in applicable Contracts. All shares that may be issued upon the exercise of Company Options or settlement of Company RSUs will, if and when issued, be validly issued in material compliance with all Applicable Legal Requirements and all requirements set forth in applicable Contracts. The Company is not under any obligation to register under the Securities Act any of the presently outstanding securities of the Company or any Subsidiary now outstanding or that may be subsequently issued.

(c) No Company Debt (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company (collectively, “Company Voting Debt”), is issued or outstanding as of the Agreement Date.

(d) Except for (i) the Company’s right to repurchase any Unvested Company Shares listed on Schedule 2.2(b)-1 of the Company Disclosure Letter, (ii) the Rights under the Rights Agreement, (iii) the rights to acquire shares of Company Common Stock pursuant to the Company ESPP, (iv) the Company Options listed on Schedule 2.2(b)-2 of the Company Disclosure Letter and (v) the Company RSUs listed on Schedule 2.2(b)-4 of the Company Disclosure Letter, as of the Agreement Date, there are no options, restricted stock units, warrants, puts, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to grant, issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock, any options, restricted stock units or warrants to purchase or acquire any Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, restricted stock unit, warrant, put, call, right or Contract. Except as expressly provided for in this Agreement, there are no Contracts relating to voting, purchase or sale of any Company Capital Stock between or among the Company and any of the Company’s stockholders, other than written Contracts granting the Company the right to purchase Unvested Company Shares upon termination of employment or service. The terms of each of the Company Option Plans and the applicable stock option agreements and restricted stock unit award agreements permit the treatment of each Company Option and each Company RSU as provided in Section 5.11, without the consent or approval of the holders thereof, the Company’s stockholders or otherwise. No change in the price, extension of exercise period or other modifications (excluding, for this purpose, acceleration as disclosed on any sub-part of Schedule 2.2(b) and, as applicable, pursuant to any Equity Agreement, Employment Offer Documents or Benefits Waiver) in the terms of any Company Option or Company RSU, put, call or other right will arise in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or any Subsidiary, or with Parent or any subsidiary, following the Merger. True, correct and complete copies of each Company Option Plan, the standard form of all Contracts relating to or issued under each Company Option Plan and all agreements and instruments relating to or issued under each Company Option Plan, Company Options or Company RSUs that differ in any material respect from such standard form agreements have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented since being made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those made available to Parent.

2.3. Authority; Non-contravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and, subject to obtaining the Company Stockholder Approval, the consummation of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by each of the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) Applicable Legal Requirements governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly adopted on or prior to the date hereof (and not thereafter modified or rescinded) by the unanimous vote of the full Company Board, has (i) approved this Agreement and the Merger, (ii) determined that the Merger and the terms and conditions of this Agreement are fair to, advisable and in the best interests of the Company and the Company’s stockholders and (iii) directed that the adoption of this Agreement be submitted to the Company’s stockholders for consideration and recommended that all of the Company’s stockholders adopt this Agreement. Subject to the accuracy of the representation set forth in Section 3.4, the affirmative vote of the Company’s stockholders holding a majority of all shares of Company Common Stock issued and outstanding on the record date set for the determination of stockholders entitled to vote at the Company Stockholder Meeting (such affirmative vote, the “Company Stockholder Approval”) is the only vote of the Company’s stockholders necessary to adopt this Agreement under Applicable Legal Requirements and the Company’s certificate of incorporation and bylaws.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or any Subsidiary or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the certificate of incorporation or bylaws or other equivalent organizational or governing documents of the Company or any Subsidiary, in each case as amended to date, (B) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.3(c), any Applicable Legal Requirement, or (C) any Material Contract, other than, in the case of clauses (i), (ii)(B) and (ii)(C) of this Section 2.3(b), such conflicts, violations, defaults, Encumbrances, terminations, cancellations, accelerations, losses, consents, approvals or waivers as would not, individually or in the aggregate, reasonably be expected to (A) be material to the Company or the Subsidiaries, taken as a whole, or (B) prevent or materially delay any of the transactions contemplated by this Agreement.

(c) No consent, approval, order, authorization, release or waiver of, or registration, notification, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger, as provided in Section 1.4, (ii) such filings and notifications as may be required under the HSR Act and any applicable foreign Antitrust Law and the expiration or early termination of applicable waiting periods under the HSR Act and any applicable foreign Antitrust Law, (iii) the filing of the Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act, (iv) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of the NASDAQ Global Select Market and (v) such other consents, approvals, orders, authorizations, releases, waivers, registrations, notifications, declarations or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (A) be material to the Company or the Subsidiaries, taken as a whole, or (B) prevent or materially delay any of the transactions contemplated by this Agreement.

(d) The Company and the Company Board have taken all action necessary (including having amended the Rights Agreement) to render the Rights (as such term is defined in the Rights Agreement) inapplicable to this Agreement, the Voting Agreements and the transactions contemplated by this Agreement, and to cause the expiration of the Rights immediately prior to, but conditioned upon, the consummation of the Merger. After giving effect to such amendments, neither the execution and delivery of this Agreement and the Voting Agreements nor the consummation of any of the transactions contemplated by this Agreement will result in the occurrence of a Distribution Date, a Stock Acquisition Date, a Section 11(a)(ii) Event or a Section 13 Event (as such terms are defined in the Rights Agreement), result in Parent or any of its Affiliates being deemed an Acquiring Person (as defined in the Rights Agreement) or otherwise cause the Rights to become exercisable by the holders thereof. Subject to the accuracy of the representation set forth in Section 3.4, the approval of this Agreement and the transactions contemplated by this Agreement referred to in Section 2.3(a) by the Company Board constitute all of the approvals that are necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions on “business combinations” with “interested stockholders” set forth in Section 203 of Delaware Law (as such terms are defined therein), and represent the only action necessary to ensure that the restrictions on business combinations set forth in Section 203 of Delaware Law does not and will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

2.4. SEC Filings; Financial Statements; Internal Controls.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, schedules, reports and documents (including items incorporated by reference) required to be so filed or furnished by the Company with the SEC since January 1, 2010. All such required forms, statements, schedules, reports and documents (including those that the Company may file following the Agreement Date) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) as applicable, complied, or will comply in all material respects when filed, with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (prior to the Agreement Date in the case of Company SEC Reports originally filed prior to the Agreement Date) by a subsequently filed Company SEC Report. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the “Financial Statements”), including each Company SEC Report filed after the Agreement Date until the Closing, at the time filed (i) complied (or, in the case of Financial Statements included in Company SEC Reports filed after the Agreement Date, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were (or, in the case of Financial Statements included in Company SEC Reports filed after the Agreement Date, will be) prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects (or, in the case of Financial Statements included in Company SEC Reports filed after the Agreement Date, will fairly present in all material respects) the consolidated financial position of the Company and the Subsidiaries as of the respective dates therein indicated and the consolidated results of the Company’s and the Subsidiaries’ operations and cash flows for the periods therein specified (subject, in the case of unaudited interim period financial statements to the absence of footnotes and to normal recurring year-end audit adjustments, none of which individually or in the aggregate are material to the Company and the Subsidiaries, taken as a whole). The balance sheet of the Company as of March 31, 2013 (the “Company Balance Sheet Date”) contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any Subsidiary has any Liabilities of a nature required to be set forth on a balance sheet prepared in accordance with GAAP, except for: (i) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, (ii) Liabilities reflected on, accrued on or reserved against on the Company Balance Sheet in accordance with GAAP, (iii) the fees and expenses of investment bankers, attorneys, consultants and accountants incurred in connection with this Agreement, and (iv) Liabilities incurred after the Agreement Date that would not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Except as reflected in the Financial Statements, neither the Company nor any Subsidiary is a party to any material off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”)). All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP in all material respects. The Financial Statements comply in all material respects with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 985-605 (formerly referred to as the American Institute of Certified Public Accountants’ Statement of Position 97-2). At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in FASB ASC Topic 450) that are not adequately provided for in the Company Balance Sheet as required by FASB ASC Topic 450. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year that is currently outstanding or that resulted in a past adjustment to, or any restatement of, the Financial Statements. The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with Applicable Legal Requirements and applicable accounting requirements and the Financial Statements are consistent in all material respects with such books and records. There has been no change in the Company’s accounting policies since January 1, 2010, except as described in the Financial Statements.

(c) The Company has made available to Parent a true, correct and complete copy of any amendments or modifications that have not yet been filed with the SEC but that are required to be so filed to agreements, documents or other instruments that were filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, as well as any comment letters or similar correspondence received by the Company from the SEC for the Company’s three most recently completed fiscal years and its current fiscal year. The SEC has not provided comments to the Company in connection with any Company SEC Reports that to the knowledge of the Company remain unresolved. To the knowledge of the Company, no investigation by the SEC with respect to the Company or any Subsidiary is pending or threatened.

(d) Schedule 2.4(d) of the Company Disclosure Letter accurately lists all Company Debt as of the Agreement Date (other than immaterial amounts of indebtedness for the deferred purchase price of property, if any), including, for each item of Company Debt, the Contract governing such Company Debt.

(e) The Company has established and maintains (i) a system of internal accounting controls that complies with Section 13(b)(2)(B) of the Exchange Act, (ii) “disclosure controls and procedures” required by Rule 13a-15 or Rule 15d-15 promulgated under the Exchange Act (as such term is defined therein) and such disclosure controls and procedures are designed to be effective for the purpose for which they were established and (iii) “internal control over financial reporting” (as defined in Rule 13a-15 or Rule 15d-15 promulgated under the Exchange Act) and such internal control over financial reporting is designed to be effective (based on the criteria issued by the Committee on Sponsoring Organizations of the Treadway Committee on “Internal Control-Integrated Framework”) in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s Financial Statements in accordance with GAAP. Since January 1, 2010, each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOXA”) and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications were true and accurate in all material respects as of the date made. The Company has not identified and has no knowledge of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data. The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial, accounting and compliance officers and those performing similar functions. The Company has disclosed any violation or waiver of such code of ethics, as required by Section 406(b) of SOXA. To the knowledge of the Company, there is no fraud or any material violation of the Company’s code of ethics that involves management or other employees who have a significant role in the Company’s internal controls and procedures.

(f) The audit committee of the Company Board includes an “audit committee financial expert,” as defined by Item 401(h)(2) of Regulation S-K. To the knowledge of the Company, Ernst & Young LLP, which has expressed its opinion for each of the fiscal years in the three-year period ended December 31, 2012 included in the Company SEC Reports (including the related notes), is “independent” with respect to the Company and the Subsidiaries within the meaning of Regulation S-X promulgated under the Exchange Act. The Company has made such disclosure of non-audit services performed by Ernst & Young LLP in its proxy statements with respect to its annual meetings of stockholders as is required under the rules and regulations of the SEC and all such non-audit services have been approved in advance by the audit committee of the Company Board.

(g) Since January 1, 2010, neither the Company nor any Subsidiary nor, to knowledge of the Company, any Company Representative has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding improper, wrongful or fraudulent accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls or any material inaccuracy in the Company’s Financial Statements. Since January 31, 2010, except as set forth on Schedule 2.4(g) of the Company Disclosure Letter, no attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of fraud or a material violation of securities laws or other Applicable Legal Requirements, breach of fiduciary duty or similar violation by the Company or any Company Representative.

(h) The Company is in compliance in all material respects with the applicable criteria for continued listing of the Company Common Stock on the NASDAQ Global Select Market, including all applicable corporate governance rules and regulations.

(i) All Company Options and Company RSUs granted by the Company have been duly and validly approved by (i) the Company Board, or by a duly constituted committee of the Company Board to which the administration of such awards under the applicable Company Option Plan has been delegated, at a valid meeting of such Company Board or committee or pursuant to a valid unanimous written consent of the members of such Company Board or committee or (ii) the Chief Executive Officer of the Company in cases where such officer has been duly authorized by the Company Board to approve such awards. All grants of Company Options and Company RSUs are in compliance in all material respects with the terms of the applicable Company Option Plan under which such Company Options and Company RSUs were granted. The Company has not granted any Company Option or Company RSU to any employee of the Company or the Subsidiaries prior to the date of commencement of employment of such employee with the Company or such Subsidiary. The Company has not granted any Company Options at an exercise price that represents a discount from the fair market value of such Company Option on the valid date of grant of such Company Option and the Company has validly disclosed any re-pricing of Company Options in the Financial Statements. Neither the Company, its Affiliates, the Company Board, any Company Board committee nor the Chief Executive Officer has engaged in (A) the back-dating or falsification of documentation with respect to the grant of any Company Option for the purpose of reducing the exercise price at which such Company Option was granted or (B) the intentional delay of the grant of Company Options in anticipation of forthcoming public announcements regarding the Company or the Business that would reasonably be expected to result in a decrease of the trading price of the Company’s capital stock on the NASDAQ Global Select Market, for the purpose of increasing the value of such Company Options for the applicable optionee as a result of such decrease in such trading price.

2.5. Absence of Certain Changes. From the Company Balance Sheet Date to the Agreement Date:

(a) the Company and the Subsidiaries have conducted the Business in all material respects in the ordinary course consistent with past practice except in connection with this Agreement and the transactions contemplated hereby or permitted by this Agreement;

(b) there has not occurred a Material Adverse Effect;

(c) neither the Company nor any Subsidiary has (A) sold, disposed of, transferred or licensed to any Person any rights to any material Company Intellectual Property other than in the ordinary course of business consistent with past practice or pursuant to a Standard IP Agreement, (B) acquired or licensed from any Person any Intellectual Property other than in the ordinary course of business consistent with past practice or pursuant to a Standard Inbound IP Agreement, (C) sold, disposed of, transferred or provided a copy of any Company Source Code (other than Open Source Materials) to any Person other than Authors in their capacity as Authors or (D) sold, disposed of, transferred or provided a copy of any Company Manufacturing Specifications to any Person other than supply chain providers (including, without limitation, contract manufacturers);

(d) there has not occurred any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any Subsidiary or any revaluation by the Company of any of its or any Subsidiary’s assets, except, in each case, as required by changes in GAAP;

(e) there has not occurred any declaration, setting aside or payment of a dividend or other distribution with respect to any securities of the Company (other than issuances of shares of Company Common Stock following the exercise of Company Options and settlement of Company RSUs), any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities (other than repurchases of Unvested Company Shares in accordance with the Company Option Plans);

(f) there has not occurred any uncured material default under any Material Contract;

(g) there has not occurred any amendment or change to the certificate of incorporation or bylaws of the Company or equivalent organizational or governing documents of any Subsidiary;

(h) there has not occurred any increase in the compensation or benefits payable or to become payable by the Company or any Subsidiary to any of its directors, officers, employees or consultants (other than increases in the ordinary course of business consistent with past practice in the base salaries of employees in an amount that does not exceed 10% of such base salaries) or any new loans or extension of existing loans to any such Persons (excluding advancement of expenses to employees in the ordinary course of business consistent with past practice), and neither the Company nor any Subsidiary has entered into any Contract to grant or provide (nor has granted any) severance (exclusive of severance paid to individuals who are not officers of the Company or the Subsidiaries in accordance with the employee severance policy of the Company, a copy of which policy has been made available to Parent, in the ordinary course of business consistent with past practice or pursuant to Applicable Legal Requirements), acceleration of vesting or other similar benefits to any such Persons;

(i) there has not occurred the execution of any employment agreements or service Contracts (other than “at-will” employment offer letters (except for offer letters provided to Company employees who provide services outside of the United States and where the “at-will” concept of employment is not recognized) for newly-hired employees and “at-will” service contractors, in each case entered into in the ordinary course of business consistent with past practice) or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of the Company or any Subsidiary other than automatic extensions under such existing employment agreement or service Contract;

(j) there has not occurred any material change with respect to the senior management personnel of the Company or any termination of employment of any such employees, any termination by the Company of employment of more than 10 employees at one time as part of a reduction in force, any labor dispute, or to the Company’s knowledge, any claim of unfair labor practices involving the Company or any Subsidiary;

(k) neither the Company nor any Subsidiary has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its material assets or properties or any material Company Debt;

(l) neither the Company nor any Subsidiary has incurred any Liability to its directors or officers (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business consistent with past practice);

(m) neither the Company nor any Subsidiary has made any deferral of the payment of any account payable other than in the ordinary course of business consistent with past practice, or in any amount in excess of $1,000,000, or given any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice in order to accelerate or induce the collection of any receivable;

(n) neither the Company nor any Subsidiary has made any material change in the manner in which it extends discounts, credits or warranties to any Significant Customer;

(o) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the Business or the assets or properties of the Company or any Subsidiary;

(p) neither the Company nor any Subsidiary has commenced or settled any material litigation; and

(q) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company or any Subsidiary to do any of the things described in Sections 2.5(a)-(p), other than negotiations or agreements with Parent and its Representatives regarding the transactions contemplated by this Agreement.

2.6. Litigation. Except as disclosed in the Company SEC Reports filed prior to the Agreement Date under the appropriate caption pursuant to Item 103 of Regulation S-K, there is no Legal Proceeding pending before any Governmental Entity, or to the knowledge of the Company, threatened against the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary) that (i) would reasonably be expected to result in obligations or liabilities of the Company and its Subsidiaries in excess of $1,000,000 or (ii) would otherwise reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no Order against the Company or any Subsidiary, any of their respective assets or properties, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). As of the Agreement Date, neither the Company nor any Subsidiary has any Legal Proceeding pending against any other Person. There has not been since January 1, 2010, nor are there as of the Agreement Date, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof), any compliance officer of the Company or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

2.7. Restrictions on Business Activities. There is no Contract or Order binding upon the Company or any Subsidiary that has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or materially impairing (i) any current or currently proposed business practice of the Company or any Subsidiary, (ii) any acquisition of material property by the Company or any Subsidiary or (iii) the conduct of the Business.

2.8. Compliance with Laws; Governmental Permits.

(a) Since January 1, 2010, the Company and each Subsidiary has complied with, is not in violation of, and has not received any written, or to the knowledge of the Company, oral, notice regarding any violation or alleged violation with respect to, any Applicable Legal Requirement with respect to the Business, except as would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole. Except for gifts of immaterial value, none of the Company, the Subsidiaries and the Company Representatives has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of an official or employee of any Governmental Entity, to any (i) official or employee of any Governmental Entity, (ii) political party or candidate thereof or (iii) other Person, in any such case, while knowing that all or a portion of such money or thing of value would be given or offered to an official or employee of any Governmental Entity or political party or candidate thereof.

(b) The Company and each Subsidiary has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its material assets or properties or (ii) that is required for and material to the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, except where the failure to obtain or maintain such Company Authorizations would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole. The Company and the Subsidiaries are in compliance in all material respects with the terms of the Company Authorizations. As of the Agreement Date, neither the Company nor any Subsidiary has received any written, or to the knowledge of the Company, oral, notice from any Governmental Entity regarding (A) any actual or alleged violation of Applicable Legal Requirements or any Company Authorization or any failure to comply in all material respects with any term or requirement of any Company Authorization or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization, except as would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

2.9. Title to Property and Assets.

(a) Each of the Company and each Subsidiary has good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company or such Subsidiary leasehold possession of the properties and assets that are the subject of the leases, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Neither the Company nor any Subsidiary owns any real property or interests in real property. Schedule 2.9(b) of the Company Disclosure Letter is a true, correct and complete list as of the Agreement Date of all material real property and interests in real property leased by the Company or any Subsidiary (each such property or interest, “Leased Real Property”). With respect to Leased Real Property, neither the Company nor any Subsidiary has (i) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any material portion thereof, or (ii) collaterally assigned or granted any other security interest in any such leasehold estate or any material interest therein. The Company has made available to Parent true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto.

(c) Except as would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, the plant, property and equipment of the Company and each Subsidiary that are used in the operations of the Business are (i) suitable for the uses to which they are currently employed, (ii) in good operating condition and repair, subject to normal wear and tear, (iii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business consistent with past practice, and (iv) to the knowledge of the Company, free from any material defects. For the avoidance of doubt, no representation is made in this Section 2.9(c) regarding any real property or any Intellectual Property.

2.10. Intellectual Property.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

(ii) “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(iii) “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.

(iv) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned by the Company or any Subsidiary.

(v) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed by the Company or any Subsidiary.

(vi) “Company Intellectual Property Agreements” means any Contract to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary has granted any rights with respect to any Company Intellectual Property or has been granted any rights with respect to any Third-Party Intellectual Property.

(vii) “Company Registered Intellectual Property Rights” means all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications or other registrations or applications related to trademarks or service marks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of the Subsidiaries.

(viii) “Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.

(ix) “Standard Inbound IP Agreements” means: (A) non-disclosure agreements granting a limited right to use confidential information entered into by the Company or a Subsidiary in the ordinary course of business consistent with past practice (each, a “Standard NDA”), (B) non-exclusive trademark licenses, (C) “shrink wrap” and other non-exclusive license agreements for generally commercially available software or for application service provider, “software as a service,” cloud or similar services, that is not redistributed with, bundled with, or integrated into the Company Products and for which the Company has paid no more than $100,000 in any year (“GCA Software Agreements”) and (D) licenses for Open Source Materials.

(x) “Standard Outbound IP Agreements” means: (A) Standard NDAs, (B) maintenance, support and professional services Contracts for Company Products , and (C) non-exclusive licenses, sales or services agreements for Company Products, in each case in the ordinary course of business consistent with past practice (1) substantially on the Company’s or a Subsidiary’s standard form(s) of customer agreement (copies of which have been made available to Parent) or (2) on terms and conditions that do not materially deviate from such form(s) (“Standard Customer Agreements”) and (D) Reseller Agreements.

(xi) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary.

(xii) “Company Source Code” means, collectively, any software source code, any material portion or aspect of software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company-Owned Intellectual Property or Company Products.

(xiii) “Company Manufacturing Specifications” means, collectively, any confidential manufacturing specifications or designs, any material portion or aspect of confidential manufacturing specifications or designs, or any material proprietary information contained in or relating to any confidential manufacturing specifications or designs, of any Company-Owned Intellectual Property or Company Products.

(xiv) “Standard IP Agreements” means Standard Inbound IP Agreements and Standard Outbound IP Agreements.

(b) The Company and the Subsidiaries own or have the valid right or license to all material Intellectual Property necessary for the conduct of the Business as currently conducted. The Company Intellectual Property is sufficient for the conduct of the Business as currently conducted.

(c) Neither the Company nor any Subsidiary has transferred ownership of, or agreed to transfer ownership of, any Intellectual Property to any third party (other than transfers of immaterial Intellectual Property in the ordinary course of business consistent with past practice that is not, or is not embodied in, a Company Product), and the Company and the Subsidiaries own and have good and exclusive title to each item of Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances).

(d) Schedule 2.10(d) of the Company Disclosure Letter lists, as of the Agreement Date, all Company Registered Intellectual Property Rights, including the jurisdictions in which each such Company Registered Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Each item of Company Registered Intellectual Property Rights is, to the Company’s knowledge, valid (or in the case of applications, applied for) and subsisting, and all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property Rights have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property Rights currently required to be filed have been filed with the applicable patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property Rights and recording the Company’s and the Subsidiaries’ ownership interests therein. The Company is not aware of any information (i) material to a determination of patentability regarding any patent applications filed by or on behalf of the Company or any Subsidiary in the United States or any

foreign jurisdictions (the “Patent Applications”) not called to the attention of the United States Patent and Trademark Office (“PTO”) or applicable foreign patent office, (ii) not called to the attention of the PTO or any applicable foreign patent office that would preclude the grant of a patent for the Patent Applications or (iii) that would preclude the Company from having title to the Patent Applications and to the patents that have issued or that may issue therefrom.

(e) Except as set forth in Schedule 2.10(e)-1 of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not cause the material breach, modification, cancellation, termination, suspension of, or acceleration of any performance, benefit, remedy or payment with respect to any material Company Intellectual Property Agreement, or give any third party the right to do any of the foregoing or receive any such performance, benefit, remedy or payments. Except as set forth in Schedule 2.10(e)-2 of the Company Disclosure Letter, none of the Company Intellectual Property Agreements contains a grant by the Company or any Subsidiary of any exclusive rights to or under any Company Intellectual Property to any third party. To the knowledge of the Company, there are no pending material disputes between the Company, or any of the Subsidiaries, and any third party regarding the scope of any Company Intellectual Property Agreements or performance under any Company Intellectual Property Agreements, including with respect to any payments to be made or received by the Company or any Subsidiary thereunder, and neither the Company nor any Subsidiary has any Liability for breach of any Company Intellectual Property Agreement. Except as set forth in Schedule 2.10(e)-3 of the Company Disclosure Letter, no third party that has licensed Intellectual Property to the Company or any Subsidiary has contractually granted ownership or license rights to improvements or derivative works of such Third-Party Intellectual Property that are made by the Company or any Subsidiary.

(f) Except as set forth in Schedule 2.10(f) of the Company Disclosure Letter, there are no royalties, honoraria, fees or other payments payable by the Company or any of the Subsidiaries to any Person (other than (i) payments payable in the ordinary course of business pursuant to any Standard Inbound IP Agreement, or (ii) salaries, fees and other consideration payable to employees, consultants and independent contractors) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company Intellectual Property by the Company or any of the Subsidiaries.

(g) To the knowledge of the Company, there is no material infringement or misappropriation of any Company-Owned Intellectual Property by any third party. Neither the Company nor any Subsidiary has in the past five years brought any Legal Proceeding for infringement or misappropriation of any Company Intellectual Property.

(h) Neither the Company nor any Subsidiary has (in the past five years) been sued in any Legal Proceeding (or received any written notice or, to the knowledge of the Company, threat) that involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or that contests the validity, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property Right. Neither the Company nor any Subsidiary has received any written communication in the past five years that involves an offer to license or grant any other rights or immunities under any Intellectual Property Right of a third party, or that alleges that any Company Products or the conduct of the Business infringes any Intellectual Property Rights of any third party.

(i) The Company and the Subsidiaries have no Liability for infringement or misappropriation of any Third-Party Intellectual Property or for unfair competition or unfair trade practices under the laws of any jurisdiction. In addition, the operation of the Business as it is currently conducted, including (i) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or currently or in the past five years produced, marketed, licensed, sold or distributed, or, to the knowledge of the Company, any Company Product currently under development, and (ii) the Company’s or any Subsidiary’s use of any product, device or process in the Company Products in the past five years or the conduct of the Business as it is currently conducted, has not infringed, misappropriated or violated and, does not and will not infringe, misappropriate or violate any Third-

Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and, to the knowledge of the Company, there is no substantial basis for any such claim. Neither the Company nor any Subsidiary has received any written or oral opinion of counsel in the past five years that any Company Product or the operation of the Business does or does not infringe, misappropriate or violate any Intellectual Property Right of a third party or that any Intellectual Property Right of a third party is invalid or unenforceable.

(j) The Company and each Subsidiary has secured from each of their founders, employees, consultants and independent contractors who independently or jointly contributed to or participated in the contribution, conception, reduction to practice, creation or development of any Intellectual Property for the Company or any Subsidiary (each, an “Author”) a written proprietary information and invention disclosure and Intellectual Property assignment agreement that assigns unencumbered, unrestricted and exclusive ownership of all Intellectual Property Rights in such contributions, conceptions, reductions to practice, creations or developments to the Company or any Subsidiary. To the knowledge of the Company, no Author is in material breach of any such agreement.

(k) To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary: (i) is in material breach of any Contract relating to invention disclosure (including patent disclosure), invention assignment or non-disclosure by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary, or (ii) has developed any technology, software or other copyrightable or patentable work for the Company or any Subsidiary that is subject to any written agreement between such employee, consultant or independent contractor and a third party under which such employee, consultant or independent contractor has assigned or otherwise granted to such third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable or patentable work.

(l) To the knowledge of the Company, the employment of any employee of the Company or any Subsidiary or the use by the Company or any Subsidiary of the services of any consultant or independent contractor does not subject the Company or any Subsidiary to any material Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for or provide services to the Company or any Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.

(m) The Company and the Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or trade secret information of the Company (“Confidential Information”). All current and former employees and contractors of the Company and the Subsidiaries having access to Confidential Information that is material to the Business as it is currently conducted have executed and delivered to the Company a written agreement regarding the protection of such Confidential Information.

(n) Schedule 2.10(n) of the Company Disclosure Letter (i) lists as of the Agreement Date all software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)) (“Open Source Materials”) that is incorporated into, or combined or distributed with, any Company Products, and (ii) describes the manner in which such Open Source Materials were so incorporated, combined or distributed with Company Products, and identifies for each such item of Open Source Materials (1) the applicable open source license, (2) whether the item is incorporated into or distributed with any Company Products and, if so, the applicable Company Product(s), and (3) whether or not the item was modified by the Company or any Subsidiary.

(o) Neither the Company nor any Subsidiary has incorporated Open Source Materials into, or combined or distributed Open Source Materials with, the Company Intellectual Property or Company Products, or otherwise used Open Source Materials, in such a way that creates obligations for the Company or such Subsidiary with respect to any Company-Owned Intellectual Property or grant to any third party, any rights or immunities under any Company-Owned Intellectual Property Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge).

(p) The software included in the Company Products or software used in the provision of any Company Product does not contain any disabling mechanisms or protection features that are designed to disrupt, disable, harm or otherwise impede in any material respect the normal and authorized operation of, or provide unauthorized access to, a computer system or network or other device on which Company Product software is stored or installed or damage or destroy any material normal and authorized data or file without the user’s consent.

(q) All Company Products sold, licensed, leased or delivered by the Company or any Subsidiary to customers and all services provided by or through the Company or any Subsidiary to customers conform in all material respects to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and conform in all material respects to packaging, advertising and marketing materials and to applicable product or service specifications or documentation. Neither the Company nor any Subsidiary has any material Liability (and, to the knowledge of the Company and any Subsidiary, there is no legitimate basis for any present or future Legal Proceeding against the Company or any Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

(r) To the knowledge of the Company, no (i) government funding or (ii) facilities or resources of a university, college or other educational institution or research center were used in the development of any Company-Owned Intellectual Property.

(s) Except as otherwise set forth in Schedule 2.10(s) of the Company Disclosure Letter, neither the Company nor any Subsidiary, nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (other than providing (i) Authors access to Company Source Code in their capacity as Authors and (ii) Open Source Materials). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will cause the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any Person of any Company Source Code (other than Open Source Materials). Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will cause the release from escrow or other delivery to a third party of any Company Source Code.

(t) Except as otherwise set forth in Schedule 2.10(t) of the Company Disclosure Letter, neither the Company nor any Subsidiary, nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Manufacturing Specifications (other than providing supply chain providers (including, without limitation, contract manufacturers) access to Company Manufacturing Specifications). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will cause the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any Person of any Company Manufacturing Specifications (other than to supply chain providers (including, without limitation, contract manufacturers)). Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will cause the release from escrow or other delivery to a third party of any Company Manufacturing Specifications.

(u) Neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization pursuant to the rules of which it is or was required or obligated to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property.

(v) The Company and each Subsidiary have complied in all material respects with Applicable Legal Requirements and their respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected, accessed or obtained by the Company or any Subsidiary or by third parties having authorized access to the records of the Company or any Subsidiary. The Company and each Subsidiary are in material compliance with all of the terms of all Contracts to which the Company or any Subsidiary is a party relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected, accessed or obtained by the Company or any Subsidiary or by third parties having authorized access to the records of the Company or any Subsidiary. Each of the Internet websites owned or operated by the Company or any Subsidiary has in the past five years maintained a publicly posted privacy policy that describes the Company’s practices with respect to the collection, use and disclosure of personally identifiable information and that complies in all material respects with all Applicable Legal Requirements. The execution, delivery and performance of this Agreement will comply with all Applicable Legal Requirements relating to privacy and with the Company’s and each Subsidiary’s privacy policies. Neither the Company nor any Subsidiary has in the past five years received a written complaint regarding the Company’s use, collection, storage, disclosure or transfer of personally identifiable information.

(w) The Company and each Subsidiary has implemented and maintains a security plan that is customary and reasonable for their industry that (i) identifies internal and external risks to the security of any personally identifiable information, in the Company’s or such Subsidiary’s possession, custody or control, (ii) implements, monitors and improves administrative, electronic and physical safeguards to control those risks, (iii) maintains notification procedures in material compliance with Applicable Legal Requirements in the case of any breach of security compromising data containing personally identifiable information and (iv) complies in all material respects with the obligations of the Company and the Subsidiaries in any Contracts to which the Company or any Subsidiary is a party regarding the security of personally identifiable information in the Company’s or Subsidiary’s possession, custody or control. To the knowledge of the Company, neither the Company nor any Subsidiary has, in the past five years, experienced any breach of security or otherwise unauthorized access by third parties to any personally identifiable information in the Company’s or any Subsidiary’s possession, custody or control.

2.11. Environmental Matters.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” means any Applicable Legal Requirements issued, promulgated or entered into by any Governmental Entity that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or that are intended to assure the safety of employees, workers or other Persons, including the public.

(ii) “Facilities” means all buildings and improvements on the Property.

(iii) “Hazardous Materials” means any toxic or hazardous substance, chemical, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste, including those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

(iv) “Property” means all real property leased or owned by the Company or any Subsidiary either currently or in the past.

(v) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(b) Except as would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, (i) since January 1, 2010, neither the Company nor any Subsidiary has received any notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws, (ii) no Legal Proceedings are pending or to the Company’s knowledge, threatened against the Company or any Subsidiary or any Property relating to an actual or alleged violation of any Environmental and Safety Laws, (iii) neither the Company nor any Subsidiary is a “potentially responsible party” under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous Applicable Legal Requirements arising out of prior events, (iv) there are not now and have not been while the Company or any Subsidiary have owned, operated, occupied or leased any Property, or, to the knowledge of the Company, at any other time, any Release of any Hazardous Material in, on, under, or affecting any of the Facilities or any Property reasonably likely to result in a material Liability to the Company or any Subsidiary, (v) to the Company’s knowledge, all Hazardous Materials and wastes have been disposed of by the Company and the Subsidiaries in accordance with Environmental and Safety Laws, (vi) neither the Company nor any Subsidiary is subject to any indemnity obligation or other Contract with any Person relating to Liabilities under Environmental and Safety Laws, other than customary indemnification provisions contained in real property leases entered into in the ordinary course of business consistent with past practice, (vii) to the knowledge of the Company, there are not now and have not been while the Company or any Subsidiary has owned, operated, occupied or leased any Property, or, at any other time, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells, (viii) the Company’s and each Subsidiary’s uses of and activities at the Facilities, have at all times complied in all material respects with all Environmental and Safety Laws and (ix) each of the Company and each Subsidiary has all permits and licenses required to be issued under Environmental and Safety Laws necessary for the conduct of the Business and are in material compliance with the terms and conditions of such permits and licenses.

2.12. Taxes.

(a) The Company and each Subsidiary have properly completed and timely filed all material Tax Returns required to be filed by them (including any Tax Returns required to be filed on a consolidated, combined, unitary or aggregate basis by a group of entities for a Taxable period in which the Company or any Subsidiary was required to have been included as a member and with respect to which the Company or any Subsidiary would have liability for any unpaid Taxes in respect to such Taxable period) and have timely paid all material Taxes required to have been paid by them, whether or not shown on any Tax Return. All Tax Returns were complete and accurate in all material respects when filed and were prepared in substantial compliance with all Applicable Legal Requirements. The Company has made available to Parent true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary for Taxable periods beginning on or after January 1, 2009.

(b) The Company Balance Sheet reflects all material Liability for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Since the Company Balance Sheet Date, neither the Company nor any Subsidiary has incurred any material Taxes except for Taxes arising in the ordinary course of business consistent with past practice.

(c) There is no (i) material claim for Taxes being asserted against the Company or any Subsidiary that has resulted in an Encumbrance against any assets of the Company or any Subsidiary other than liens for Taxes not yet due and payable, (ii) audit or pending audit of which the Company or any Subsidiary has received notice from a Tax Authority in writing (or, to the knowledge of the Company, any other notice), or Tax controversy associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority,

(iii) extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect and (iv) agreement to any extension of time for filing any Tax Return that has not been filed. Neither the Company nor any Subsidiary has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other Tax Authority).

(d) Neither the Company nor any Subsidiary is required to include any amount in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code, or any comparable provision under state, local or foreign Applicable Legal Requirements, as a result of a change of any accounting method employed by the Company or any Subsidiary in any Tax Return filed prior to the Merger.

(e) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing agreement or similar contract or agreement, the principal purpose of which is or was the allocation of Tax liabilities computed on a consolidated, combined, unitary, aggregate or similar basis among entities that have been or will be required to compute their Tax liability on such a basis, and neither the Company nor any Subsidiary has any Liability to another Person for Taxes payable by such other Person under any agreement (other than contractual arrangements entered into in the ordinary course of business or in connection with the sale or lease of assets in which the inclusion of Tax related obligations are consistent with normal commercial practices in such contracts and, in each case, the principal purpose of which agreements is other than Taxes).

(f) Each of the Company and each Subsidiary has disclosed on its Tax Returns (or otherwise adequately disclosed) any Tax reporting position taken in any Tax Return that would be more likely than not, absent disclosure, to give rise to a penalty under Section 6662 of the Code or any comparable provisions of state, local or foreign Applicable Legal Requirements.

(g) Neither the Company nor any Subsidiary has consummated or participated in, and none of them is currently participating in, any transaction that was or is a “tax shelter” transaction as defined in Sections 6662, 6011 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary has participated in, and none of them are currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar Applicable Legal Requirement.

(h) Neither the Company nor any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of entities of which the Company was not the ultimate parent corporation during a Taxable year in which the Company or any Subsidiary, by reason of such membership, was required to determine its Tax liability by reference to, or in combination with, the activities or income of such group or other members of such group.

(i) Neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than the Company or any Subsidiary or other prior member of a group of which the Company or any Subsidiary was the ultimate parent entity) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Applicable Legal Requirements), or as a transferee or successor of such Person.

(j) The Company has made available to Parent the Company’s accounting books and records that clearly record the existence and amount of, and Company has explained to Parent, any intercompany transactions with respect to which gain or loss may be required to be reported pursuant to Section 1.1502-13 of the Treasury Regulations in a Tax Return not yet filed by the Company.

(k) Neither the Company nor any Subsidiary will be required to include income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting requested or agreed to in which the year of change was a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the

Code (or any corresponding or similar provision of state, local or foreign Tax Applicable Legal Requirements), (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Applicable Legal Requirements), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or accrued on or prior to the Closing Date (other than prepaid amounts received or accrued since the Company Balance Sheet Date in the ordinary course of business), or (vi) an election under Section 108(i) of the Code.

(l) Neither the Company nor any Subsidiary has incurred a “dual consolidated loss” within the meaning of Section 1503 of the Code.

(m) Neither the Tax loss carry forwards nor the general business Tax credit carry forwards of either the Company or any Subsidiary to their current Taxable period are limited by Sections 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Applicable Legal Requirements) for any Taxable period ending with or prior to the Closing Date.

(n) Each of the Company and each Subsidiary has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts are ordinarily provided.

(o) The Company for itself and for the Subsidiaries has made available to Parent all documentation in its possession relating to any Tax holidays or incentives specifically granted by a Tax Authority to the Company or any Subsidiary the benefit of which (i) was claimed by the Company or any Subsidiary in any Tax Return that has been filed by the Company or any Subsidiary or (ii) is reasonably expected to be claimed in a Tax Return of the Company or any Subsidiary not yet required to have been filed (other than Tax incentives generally applicable without prior specific approval from a Tax Authority). The Company and the Subsidiaries are (or were during any relevant time period in which such benefit was claimed or is intended to be claimed) in compliance with the requirements for any such Tax holidays or incentives and none of such Tax holidays or incentives will be terminated by the Merger or the other transactions contemplated by this Agreement.

(p) The Company has made available to Parent all documentation in its possession prepared as a result of Section 6662 of the Code (or similar provision under foreign Applicable Legal Requirements) supporting the transfer pricing with any of the Company’s foreign Subsidiaries which documentation relates to Taxable periods of the Company or any Subsidiary for which the statute of limitations on assessment has not expired.

(q) Neither the Company nor any Subsidiary is, and none of them have ever been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(r) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(s) Each of the Company and each Subsidiary (i) has materially complied (and until the Closing will comply) with all Applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or similar provisions under any foreign Applicable Legal Requirements), (ii) has, within the time and in the manner prescribed by such Applicable Legal Requirements, withheld from employee wages or consulting compensation all amounts required to have been withheld, and paid over all withheld amounts required to have been paid over to any Governmental Entities under all Applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state, local or foreign income and employment Tax withholding laws, and (iii) has timely filed all withholding Tax Returns required to have been filed by it.

(t) No claim has been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that Company or any Subsidiary is or may be subject to taxation by such jurisdiction. Neither the Company nor any Subsidiary (i) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, or (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(u) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, would, or would reasonably be expected to, as a result of the transactions and agreements contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 2.12(u) of the Company Disclosure Letter lists each Person (whether U.S. or foreign) who the Company reasonably believes is, with respect to the Company or any Subsidiary, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) to whom payments in the nature of compensation would be made by reason of the Merger and would be treated as contingent on a change in the ownership of the Company, as determined as of the Agreement Date and based on information available to the Company as of the Agreement Date.

(v) Schedule 2.12(v) of the Company Disclosure Letter lists all nonqualified deferred compensation plans (within the meaning of Section 409A of the Code) to which the Company or any of the Subsidiaries is a party, and each such plan complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(w) The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted or repriced, and neither the Company nor Parent has incurred or will incur any Liability to withhold Taxes as a result of Section 409A of the Code upon the vesting of any Company Options.

2.13. Employee Benefit Plans and Employee Matters.

(a) Schedule 2.13(a) of the Company Disclosure Letter lists, as of the Agreement Date, with respect to the Company, any Subsidiary and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to an employee in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all material bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other material fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees and (vi) any employment or service agreements (except for offer letters providing for at-will employment that do not provide for severance, acceleration or post-termination benefits) compensation agreements, change in control agreements or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former director, officer, employee or consultant (provided that, for former directors, officers, employees and consultants, such agreements need only be listed if unsatisfied obligations of the Company or any ERISA Affiliate of greater than $10,000 remain thereunder) and (vii) any other written or oral arrangement for the benefit of any employee under which the Company or any ERISA Affiliate has or may have material liability, contingent or otherwise (all of the foregoing described in clauses (i) through (vii), collectively, the “Company Employee Plans”). Neither the Company nor any ERISA Affiliate has, since the effective date of the Company’s initial public offering, extended or maintained credit, arranged for the extension of credit, or renewed, modified or forgiven an extension of credit made prior to such date, in the form of a personal loan to or for any officer or director of the Company.

(b) The Company has made available to Parent a true, correct and complete copy of each of the Company Employee Plans and, as applicable, related trust documents, insurance policies or Contracts, employee booklets, registration statements, prospectuses and summary plan descriptions and, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, has made available to Parent true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has made available to Parent a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law. Except as would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, (i) there has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan, (ii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all Applicable Legal Requirements (including ERISA and the Code), (iii) the Company and each Subsidiary has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans, and (iv) neither the Company nor any Subsidiary or ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. Except as would not reasonably be expected to result in material liability to the Company, all contributions required to be made by the Company, any Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan year (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company and the Subsidiaries after the Company Balance Sheet Date). In addition, except as would not reasonably be expected to result in material liability to the Company, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company, the Subsidiaries and the ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material Liability to Parent, the Surviving Corporation and/or any Subsidiary (other than ordinary administrative expenses typically incurred in a termination event). Except as would not reasonably be expected to result in material liability to the Company, with respect to each Company Employee Plan subject to ERISA as either an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) or an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed and distributed or posted with respect to each such Company Employee Plan (other than routine claims for benefits and qualified domestic relations orders). No Legal Proceeding has been brought that remains unresolved as of the Agreement Date, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan (other than routine claims for benefits and qualified domestic relations orders), including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(d) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Subsidiary or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan, in any such case that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements. No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans, in each case except as would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

(e) Neither the Company nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has maintained, established, sponsored, participated in or contributed to, in each case within the past six years, any “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) Neither the Company nor any Subsidiary or ERISA Affiliate is a party to, or has made any contribution within the past six years to or otherwise incurred any obligation within the past six years under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(g) Each Company Employee Plan or other compensation and benefits plan maintained or contributed to by the Company or any Subsidiary under the Applicable Legal Requirements or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Schedule 2.13(g) of the Company Disclosure Letter. With respect to each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the Applicable Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Applicable Legal Requirements are applicable to such Foreign Plan, (ii) all contributions to, and material payments from, such Foreign Plan that were required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Applicable Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, were timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet where required to be so reflected by GAAP, (iii) the Company, each Subsidiary, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations that such Foreign Plan is in compliance with the Applicable Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan (except where the failure to obtain such a determination, individually or in the aggregate with any such other failures, would not reasonably be expected to result in a material liability to the Company or any Subsidiary), (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and

Applicable Legal Requirements, (v) to the knowledge of the Company, there are no pending investigations by any Governmental Entity involving such Foreign Plan, and no pending Legal Proceedings (except for claims for benefits payable in the normal operation of such Foreign Plan) against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the Merger and the other transactions contemplated by this Agreement will not by itself create or otherwise result in any Liability with respect to such Foreign Plan and (vii) except as required by Applicable Legal Requirements, no condition exists that would prevent the Company or any of the Subsidiaries from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses or the incurrence of any Liability (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). No Foreign Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the Financial Statements.

(h) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary to any Person.

(i) Except as set forth on Schedule 2.13(i) of the Company Disclosure Letter, the Company and each Subsidiary is in compliance in all material respects with all Applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. The Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all earned wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any Subsidiary has any material unpaid liability for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). To the knowledge of the Company, there are no pending claims against the Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability. Neither the Company nor any Subsidiary has any current obligations to make any payment under COBRA to or on behalf of any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective current or former employees, which controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Entity.

(j) Schedule 2.13(j) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Agreement Date, of all Contracts that provide for severance payments or benefits upon termination of employment to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound and the terms of which either (i) materially deviate from the terms set forth in the applicable form made available to Parent pursuant to Section 2.13(p) or (ii) requires notice in advance of, or would result in material Liability upon, termination of such Contract (other than pursuant to Applicable Legal Requirements). Neither Company nor any Subsidiary has any obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (A) for which Company has established a reserve for such amount on the Company Balance Sheet, to the extent required by GAAP, and (B) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.13(j) of the Company Disclosure Letter.

(k) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary, and, to the knowledge of the Company, neither the Company nor any Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. To the knowledge of the Company, there are no activities or proceedings of any labor union or to organize the employees of the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any Subsidiary. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any of their respective Representatives, has committed any unfair labor practice in connection with the operation of the Business, and there is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened. No employee of the Company or any Subsidiary has been dismissed in the 12-month period immediately preceding the Agreement Date.

(l) Except as set forth on Schedule 2.13(l) of the Company Disclosure Letter, no employee of the Company or any Subsidiary with the title of vice president or higher has given notice to the Company or any Subsidiary, and, to the Company’s knowledge, no such employee intends to terminate his or her employment with the Company or any Subsidiary on or prior to the Closing Date. The employment of each of the employees of the Company or any Subsidiary is “at will” (except for non-U.S. employees of the Company or any Subsidiary located in a jurisdiction that does not recognize “at will” employment), except as may be altered by Applicable Legal Requirements without action on the part of the Company or any Subsidiary.

(m) Each of the Company and each Subsidiary has made available to Parent a true, correct and complete list of the names, positions and base rates of compensation of all current officers, directors and employees of the Company and each Subsidiary, showing each such Person’s name, position, annual remuneration, status as exempt/non-exempt and target bonus opportunities for the current fiscal year. To the extent permitted by Applicable Legal Requirements with respect to data privacy, the Company and each Subsidiary has made available to Parent the additional following information for each of its current international employees: name, position, city/country of employment, citizenship, date of hire, manager’s name and work location, date of birth, whether as of the Agreement Date the employee is on leave (disability, in military service or otherwise) and whether the employee was recruited from a previous employer.

(n) Each of the Company and each Subsidiary has made available to Parent a true, correct and complete list of all of its consultants, advisory board members and independent contractors (other than contractors who provide immaterial services) and for each such Person the initial date of the engagement and whether the engagement has been terminated by written notice by either party thereto.

(o) The Company and each Subsidiary has in all material respects made available to Parent true, correct and complete copies of each of the following, to the extent applicable: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with current and former consultants and/or advisory board members, (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company or any Subsidiary (and, to the Company’s knowledge, a true, correct and complete list of employees, consultants and/or others not subject thereto), (v) as of the Agreement Date, the most current management organization chart(s), and (vi) all agreements and/or insurance policies currently in effect providing for the indemnification of any officers or directors of the Company or any Subsidiary.

(p) As of the Agreement Date, there are no performance improvement or disciplinary actions pending, or, to the Company’s knowledge, contemplated or pending against any of the Company’s or any Subsidiary’s current employees with a title of director or higher.

(q) The Company and each Subsidiary is in compliance, and, for the past two years has complied, in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local Applicable Legal Requirements. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Applicable Legal Requirements. Neither the Company nor any Subsidiary has caused any of its respective employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period ending on the Agreement Date.

(r) The Company has made available to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or subject to its control with respect to any outstanding unvested securities or other property issued by the Company, any Subsidiary or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers.

(s) Each Company Employee Plan is in compliance in all material respects with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “2010 Health Care Law”), to the extent applicable to such Company Employee Plan. The operation of each Company Employee Plan will not result in the incurrence of any material Liability or penalty to the Company pursuant to the 2010 Health Care Law, to the extent applicable to such Company Employee Plan.

2.14. Interested Party Transactions. Except as disclosed in the Company’s definitive proxy statements included in the Company SEC Reports, no event has occurred since January 1, 2010 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

2.15. Insurance. Schedule 2.15-1 of the Company Disclosure Letter lists, as of the Agreement Date, all material policies of insurance and bonds of the Company or any Subsidiary that are currently in effect, true, correct and complete copies of which have been made available to Parent. Schedule 2.15-2 of the Company Disclosure Letter lists, as of the Agreement Date, each (i) insurance claim in excess of $2,000,000 made by the Company or the Subsidiaries since January 1, 2010 and (ii) reportable event (as defined in Medicare & Medicaid State Children’s Health Insurance Program Extension Act of 2007, as amended (“SCHIP”)). As of the Agreement Date, there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid in full (without loss of coverage) and the Company and each Subsidiary is otherwise in material compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and, as of the Agreement Date, neither the Company nor any Subsidiary has received any written notice of any threatened termination of, or material premium increase with respect to, any of such policies. With respect to all workers’ compensation, employer’s liability, automobile liability and general liability coverage, the Company and each Subsidiary has maintained and submitted all data required under Section 111 of SCHIP.

2.16. Brokers’ and Advisors’ Fees. Except for the Company’s obligations to Qatalyst Partners LP (“Qatalyst Partners”), whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with Qatalyst Partners, neither the Company nor any Subsidiary or Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. The Company has made available to Parent a complete and accurate copy of all Contracts under which such fees and expenses are payable.

2.17. Customers and Suppliers.

(a) As of the Agreement Date, neither the Company nor any Subsidiary has any outstanding material dispute concerning its services and/or products with any customer, distributor or reseller who, in the fiscal year ended December 31, 2012 was one of the 20 largest sources of revenue for the Company, based on amounts recognized in accordance with GAAP during such periods (each, a “Significant Customer”). Each Significant Customer is listed on Schedule 2.17(a) of the Company Disclosure Letter. Between January 1, 2012 and the Agreement Date, neither the Company nor any Subsidiary received any written or, to the knowledge of the Company, oral notice from any Significant Customer to the effect that such customer intended to terminate its business relationship with the Company or any Subsidiary (or the Surviving Corporation or Parent) or that such customer intended to terminate or materially and adversely modify existing Contracts with the Company or any Subsidiary (or the Surviving Corporation or Parent) or materially reduce the amount paid to the Company or any Subsidiary (or the Surviving Corporation or Parent) for Company Products. Between January 1, 2012 and the Agreement Date, neither the Company nor any Subsidiary had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a material reversal of any revenue of the Company.

(b) As of the Agreement Date, neither the Company nor any Subsidiary has any outstanding material dispute concerning products provided by any supplier or vendor who, in the fiscal year ended December 31, 2012, was one of the five largest suppliers of goods to the Company, based on amounts paid or payable during such periods (each, a “Significant Supplier”). Each Significant Supplier is listed on Schedule 2.17(b) of the Company Disclosure Letter. Between January 1, 2012 and the Agreement Date, neither the Company nor any Subsidiary received any written or, to the knowledge of the Company, oral notice of termination or interruption of any existing Contracts with any Significant Supplier.

2.18. Material Contracts.

(a) Except for this Agreement and the Contracts identified on Schedule 2.18 of the Company Disclosure Letter (with each such Contract identified under the applicable subsection(s) of such Schedule 2.18), neither the Company nor any Subsidiary is a party to or bound by any of the following Contracts (each, a “Material Contract”) as of the Agreement Date:

(i) any Contract (A) with a Significant Customer or (B) with any other customer involving the sale or provision of Company Products, services or other assets that has generated, during the period commencing January 1, 2013 and ending on the Agreement Date, not less than $1,500,000 in either revenues recognized in accordance with GAAP for, or gross receipts paid or payable to, the Company and/or the Subsidiaries (clauses (A) and (B), collectively, the “Key Customer Agreements”);

(ii) any Contract (A) with a Significant Supplier or (B) for the purchase, manufacture or license by the Company or any Subsidiary of components, materials, supplies, equipment, parts, subassemblies, software, Intellectual Property or other assets that are included in or used in connection with the provision of Company Products and that are reasonably likely to require the Company or such Subsidiary to either recognize expense in accordance with GAAP, or make cash payments, in excess of $1,000,000 over the 12-month period following the Agreement Date;

(iii) any Contract under which a third party has the right to distribute, resell or solicit customers of Company Products, including distributors, resellers and original equipment manufacturers (each, a “Reseller Agreement”), other than non-exclusive Reseller Agreements terminable by the Company or any Subsidiary for convenience, on 90 days’ notice or less or within 90 days following the Agreement Date, without any Liability arising from such termination;

(iv) any trust indenture, mortgage, promissory note, loan agreement, credit agreement or other Contract for the borrowing of money, in an amount in excess of $10,000,000, any currency exchange, interest rate, commodities or other hedging or derivative transaction or arrangement with a notional amount in excess of

$10,000,000 or any leasing transaction of the type required to be capitalized in accordance with GAAP with an obligation of the Company or any Subsidiary in excess of $10,000,000;

(v) any Contract or series of related Contracts for capital expenditures in excess of $1,500,000 in the aggregate;

(vi) any Contract (identified under the applicable clause below): (A) that expressly limits in any material respect the rights of the Company or any Subsidiary (or, after giving effect to the Merger, Parent or any of its Affiliates) to engage or participate, or compete with any other Person, in any line of business, market or geographic area (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any material benefit or right would be required to be given or lost as a result of so engaging, participating or competing, (B) granting “most favored nation” or similar preferred pricing provisions to any third party, (C) granting exclusive sales, distribution or marketing rights to any third party, (D) granting any rights of refusal, rights of first negotiation or similar rights to any third party or (E) that expressly limits the right of the Company or any Subsidiary (or, after giving effect to the Merger, Parent or any of its Affiliates) to sell, distribute or manufacture any Company Products or to purchase or otherwise obtain any components, materials, supplies, equipment, parts, subassemblies, software, Intellectual Property or services that are material to the Company or any Subsidiary where the enforcement of such limitation would be material to the Company and its Subsidiaries, taken as a whole;

(vii) any Contract pursuant to which the Company or any Subsidiary (A) has purchased any real property or (B) is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, in any such case involving in excess of $1,500,000 per annum;

(viii) any Contract with any of its officers, directors, employees or consultants (other than employee offer letters, employment agreements or consulting agreements on the Company’s standard form that are terminable at will without Liability (except as required by any Applicable Legal Requirements) by the Company or any Subsidiary, employee invention assignment and confidentiality agreements on the Company’s standard form and option grant, and option exercise agreements, restricted stock unit agreements and restricted stock grant agreements on the Company’s standard form (which forms have been made available to Parent)), including any Contract requiring it to make a payment to any such person on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(ix) any Contract that is material to the conduct of the Business as currently conducted and pursuant to which the Company or any Subsidiary agrees to act as a guarantor or indemnitor for or against the Liabilities (including Company Debt) of any other Person, in each case other than pursuant to any Standard Outbound IP Agreements, Standard Inbound IP Agreements, Contracts that contain commercially reasonable limitations on the Company’s or the Subsidiary’s, as applicable, indemnification obligations and Contracts identified in subsections (i), (ii) or (x) of Schedule 2.18(a) of the Company Disclosure Letter;

(x) all licenses, sublicenses and other Contracts that are material to the conduct of the Business as currently conducted and pursuant to which (A) any third party Person is authorized to use or is granted any right in or to any Company Products or Company-Owned Intellectual Property (excluding (1) all employees of the Company and the Subsidiaries and (2) all consultants and independent contractors providing services for the Company or the Subsidiaries in accordance with consulting agreements and independent contractor agreements on the Company’s standard form of agreement, copies of which have been made available to Parent), (B) the Company or any Subsidiary has agreed to any material restriction on the right of the Company or any Subsidiary to enforce any Company Registered Intellectual Property Rights or (C) the Company or any Subsidiary has agreed to encumber (other than non-exclusive licenses previously granted by the Company or any Subsidiary), transfer or sell rights in or with respect to any Company-Owned Intellectual Property, other than Standard Outbound IP Agreements and Contracts identified in subsections (i), (ii) and (iii) of Schedule 2.18(a) of the Company Disclosure Letter;

(xi) all licenses, sublicenses and other Contracts that are material to the conduct of the Business as currently conducted and pursuant to which the Company or any Subsidiary acquired or is granted any right in or to any Third-Party Intellectual Property or is authorized to market, distribute or resell any product, service or Third-Party Intellectual Property, other than Standard Inbound IP Agreements and Contracts identified in subsection (ii) of Schedule 2.18(a) of the Company Disclosure Letter;

(xii) any Contract under which the Company or any Subsidiary has an ongoing obligation to develop any material Intellectual Property (independently or jointly) for any third party (including, for each such Contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services);

(xiii) any Contract providing for the development of any Intellectual Property for the Company or any Subsidiary (other than Standard Outbound IP Agreements, Standard Inbound IP Agreements and employee invention assignment agreements, consulting agreements and independent contractor agreements with Authors on the Company’s standard form of agreement, copies of which have been made available to Parent);

(xiv) (A) any joint venture Contract or any other Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with any other Person, other than Reseller Agreements, or (B) any Contract that involves the payment of royalties to any other Person;

(xv) any Contract authorizing any other Person to manufacture or reproduce any Company Products (other than the right to make archival or back-up copies or otherwise in accordance with the terms of the Standard Outbound IP Agreements), or to provide maintenance, service or support for any Company Products for any Person other than such other Person (other than Reseller Agreements);

(xvi) any joint marketing, marketing support, lead referral or reference sale agreement, other than Reseller Agreements;

(xvii) any Contract or plan (including any stock option, restricted stock unit, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Common Stock or any other securities of the Company or any Subsidiary or any options, restricted stock units, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, restricted stock units, warrants or other rights therefor, except for the Company Option Plans and the Company Options and the Company RSUs disclosed pursuant to Section 2.2(b);

(xviii) any Contract pursuant to which (A) it has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person (other than the Subsidiaries) or (B) any other Person has the right to acquire any assets of the Company or any Subsidiary (or, after giving effect to the consummation of the Merger, Parent or any of its Affiliates) or any interests therein after the Agreement Date, other than Standard Outbound IP Agreements and Contracts identified in subsection (i) of Schedule 2.18(a) of the Company Disclosure Letter;

(xix) any Contract with any United States federal Governmental Entity (a “Government Contract”);

(xx) any litigation settlement or currently effective litigation standstill or tolling agreement;

(xxi) any Contract not disclosed against another subsection of this Section 2.18 that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K);

(xxii) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees; or

(xxiii) any other Contract not listed in subsections (i)-(xxiii) that individually provides for payments to or by the Company or the Subsidiaries in excess of $2,000,000 over the life of such Contract or is otherwise material to the Company and the Subsidiaries, taken as a whole.

(b) All Material Contracts are in written form. Each of the Material Contracts is in full force and effect, and has not been amended in any material respect except as disclosed in Schedule 2.18 of the Company Disclosure Letter and except for such failures to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or, to the knowledge of the Company, with respect to any other contracting party, that, with or without the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or event of default under any Material Contract or (ii) give any third party the right to (A) declare a material default or exercise any remedy under any Material Contract, (B) a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) accelerate the maturity or performance of any material obligation of the Company or any Subsidiary under any Material Contract or (D) cancel, terminate or modify any Material Contract, except in case of (A) through (D), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2010, neither the Company nor any Subsidiary has received any written or, to the knowledge of the Company, oral, notice regarding any material violation or breach of, material default under, or intention to cancel or modify any Material Contract. True, correct and complete copies of all Material Contracts have been made available to Parent.

(c) To the knowledge of the Company, with respect to any Government Contract, there is, as of the Agreement Date, neither an existing nor a reasonable basis for a: (i) civil fraud or criminal investigation by any Governmental Entity, (ii) qui tam action brought against the Company or any Subsidiary under the Civil False Claims Act, (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any Subsidiary, (iv) claim or request by a Governmental Entity for a contract price adjustment based on asserted: defective pricing; disallowance of cost or non compliance with statute, regulation or contract, (v) dispute involving the Company or any Subsidiary relating to such Government Contract or (vi) claim or equitable adjustment by the Company or any Subsidiary relating to such Government Contract. Neither the Company nor any Subsidiary has any material Liability for renegotiation of any Government Contract.

2.19. Export Control Laws.

(a) The Company and each Subsidiary has conducted its respective businesses and any (re)export or import transactions in accordance in all respects with Applicable Legal Requirements concerning (re)export or import controls and/or economic, trade or financial sanctions including the following:

(i) U.S. export control legislation, such as the Export Administration Regulations (“EAR”) and the International Traffic in Arms Regulations (“ITAR”) and other controls administered by the U.S. Department of Commerce and/or the U.S. Department of State;

(ii) European Union (“EU”) export control legislation, such as Council Regulation (EC) No 428/2009 and that of any of its Member States;

(iii) any other export controls adopted by a Participating State of the Wassenaar Arrangement or by a country in which the Company or a Subsidiary is located, has operations or must perform obligations imposed by any Contract;

(iv) economic, trade and financial sanctions laws against governments, non-state entities and individuals imposed by the U.S., the EU or any of its Member States, a Participating State of the Wassenaar Arrangement or a country in which the Company or any Subsidiary is located, has operations or must perform obligations imposed by any Contract; and

(v) any other (re)export or import control and/or sanctions laws in any other applicable jurisdiction.

(b) Each of the Company and each Subsidiary has obtained and disclosed to Parent and made available to Parent true, correct and complete copies of all licenses, official approvals, authorizations and registrations required by Legal Requirements with respect to (re)export or import controls and/or economic, trade or financial sanctions for the (re)export or import of products, information, software and technologies from the U.S., EU or any of its Member States and each other applicable jurisdiction and is in compliance with the terms of such licenses, official approvals, authorizations and registrations.

(c) There are no pending or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary in respect of compliance with Applicable Legal Requirements concerning (re)export or import controls and/or economic, trade or financial sanctions or any licenses, official approvals, authorizations or registrations required thereunder and to the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company or any Subsidiary that would reasonably be expected to give rise to any future claims. Any material correspondence that the Company or any Subsidiary has had with any Governmental Entity concerning applicable (re)export or import controls and/or economic, trade or financial sanctions has been disclosed.

(d) No consents or approvals for the transfer of export or import licenses, official approvals, authorizations or registrations from the Company or any Subsidiary to Parent, Sub or any of their respective Affiliates are required except in any such case for such consents and approvals that can be obtained expeditiously without material cost.

(e) Neither the Company nor any Subsidiary has disclosed or has been requested to disclose to any Governmental Entity in any jurisdiction any encryption keys, cryptographic algorithm keys or any information that would (themselves or in conjunction with any other such keys or information) enable any encrypted software, information or data that is used or distributed by the Company or any Subsidiary to be decrypted or accessed in any decrypted form (in whole or in part and in whatever format).

2.20. Fairness Opinion. The Company Board has received an opinion from Qatalyst Partners, to the effect that, as of the date of such opinion, and based upon and subject to the matters and the limitations set forth therein, the Per Share Cash Amount to be paid to the holders of Company Common Stock is fair from a financial point of view to such holders.

2.21. Information Supplied. The preliminary and definitive proxy materials to be filed by the Company with the SEC in connection with the Merger (as may be amended or supplemented from time to time, the “Proxy Statement”) shall not, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, as applicable, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting that has become misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub or any of their respective Affiliates that is contained in (or incorporated by reference in) the Proxy Statement.

2.22. No Additional Representations. The Company acknowledges and agrees that except as expressly set forth in Article III of this Agreement, none of Parent, Sub or any of their respective Representatives has made any representation or warranty, express or implied, to the Company, any of its Subsidiaries or any of their respective Representatives in connection with this Agreement, the Merger or any of the other transactions contemplated hereby. Notwithstanding the foregoing, nothing set forth herein shall limit or otherwise impair the rights of the Company under this Agreement or Applicable Legal Requirements arising out of fraud.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

3.1. Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Sub has the corporate power to own its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not have a Parent Material Adverse Effect. Neither Parent nor Sub is in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws.

3.2. Authority; Non-contravention.

(a) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub (other than the adoption of this Agreement by Parent as the sole stockholder of Sub, which shall happen immediately following the execution of the Agreement). This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution, and delivery by the Company of this Agreement, constitutes the valid and binding obligation of Parent and Sub, respectively, enforceable against Parent and Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) Applicable Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated by this Agreement will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation or bylaws of Parent and Sub, in each case, as amended to date, (ii) subject to compliance with the requirements set forth in Section 3.2(c), any material Applicable Legal Requirements applicable to Parent or Sub or any of their respective material properties or assets, or (iii) any material Contract applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), such conflicts, violations, defaults, terminations, cancellations, accelerations, losses, consents, approvals or waivers, would not, individually or in the aggregate, reasonably be expected to be material to Parent’s or Sub’s ability to perform their respective obligations under this Agreement.

(c) No consent, approval, order, authorization, release or waiver of, or registration, notification, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger, as provided in Section 1.4, (ii) such filings as may be required under the HSR Act and any applicable foreign Antitrust Law and the expiration or early termination of applicable waiting periods under the HSR Act and any applicable foreign Antitrust Law, (iii) the filing of the Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act, (iv) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of the NASDAQ Global Select Market, (v) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Parent Common Stock issuable pursuant to Rollover Options and Rollover RSUs to be assumed by Parent and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, notifications, declarations or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay any of the transactions contemplated by this Agreement.

3.3. No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and the other transactions contemplated by this Agreement.

3.4. Stock Ownership. As of the Agreement Date, neither Parent nor Sub beneficially own any shares of Company Capital Stock. Neither Parent nor Sub, nor any of their “affiliates” or “associates,” has been an “interested stockholder” with respect to the Company at any time within the three-year period ending on the Agreement Date, as those terms are used in Section 203 of Delaware Law.

3.5. Information Supplied. The information supplied by Parent or Sub for inclusion in the Proxy Statement shall not on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, as applicable, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting that has become misleading. Notwithstanding the foregoing, neither Parent nor Sub makes any representation or warranty with respect to any information supplied by the Company that is contained in (or incorporated by reference in) the Proxy Statement.

3.6. Financing. Parent has as of the Agreement Date and will have available to it upon the Effective Time, sufficient funds to consummate the Merger and the other transactions contemplated by this Agreement, including payment in full of the amounts payable pursuant to Section 1.8(a) to the holders of Company Capital Stock and the holders of Company Options and Company RSUs, respectively.

3.7. No Additional Representations. Parent acknowledges and agrees that except as expressly set forth in Article II of this Agreement, none of Company, its Subsidiaries or any of their respective Representatives has made any representation or warranty, express or implied, to Parent, Sub or any of their respective Representatives in connection with this Agreement, the Merger or any of the other transactions contemplated hereby. Notwithstanding the foregoing, nothing set forth herein shall limit or otherwise impair the rights of Parent and Sub under this Agreement or Applicable Legal Requirements arising out of fraud.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1. Conduct of Business of the Company and the Subsidiaries. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except (w) to the extent expressly provided otherwise in this Agreement, (x) as necessary to comply with Applicable Legal Requirements (provided that the Company shall to the extent reasonably practicable and permitted by Applicable Legal Requirements, notify Parent in advance of any action proposed to be taken by the Company to comply with Applicable Legal Requirements that would otherwise not be permitted under the provisions of this Section 4.1), (y) as consented to in writing by Parent or (z) as set forth on a subsection of Schedule 4.1 of the Company Disclosure Letter that corresponds to the applicable subsection of this Section 4.1) the Company shall, and shall cause each Subsidiary to:

(a) conduct the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all Applicable Legal Requirements;

(b) use commercially reasonable efforts to (i) pay all Company Debt and Taxes when due, subject to good faith disputes over such Company Debt or Taxes, and provide Parent with true, correct and complete copies of all material submissions to, and material correspondence with, Tax Authorities in connection with pending Tax audits or disputes relating to the Company or its Subsidiaries, (ii) pay or perform its other obligations when due, (iii) collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (iv) sell Company Products consistent with past practice as to license, service and maintenance terms and incentive programs and (v) preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it;

(c) use commercially reasonable efforts to assure that each of its Material Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Merger;

(d) use commercially reasonable efforts to maintain all of the Leased Real Property in accordance with the terms of the applicable lease in all material respects; and

(e) consult with Parent regarding the defense or settlement of any material Legal Proceeding (for clarity, including any Legal Proceeding relating to the transactions contemplated hereby) to which the Company or any Subsidiary or any member of the Company Board (in their capacities as directors of the Company) is a party, other than routine Legal Proceedings defended or settled in the ordinary course of business consistent with past practice, provided that nothing herein will give Parent the right to direct any such defense.

4.2. Restrictions on Conduct of Business of the Company and Subsidiaries. Without limiting the generality or effect of Section 4.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except (w) to the extent expressly provided otherwise in this Agreement, (x) as necessary to comply with Applicable Legal Requirements (provided that the Company shall to the extent reasonably practicable and permitted by Applicable Legal Requirements, notify Parent in advance of any action proposed to be taken by the Company to comply with Applicable Legal Requirements that would otherwise not be permitted under the provisions of this Section 4.2), (y) as consented to in writing by Parent, or (z) as set forth on a subsection of Schedule 4.2 of the Company Disclosure Letter that corresponds to the applicable Subsection of this Section 4.2):

(a) Charter Documents. Except as set forth on Schedule 4.2(a) of the Company Disclosure Letter, amend its certificate of incorporation or bylaws, or comparable organizational or governing documents;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than the payment of any dividend or distribution by any Subsidiary to the Company or another Subsidiary), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except, in any such case, from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service or adopt any resolution, plan or arrangement for liquidation, dissolution or winding-up;

(c) Stock Option Plans, etc. (i) Accelerate, amend or change the period of exercisability or vesting of any Company Options, Company RSUs or other rights granted under the Company Option Plans or the Company ESPP or the vesting of the securities purchased or purchasable under such Company Options, Company RSUs or other rights or the vesting schedule or Repurchase Rights applicable to any Unvested Company Shares issued under such stock plans or otherwise, (ii) amend or change any other terms of such Company Options, Company RSUs, other rights or Unvested Company Shares, or (iii) authorize cash payments in exchange for any Company Options, Company RSUs or other rights granted under any of such plans or the securities purchased or purchasable under those Company Options, Company RSUs or other rights or the Unvested Company Shares issued under such plans or otherwise;

(d) Material Contracts. Except as set forth on Schedule 4.2(d) of the Company Disclosure Letter, (i) enter into any Contract that would constitute a Material Contract if entered into prior to the Agreement Date, other than (A) entering into Contracts for the sale or licensing of Company Products or maintenance or services with respect thereto, or renewing such existing agreements, in either case in the ordinary course of business consistent with past practice, (B) entering into Contracts for the purchase of supplies or materials for Company Products in the ordinary course of business consistent with past practice, and (C) entering into non-exclusive Reseller Agreements terminable by the Company or any Subsidiary for convenience on 90 days’ notice or less or within 90 days following the Agreement Date, in any such case without any Liability arising from such termination, (ii) violate, terminate (other than allowing expiration according to its scheduled term, including failure to renew) or waive any of the material terms of any Material Contracts, or (iii) amend or otherwise modify any of its Material Contracts (or any other Contract that, after giving effect to such amendment or modification, would be a Material Contract if entered into prior to the Agreement Date, taking into account such amendment) in such a way as to materially reduce the expected business or economic benefits thereof;

(e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of its capital stock (including any Unvested Company Shares) or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than, in any such case, (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or pursuant to the settlement of Company RSUs, in each case, outstanding on the Agreement Date, (ii) per calendar quarter, the grant of up to 160,000 Company RSUs; provided that (A) such grants may only be made to new employee hires below the level of vice president or senior director who have commenced employment with the Company or a Subsidiary prior to the Closing as permitted under Section 4.2(f) in share amounts consistent with past practices (including any applicable standard grant size parameters by employee level), (B) none of such grants shall provide for acceleration upon any event, and (C) all of such grants to employees shall vest 25% of the total number of the shares on each of the first four anniversaries of the date of grant, (iii) the issuance of shares of Company Common Stock issuable to participants in the Company ESPP, and (iv) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants of the Company in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(f) Employees; Consultants; Independent Contractors. (i) Terminate the employment, change the title, office or position, or materially reduce the responsibilities of any employees at the level of senior director, vice president or above of the Company or any Subsidiary; provided, however, that the Company shall provide Parent with a reasonable amount of notice and the opportunity to consult with the Company prior to the termination of any employee in any jurisdiction in which termination benefits are imposed by Applicable Legal Requirements, (ii) hire, or enter into, amend or extend the term of any employment or consulting agreement with, any officer, employee, consultant or independent contractor (except hiring of (A) employees below the level of vice president or senior director in the ordinary course of business consistent with past practice to fill open positions listed on the “Careers” section of the Company’s website as of July 22, 2013, (B) independent contractors, whose service is compensable only in cash (not equity) and who are terminable without notice and without liability thereto, not to exceed ten natural persons, in the ordinary course of business consistent with past practice, or (C) employees to fill existing positions below the level of vice president that may become vacated due to terminations or resignations, in each case using the Company’s standard, unmodified form of offer letter or independent contractor agreement that provides for at-will employment or contracting (in jurisdictions that recognize such concept) and that does not provide for severance, acceleration or post-termination benefits not imposed by Applicable Legal Requirements); provided, however, that the Company shall provide Parent with a reasonable amount of notice and the opportunity to consult with the Company prior to the entering into, amending or extending the term of any employment or consulting agreement in any jurisdiction in which termination benefits are imposed by Applicable Legal Requirements, or (iii) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Legal Requirements);

(g) Loans and Investments. (i) Make any loans or advances (other than routine travel advances and sales commission draws to employees of the Company or any Subsidiary in the ordinary course of business consistent with past practice) to, or any investments in or capital contributions to, any Person (including any officer, director or employee of the Company), other than funding to any Subsidiary in order to fund operations in the ordinary course of business consistent with past practice, (ii) forgive or discharge in whole or in part any outstanding loans or advances or (iii) amend or modify in any material respect any loan previously granted;

(h) Intellectual Property. (i) Transfer or license to any Person any material rights to any Intellectual Property other than pursuant to Standard Outbound IP Agreements, or acquire or license from any Person any material Third-Party Intellectual Property other than pursuant to Standard Inbound IP Agreements, and in each case, other than in the ordinary course of business consistent with past practice; (ii) transfer or provide a copy of any Company Source Code (other than Open Source Materials) to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company outside the United States) other than (A) providing access to Company Source Code to Authors in their capacity as Authors, consistent with past practice, or (B) the deposit of Company Source Code under a source code escrow agreement with an escrow agent entered into by the Company in the ordinary course of business consistent with past practice pursuant to the terms of a customer Contract, the terms of which source code escrow agreement being substantially similar to the source code escrow agreements entered into by the Company prior to the Agreement Date that have been made available by the Company to Parent; or (iii) transfer or provide a copy of any Company Manufacturing Specifications to any Person other than to supply chain providers (including without limitation, contract manufacturers) in the ordinary course of business consistent with past practice;

(i) Restrictive Covenants. Enter into any Contract that would constitute a Material Contract (if entered into prior to the Agreement Date) pursuant to Section 2.18(a)(vi), or amend any Contract that would, after giving effect to such amendment, constitute a Material Contract (if so amended prior to the Agreement Date) pursuant to Section 2.18(a)(vi);

(j) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to the Business, other than sales and non-exclusive licenses of Company Products in the ordinary course of business consistent with past practice;

(k) Indebtedness. Incur any Liability that would be Company Debt, enter into any “keep well” or other Contract to maintain any financial statement condition, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables;

(l) Leases. Except as set forth on Schedule 4.2(l) of the Company Disclosure Letter, enter into any operating lease requiring payments in excess of $250,000 per annum or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(m) Payment of Obligations. Except as set forth on Schedule 4.2(m) of the Company Disclosure Letter, pay, discharge or satisfy, in an amount in excess of $250,000 in any one case or $2,000,000 in the aggregate, any Liability arising other than in the ordinary course of business consistent with past practice other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements;

(n) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements which are more than 20% greater than the amounts set forth in the capital expenditures budget set forth on Schedule 4.2(n) of the Company Disclosure Letter;

(o) Insurance. Except as set forth on Schedule 4.2(o) of the Company Disclosure Letter, materially change the amount of any insurance coverage;

(p) Employee Benefit Plans; Pay Increases. (i) Adopt or amend in any material respect any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or Applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the Regulations thereunder, (iii) pay any bonus (other than pursuant to any plan or Contract listed on Schedule 2.13(a) of the Company Disclosure Letter) or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts that have been made available to Parent and are set forth on Schedule 4.2(p) of the Company Disclosure Letter or salary increases for employees below the level of vice president or senior director in connection with annual performance reviews in percentage amounts and at times consistent with past practice and not in excess of those used in the prior fiscal year) or (iii) add any new members to the Company Board or to the board of directors or similar governing body of any Subsidiary (other than to replace a member of the Company Board or the board of directors or similar governing body of such Subsidiary who resigns or is otherwise removed from such position following the Agreement Date and prior to the Closing);

(q) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay (other than accrued but unpaid salary), or the acceleration of vesting or other benefits, such a termination of employment, to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts that have been made available to Parent and are set forth on Schedule 4.2(q) of the Company Disclosure Letter or as otherwise set forth on Schedule 4.2(q) of the Company Disclosure Letter);

(r) Legal Proceedings; Settlements. (i) Commence a Legal Proceeding other than (A) for the routine collection of accounts receivable, (B) in such cases where the Company in good faith determines that failure to commence such Legal Proceeding would result in the material impairment of a valuable aspect of the Business (provided that the Company consults with Parent prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened Legal Proceeding or other dispute, including any such Legal Proceeding between a third party and any customers of the Company for which the Company is providing a defense or indemnity (other than any settlement that is covered in its entirety under an insurance policy of the Company or solely involving payment of an amount less than $500,000, including any deductible or retention amount under any applicable insurance policy);

(s) Acquisitions. Except as set forth on Schedule 4.2(s) of the Company Disclosure Letter, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets, in each case, that are material, individually or in the aggregate, to the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership, in each case other than ordinary course bid/RFP teaming or similar relationships;

(t) Taxes. Except as set forth on Schedule 4.2(t) of the Company Disclosure Letter, (i) make or change any material election in respect of Taxes, (ii) adopt or change any accounting method in respect of Taxes, (iii) file any material Tax Return or any amendment to any Tax Return (provided that Parent will not unreasonably withhold its consent to such a filing), (iv) enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or (vi) enter into intercompany transactions giving rise to gain or loss that is deferred;

(u) Accounting. Except as set forth on Schedule 4.2(u) of the Company Disclosure Letter, change accounting methods, except as required by changes in GAAP (which requirement is confirmed by its independent auditors) and after notice to Parent;

(v) Company SEC Reports. Fail to timely file any Company SEC Reports in substantially the form required to be filed between the Agreement Date and the Closing;

(w) Real Property. Except as set forth on Schedule 4.2(w) of the Company Disclosure Letter, enter into any Contract for (i) the purchase or sale of any real property or (ii) the lease of any real property involving an aggregate amount in excess of $250,000 per annum for any such lease;

(x) Encumbrances. Place or allow the creation of any Encumbrance on any of its properties, other than Permitted Encumbrances;

(y) Warranties; Discounts. Materially change its practice by which it extends warranties, discounts or credits to customers generally, provided that this clause (y) shall not limit the ability of the Company to deviate from such practices in connection with negotiations undertaken in the ordinary course of business;

(z) Interested Party Transactions. Enter into any Contract in which any Company Representative (or any member of their immediate families) has an interest that would constitute a Material Contract (if entered into prior to the Agreement Date);

(aa) Cash Management Transactions. Enter into or materially modify any currency exchange, interest rate, commodities or other hedging or derivative transactions or arrangements, or other investment or cash management transactions or arrangements other than in the ordinary course of business consistent with past practice;

(bb) Joint Development Contracts. Except as set forth on Schedule 4.2(bb) of the Company Disclosure Letter, enter into or materially modify any Contract for the joint development with any other Person of any material product, system, software, content, technology or Intellectual Property by or for the Company or any of the Subsidiaries;

(cc) Manufacturing Agreements. Enter into any Contract to license, or any Contract to authorize, any third party to manufacture or reproduce finished or standalone products, systems or technology of the Company, other than any original design manufacturer Contract entered into by the Company in the ordinary course of business consistent with past practice, following prior consultation with Parent, that has a term of one year or less and that is not otherwise material to the Business, and other than any purchase order entered into under any Contract that is in effect as of the Agreement Date that does not implement or effect any material change to the existing terms of such Contract;

(dd) Industry Standards Groups. Enter into any Contract relating to the membership of, or participation by, the Company or any of the Subsidiaries in, or the affiliation of the Company or any of the Subsidiaries with, any industry standards group or association in which the Company or any of the Subsidiaries contributes and/or shares in pooled patent rights;

(ee) Marketing Agreements. Except as set forth on Schedule 4.2(ee) of the Company Disclosure Letter, enter into any joint marketing or marketing support Contract other than in the ordinary course of business consistent with past practice and not involving an amount in excess of $1,000,000 per annum; or

(ff) Other. Agree in writing or otherwise to take, any of the actions described in clauses (a) through (ee) of this Section 4.2.

Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, subject to compliance with the terms of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1. Proxy Statement.

(a) As promptly as reasonably practicable (but in any event within 15 Business Days) following the Agreement Date, the Company shall prepare, and file with the SEC, the preliminary Proxy Statement. As promptly as reasonably practicable following the later of (i) receipt and resolution of SEC comments with respect to the Proxy Statement and (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file the definitive Proxy Statement and cause the definitive Proxy Statement to be mailed to the Company’s stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (A) comply as to form with all applicable SEC requirements and (B) otherwise comply in all material respects with all Applicable Legal Requirements; provided, that, any failure to comply with the foregoing with respect to the preliminary Proxy Statement that is corrected in the definitive Proxy Statement shall not be deemed a breach of this covenant. Except with respect to any Acquisition Proposal or as otherwise provided in Section 5.3(d)-(f), prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent with the reasonable opportunity to review and comment on each such filing in advance and the Company shall consider in good faith the incorporation of any changes in such filings reasonably proposed by Parent.

(b) The Company will notify Parent promptly of the receipt of any comments (written or oral) from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other official of any Governmental Entity for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other official of any Governmental Entity, on the other hand, with respect to the Proxy Statement or such other filing. Except with respect to any Acquisition Proposal or as otherwise provided in Section 5.3(d)-(f), the Company shall (i) consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to the Merger, (ii) provide Parent with reasonable opportunity to review and comment on any such written response in advance and consider in good faith the incorporation of any changes in such response reasonably proposed by Parent and (iii) promptly inform Parent whenever any event occurs that requires the filing of an amendment or supplement to the Proxy Statement or any other filing, and provide Parent with a reasonable opportunity to review and comment on any such amendment or supplement in advance, and consider in good faith the incorporation of any changes in such amendment or supplement reasonably proposed by Parent, and cooperate in filing with the SEC or its staff or any other official of any Governmental Entity, and/or mailing to the Company’s stockholders, such amendment or supplement. Parent shall promptly inform the Company whenever Parent discovers any event relating to Parent or any of its Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Proxy Statement.

5.2. Company Stockholder Meeting; Board Recommendation.

(a) Company Stockholder Meeting. The Company shall, as promptly as reasonably practicable following the Agreement Date, establish a record date for, duly call, give notice of, convene and hold, a meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) for the sole purpose of obtaining the Company Stockholder Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement) and such other matter as may be agreed by Parent. Subject to a Change of Recommendation made in compliance with Section 5.3, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other reasonable action necessary to obtain such proxies and the

Company Stockholder Approval and to secure the vote or consent of its stockholders required by and in compliance with all Applicable Legal Requirements and its certificate of incorporation and bylaws. The Company (i) shall consult with Parent regarding the record date and the date of the Company Stockholder Meeting and (ii) shall not adjourn or postpone the Company Stockholder Meeting without the prior written consent of Parent; provided that the Company may adjourn or postpone the Company Stockholder Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the Company reasonably determines (following consultation with Parent, except with respect to any Acquisition Proposal or as otherwise provided in Sections 5.3(d)-(f)) is necessary to comply with Applicable Legal Requirements is provided to the Company’s stockholders in advance of a vote on the adoption of this Agreement, (B) if, as of the time that the Company Stockholder Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (C) if, as of the time that the Company Stockholder Meeting is originally scheduled, adjournment or postponement of the Company Stockholder Meeting is necessary to enable the Company to solicit additional proxies required to obtain the Company Stockholder Approval, or (D) as necessary to provide for the expiration of any time period required in Section 5.3(d)-(e).

(b) Board Recommendation. Subject to Section 5.3(d)-(f), (i) the Company Board shall unanimously recommend that the Company’s stockholders vote in favor of the adoption of this Agreement (the “Company Board Recommendation”) at the Company Stockholder Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has unanimously recommended that the Company’s stockholders vote in favor of the adoption of this Agreement at the Company Stockholder Meeting and (iii) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Sub, the Company Board Recommendation.

(c) Continuing Obligation. Subject to Section 5.2(a)(ii)(D), until the termination of this Agreement in accordance with its terms, if at all, the Company’s obligation to call, give notice or convene and hold the Company Stockholder Meeting in accordance with this Section 5.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Proposal or by any Change of Recommendation.

5.3. No Solicitation; Acquisition Proposals.

(a) No Solicitation Generally. Subject to Section 5.3(c), Section 5.3(d), Section 5.3(f) and Section 5.3(g), from and after the Agreement Date until the earlier of the Effective Time and termination of this Agreement pursuant to Article VII, the Company and the Subsidiaries will not, nor will they authorize or permit any of their respective Representatives (collectively, the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly encourage, facilitate or induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or knowingly take any other action regarding, any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), (v) submit any Acquisition Proposal to the vote of any securityholders of the Company or any Subsidiary, (vi) redeem any Rights under the Rights Agreement or amend, or take any other action with respect to, or make any determination under, the Rights Agreement in a manner that facilitates, or would reasonably be likely to facilitate, an Acquisition Proposal, or would reasonably be likely to inhibit or interfere with the consummation of the transactions contemplated by this Agreement or (vii) approve any transaction, or any third party becoming an “interested stockholder,” under Section 203 of Delaware Law. The Company shall, and shall cause the Subsidiaries to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and shall submit a request to any Person with which the Company has engaged in any such activities within the 12-month period preceding the Agreement Date to promptly return or destroy all confidential information previously provided to such Person (and such Person’s Representatives). Except as permitted by Section 5.3(g), the Company shall, and shall cause the Subsidiaries to, enforce (and shall not, nor permit any Subsidiary to, waive) any rights under any confidentiality or non-disclosure agreements entered into in connection with or applicable to an Acquisition Proposal to which the Company or any Subsidiary is a party. If any Company Representative takes any action that the Company is obligated pursuant to this Section 5.3 not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.3.

“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or indication of interest (other than this Agreement, the Merger or any other offer, proposal or indication of interest by Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving: (A) any acquisition or purchase by any Person or Group, directly or indirectly, of more than 15% of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 15% or more of the outstanding voting securities of the Company, (B) any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 85% of the outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), (C) any sale, acquisition, disposition, mortgage, pledge or other transfer of 15% or more of the total assets of the Company and the Subsidiaries in any single transaction or series of related transactions other than in the ordinary course of business consistent with past practice, or (D) any liquidation or dissolution of the Company.

(b) Notice. The Company shall advise Parent orally and in writing as promptly as practicable (but in no event more than 24 hours) after receipt by the Company and/or any Subsidiary (and/or to the knowledge of the Company, by any of the Company Representatives (excluding, for this purpose, employees who are not directors or officers)) of (i) any Acquisition Proposal, (ii) any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, or (iii) any request for non-public information (including access to any of the properties, books or records of the Company or any Subsidiary) that could reasonably be expected to lead to an Acquisition Proposal. Such notice shall describe the material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer, or request and the identity of the Person or Group submitting any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request. The Company shall keep Parent reasonably informed as promptly as practicable (but in no event more than 24 hours after receipt) of the status and material details of, and any material amendments or modifications or proposed material amendments or modifications to, any such Acquisition Proposal, inquiry, indication of interest, proposal, offer, notice or request and any material correspondence or communications related thereto. The Company shall notify Parent about any meeting of the Company Board at which the Company Board discusses any Acquisition Proposal immediately following such meeting.

(c) Superior Proposals. In the event that any Person or Group submits to the Company (and does not withdraw) an unsolicited, written, bona fide Acquisition Proposal that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is, or would reasonably be expected to lead to, a Superior Proposal, then, notwithstanding Section 5.3(a), the Company may, so long as the Company Stockholder Approval has not yet been obtained, (i) enter into discussions with such Person or Group regarding such Acquisition Proposal and (ii) deliver or make available to such Person non-public information regarding the Company and the Subsidiaries; provided that, in each such case, the Company, the Subsidiaries and the Company Representatives shall have complied with each of the following: (A) none of the Company, the Subsidiaries and the Company Representatives shall have violated any of the provisions of this Section 5.3 in any material respect, (B) prior to making available to any such Person any material non-public information, the Company first shall have received from such Person an executed Acceptable Confidentiality Agreement, (C) the Company first shall have given Parent advance written notice of its intent to provide non-public information to such Person or enter into discussions with such Person or Group regarding an Acquisition Proposal, which notice shall reasonably specify the actions it intends to take, and (D) prior to or contemporaneously with delivering or making available any such non-public information to such Person, the Company shall have delivered or made available such non-public information to Parent (to the extent such non-public information has not previously been delivered or made available by the Company to Parent).

“Superior Proposal” means, with respect to the Company, an unsolicited, bona fide written offer submitted after the Agreement Date by a Person or Group to acquire, directly or indirectly, (i) pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed by a back-end merger) beneficial ownership of 50% or more of the outstanding voting securities of the Company or (ii) all or substantially all of the assets of the Company, in each case, for consideration consisting exclusively of cash and/or publicly traded equity securities that the Company Board has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer, including conditions to consummation and the Person making the offer, in each case deemed relevant by the Company Board, (x) would be, if consummated, more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal) and (y) is reasonably likely to be consummated on the terms proposed.

(d) Change of Recommendation for Superior Proposal. Nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, qualifying, amending or modifying the Company Board Recommendation (a “Change of Recommendation”) if:

(i) the Company Stockholder Approval has not yet been obtained;

(ii) the Company has complied in all material respects with the provisions of Section 5.2 and this Section 5.3;

(iii) a Superior Proposal has been submitted to the Company, has not been withdrawn, and continues to be a Superior Proposal;

(iv) the Company has provided to Parent at least four Business Days’ prior written notice (a “Notice of Superior Proposal”) that stated (A) that the Company has received such Superior Proposal, (B) the material terms and conditions of such Superior Proposal and the identity of the Person or Group submitting such Superior Proposal and (C) that the Company Board intends to effect a Change of Recommendation and the manner and timing in which it intends to do so, and has provided Parent with an unredacted copy of such Superior Proposal, together with unredacted copies of all proposed transaction agreements and any financing commitments relating thereto (collectively, the “Superior Proposal Materials”), concurrently with the delivery of such Notice of Superior Proposal;

(v) the Company has during the four-Business Day period referred to in Section 5.3(d)(iv), if requested by Parent, made the Company Representatives available to discuss and negotiate in good faith with Parent’s Representatives any modifications to the terms and conditions of this Agreement that Parent desires to propose such that such Superior Proposal would cease to constitute a Superior Proposal;

(vi) Parent has not, within four Business Days of Parent’s receipt of such Notice of Superior Proposal, made a written, binding and irrevocable (through the expiration of such four-Business Day period) offer that the Company Board has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing) to be at least as favorable to the Company’s stockholders as such Superior Proposal (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof, (B) the Company Board will not effect a Change of Recommendation for four Business Days after receipt by Parent of such Notice of Superior Proposal and such Superior Proposal Materials and (C) any change to the financial or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal to Parent and a new two-Business Day period and discussion process under this Section 5.3(d) (and all references to four-Business Day periods in this Section 5.3(d) shall be deemed two-Business Day periods for purposes of this Section 5.3(d)(vi)(C)); and

(vii) the Company Board has concluded in good faith (following consultation with its outside legal counsel), in light of such Superior Proposal and any modifications proposed by Parent pursuant to Section 5.3(d)(vi), that the failure to make a Change of Recommendation would be inconsistent with its fiduciary obligations to the Company’s stockholders under Applicable Legal Requirements.

(e) Change of Recommendation for Intervening Event. Nothing in this Agreement shall prevent the Company Board from making a Change of Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Recommendation proposed to be made in response to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 5.3(d)) if:

(i) the Company Stockholder Approval has not yet been obtained;

(ii) the Company has complied in all material respects with the provisions of Section 5.2 and this Section 5.3;

(iii) the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of material facts, events and/or circumstances that have developed since the Agreement Date which were previously unknown by the Company and which were not reasonably foreseeable as of the Agreement Date (an “Intervening Event”) and taking into account the results of any discussions with Parent as contemplated by subsection (iv) below and any offer from Parent contemplated by subsection (v) below, the failure to make a Change of Recommendation would be inconsistent with its fiduciary obligations to the Company’s stockholders under Applicable Legal Requirements; provided that, for the avoidance of doubt, (x) any determination by the Company Board after the Agreement Date that the Per Share Cash Amount payable in the Merger is not sufficient shall not in and of itself constitute an Intervening Event and (y) in no event shall such Intervening Event result from a change in the trading price of the Company Common Stock;

(iv) the Company has provided to Parent at least four Business Days’ prior written notice that the Company Board intends to make a Change of Recommendation (“Notice of Intervening Event”) and if requested by Parent, the Company shall have made the Company Representatives available during the four-Business Day period to discuss with Parent’s representatives (A) the facts, events and circumstances underlying such proposed Change of Recommendation and the Company Board’s reason for proposing to effect such Change of Recommendation and (B) any modifications to the terms and conditions of this Agreement that the Parent desires to propose that that would obviate the need for the Company Board to effect such Change of Recommendation; and

(v) Parent shall not have, within the aforementioned four Business Day period, made a written, binding and irrevocable (through the expiration of such four Business Day period) offer that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) would obviate the need for the Company Board to effect such Change of Recommendation (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof, (B) the Company Board will not effect a Change of Recommendation for four Business Days after receipt by Parent of the Notice of Intervening Event, and (C) any material change in the facts, events or circumstances related to the Intervening Event shall require a new Notice of Intervening Event to Parent and a new two-Business Day period and discussion process under subsection (iv) above (and all references to four-Business Day periods in this Section 5.3(e) shall be deemed two-Business Day periods for purposes of this Section 5.3(e)(vi)(C)).

(f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders that the Company Board has concluded in good faith (following consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with its fiduciary obligations to the Company’s stockholders under Applicable Legal Requirements (a “Required Fiduciary Disclosure”); provided that (A) any “stop, look, and listen” communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, and any substantially similar communication that solely constitutes a recitation of the fact that an Acquisition Proposal has been received and a factual description of the terms and background thereof, and that no position has been taken by the Company Board as to the advisability or desirability of such Acquisition Proposal, shall not be deemed to be a Change of Recommendation, (B) such Required Fiduciary Disclosure shall not be deemed to be a Change of Recommendation if it relates to an Acquisition Proposal and the text of such Required Fiduciary Disclosure includes a public statement that the Company Board is expressly reaffirming the Company Board Recommendation and (C) the Company Board shall not recommend that the Company’s stockholders tender shares of Company Capital Stock in connection with any tender or exchange offer, or effect a Change of Recommendation in connection with an Acquisition Proposal unless specifically permitted to do so pursuant to Section 5.3(d).

(g) Standstill Waiver. Notwithstanding anything in this Agreement to the contrary, provided (x) the Company Stockholder Approval has not yet been obtained and (y) the Company has complied in all material respects with the provisions of Section 5.2 and this Section 5.3, the Company Board may grant a waiver or release under, or determine not to enforce, any standstill agreement in effect on the Agreement Date with respect to any class of equity securities of the Company, if the Company Board determines in good faith (following consultation with its outside legal counsel) that the failure to grant such waiver or release or enforce such agreement would be inconsistent with its fiduciary obligations to the Company’s stockholders under Applicable Legal Requirements.

5.4. Access to Information.

(a) During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, (i) the Company shall afford Parent and its Representatives reasonable access during business hours to (A) all of the properties, books, Contracts and records of the Company and each Subsidiary and (B) all other information concerning the Business, results of operations, product development efforts, properties (tangible and intangible, including Intellectual Property) and personnel of the Company or any Subsidiary as Parent may reasonably request, (ii) the Company shall maintain the virtual data room established in connection with this Agreement and provide Parent and its Representatives access thereto (and prior to the Closing Date, the Company shall provide Parent a DVD containing the contents of such virtual data room) and (iii) the Company shall, promptly upon request, provide to Parent and its Representatives true, correct and complete copies of the following documents of the Company and each Subsidiary in the Company’s or such Subsidiary’s possession: (A) internal financial statements and documentation regarding internal controls, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain with respect to transactions to which the Company or any Subsidiary has been a party and (D) receipts for any Taxes paid to foreign Tax Authorities; provided, however, that the Company may restrict the foregoing access to the extent that (X) compliance with this Section 5.4(a) would adversely affect any attorney-client privilege of the Company or (Y) any Applicable Legal Requirement requires that such party restrict or prohibit access to any such properties or information, or the terms of any Contract require that such party restrict or prohibit access to such Contract.

(b) Subject to compliance with Applicable Legal Requirements, from the Agreement Date until the earlier of the termination of this Agreement and the Effective Time, the Company shall notify Parent of, and confer from time to time as requested by Parent with one or more of Parent’s Representatives to discuss, any material changes or developments in the operational matters of the Company and each Subsidiary and the general status of the ongoing operations of the Business.

(c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation, warranty, covenant, agreement or condition contained herein.

5.5. Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of May 10, 2013 (as may be amended from time to time in accordance with its terms, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

(b) Parent and the Company have agreed to the text of the initial press release announcing the execution of this Agreement and the transactions contemplated by this Agreement. Except with respect to any Acquisition Proposal or as otherwise provided in Section 5.3 or in any connection with any dispute under this Agreement, the Company shall consult and discuss in good faith with Parent the form and content of any press release, public statement or other public communication regarding the Merger prior to its release and shall consider in good faith any reasonable changes that are suggested by Parent prior to releasing or making such press release, public statement or public communication. The Company shall use commercially reasonable efforts to cause its employees, officers and directors to comply with this Section 5.5. Parent shall consult in good faith with the Company on its general communications strategy for customers, suppliers and employees regarding the Merger.

5.6. Regulatory Approvals.

(a) Each of Parent and the Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its respective reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger and the other transactions contemplated hereby. Without limiting the generality or effect of the foregoing, each of Parent and the Company shall, as soon as practicable (within 15 Business Days after the Agreement Date, provided that the filing party has received from the other party all information regarding such other party as is reasonably necessary to make such filing), make any initial filings required under the HSR Act and any other additional filings (“Merger Notification Filings”) required by the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended (collectively, the “U.S. Antitrust Laws”) and the Applicable Foreign Antitrust Notifications. The parties hereto shall promptly supply one another with any information that may be required in order to make such filings or obtain such consents and approvals. Neither party shall withdraw and refile any Merger Notification Filing, or agree with any Governmental Entity to extend any applicable waiting period, without consulting with the other party. Each party hereto shall (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals that a party proposes to make or submit (or have made or submitted on its behalf) in connection with proceedings under or relating to the HSR Act or any foreign or other Antitrust Law, (ii) coordinate with one another in preparing and exchanging such materials and (iii) promptly provide one another (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party to any Governmental Entity in connection with this Agreement; provided that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals or such filings, presentations or submissions, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any Applicable Legal Requirement requires such party or its subsidiaries to restrict or prohibit access to any such information. In addition, any party may, as it deems advisable and necessary, reasonably designate any confidential and competitively sensitive material provided to the other parties under this Section 5.6 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(b) Each party hereto will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any Merger Notification Filings made pursuant hereto, (ii) any request by any officials of any Governmental Entity for amendments or supplements to any Merger Notification Filings made pursuant to, or information provided to comply in all material respects with, any Applicable Legal Requirements, and (iii) any proposal by a Governmental Entity regarding a settlement of any investigation. Each party hereto will respond promptly to and comply with any request for information relating to this Agreement or the Merger Notification Filings from any Governmental Entity charged with enforcing, applying, administering or investigating any Antitrust Laws, in a coordinated and cooperative manner as set forth in subsection (a). Whenever any event occurs that is required to be set forth in an amendment or supplement to any Merger Notification Filing made pursuant to Section 5.6(a), each party hereto will promptly inform the other parties of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Each of Parent and the Company shall use its respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Antitrust Laws, in a coordinated and cooperative manner as set forth in subsection (a). Parent and the Company shall take any and all of the following actions to the extent necessary to cause the expiration of the notice periods under the HSR Act or other applicable Antitrust Laws with respect to such transactions and to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any Applicable Legal Requirements regarding the transactions contemplated by this Agreement: (i) entering into negotiations, (ii) providing information required by Applicable Legal Requirements and (iii) substantially complying with any “second request” for information pursuant to applicable Antitrust Laws. Each of Parent and the Company shall permit authorized representatives of the other party to be present at each meeting or conference with representatives of any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Antitrust Laws.

(d) Notwithstanding anything contained herein to the contrary, if any Legal Proceeding is instituted (or threatened to be instituted) challenging the Merger or the other transactions contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that Parent and the Company shall consult with one another as to the appropriate response, provided that it is understood that Parent shall not have any obligation to (i) litigate or contest any such Legal Proceeding or Order resulting therefrom or (ii) make proposals, execute or carry out agreements or submit to Antitrust Orders providing for (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or the Company or any of their respective Affiliates, (B) the imposition of any limitation or restriction on the ability of Parent or any of its Affiliates to freely conduct their business or, following the Closing, the Business or own such assets or (C) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”).

(e) Nothing in this Section 5.6 shall limit a party’s right to terminate the Agreement pursuant to Section 7.1(b) so long as such party has until such date complied in all material respects with its obligations under this Section 5.6.

5.7. Reasonable Best Efforts. Subject to the limitations set forth in Section 5.6(d), each of the parties hereto agrees to use its respective reasonable best efforts, and to cooperate with each other party hereto to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article VI and (ii) executing and delivering such other instruments and doing and performing such other acts and things as may be reasonably necessary, appropriate or desirable to effect completely the consummation of the Merger and the other transactions contemplated by this Agreement.

5.8. Third-Party Consents; Notices.

(a) The Company shall use its commercially reasonable efforts (not to require a concession or expenditure other than immaterial processing or consent fees) to obtain, prior to the Closing, and deliver to Parent if so obtained, at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b) or Schedule 2.3(c) of the Company Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on such Schedule 2.3(b) or Schedule 2.3(c) if entered into prior to the Agreement Date), using a form reasonably acceptable to Parent.

(b) The Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary under any Applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

5.9. Notice of Certain Matters.

(a) The Company shall use its commercially reasonable efforts to notify Parent in writing promptly after obtaining knowledge of: (i) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any written notice or other written communication from any Governmental Entity or any official or employee of any Governmental Entity in connection with the Merger, (iii) any Legal Proceeding by or before any Governmental Entity being initiated by or against it or any Subsidiary, or known by the Company or any Subsidiary to be threatened against the Company or any Subsidiary or any of their respective directors, officers, employees or stockholders in their capacity as such, that, had it occurred prior to the Agreement Date, would have constituted an exception to the representation set forth in the first sentence of Section 2.6, (iv) any event that occurs after the Agreement Date, that, had it occurred prior to the Agreement Date, would have constituted an exception to the representations set forth in the first sentence of Section 2.12(c) or (v) any event that occurs after the Agreement Date, that, had it occurred prior to the Agreement Date, would have constituted an exception to the representation set forth in Section 2.4(g).

(b) Parent shall use its commercially reasonable efforts to notify the Company in writing promptly after obtaining knowledge of: (i) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any written notice or other written communication from any Governmental Entity or any official or employee of any Governmental Entity in connection with the Merger, (iii) any Legal Proceeding by or before any Governmental Entity being initiated by or against it, or known by Parent to be threatened against Parent or any of its respective directors, officers, employees or stockholders in their capacity as such, or of any written correspondence from any Person asserting or threatening a claim against Parent that relates to this Agreement or the Merger, in each of clauses (i) through (iii) that would reasonably be expected to prevent or materially delay Parent’s ability to consummate the transactions contemplated by this Agreement.

(c) Each party will notify the other party in writing promptly after learning of any change, occurrence or event that is reasonably likely to cause any of such other party’s conditions to closing set forth in Article VI not to be satisfied.

(d) No notification given pursuant to this Section 5.9 shall affect the representations, warranties, covenants or other agreements herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties hereto under this Agreement or otherwise limit or affect the remedies available hereunder to Parent or the Company.

5.10. Employees and Contractors.

(a) As soon as reasonably practicable after the Effective Time, Parent shall ensure that the Continuing Employees shall receive health and welfare benefits that in the aggregate for each such employee are no less favorable than those provided to a similarly situated employee of Parent or its Affiliates who is not a Continuing Employee taking into account the employee’s geographic location.

(b) Except to the extent necessary to avoid the duplication of benefits, Parent shall, and shall cause the Surviving Corporation and its other Affiliates to, recognize the service of each Continuing Employee with the Company or its Affiliates before the Effective Time (to the same extent recognized by the Company or its Affiliates immediately prior to the Effective Time) as if such service had been performed with Parent or its Affiliates for all purposes under the vacation and severance plans maintained by Parent or its Affiliates after the Effective Time and for purposes of eligibility and vesting under all other employee benefit plans or arrangements maintained by Parent or its Affiliates that such employees may be eligible to participate in after the Effective Time.

(c) With respect to any welfare plan maintained by Parent or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other Affiliates, to the extent permitted by the relevant welfare plan, to waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company or its Affiliates prior to the Effective Time.

(d) Notwithstanding the foregoing provisions of this Section 5.10, the provisions of Section 5.10 shall apply only with respect to Continuing Employees (and their dependents and beneficiaries) who are covered under Company Employee Plans that are maintained primarily for the benefit of employees employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Employee Plans). With respect to Continuing Employees not described in the preceding sentence, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable Laws, directives and regulations relating to employees and employee benefits matters applicable to such employees.

(e) This Section 5.10 shall be binding upon and inure solely to the benefit of each party hereto (meaning, for the avoidance of doubt, Parent, Sub and the Company), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 5.10. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any Subsidiary of the Company or any of their respective Affiliates, (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation) to amend, modify or terminate any of the Company Employee Plans or any other benefit or employment plan, program, agreement or arrangement after the Effective Time, or (iii) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation), or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service.

(f) Parent shall, or shall cause the Surviving Corporation and its other Affiliates to, assume and honor the obligations of the Company and its Subsidiaries under the Company’s Executive Change in Control Severance Plan, the Company’s Executive Retention Plan and any other consulting, retirement and other compensation contracts, arrangements, commitments or understandings providing for the payment of severance set forth on Schedule 2.13(a) or Schedule 2.18(a)(viii) of the Company Disclosure Letter, in accordance with their terms, subject to the right to make amendments or modifications to the extent permitted by such terms and subject to any applicable Benefits Waiver.

(g) Notwithstanding anything in this Agreement to the contrary, the Compensation Committee of the Company Board shall be permitted to finally and conclusively determine the annual cash incentive awards to be awarded under the Company’s Leadership Bonus Plan and the Company’s Executive Annual Incentive Plan (in accordance with the terms of such plans) relating to the 2013 calendar year for employees who are employed at the Company or a Subsidiary immediately prior to the Closing and such awards shall be paid immediately prior to Closing; provided, however that such cash incentive awards shall not exceed the base target bonus amount set for in such plans.

5.11. Assumption of Options, Restricted Stock Units and Related Matters.

(a) At the Effective Time, each Rollover Option held by a Continuing Employee that is unexpired, unexercised and outstanding as of the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent in a transaction to which Section 424(a) of the Code applies (in the case of a Rollover Option that is an option described in Section 422 of the Code) or in compliance with Treasury Regulations Section 1.409A-1(b)(5)(v)(D) (in the case of any other Rollover Option). Each such Rollover Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements (without acceleration as a result of such assumption) and other terms and conditions set forth in the Company Option Plan that such Rollover Option was granted under and the applicable stock option agreement and any Company Employee Plans) as are in effect immediately prior to the Effective Time (in each case, as may be amended by the applicable Equity Agreement, Employment Offer Documents and/or Benefits Waiver), except that (i) such option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time and the Exchange Ratio, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, (iii) no Rollover Option may be “early exercised” (i.e., a Rollover Option may be exercised for shares of Parent Common Stock only to the extent such Rollover Option is vested at the time of exercise pursuant to the applicable vesting schedule) and (iv) Parent’s board of directors or a committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect to the Rollover Options and the Company Option Plans. It is the intent of the parties hereto that to the extent permitted by Applicable Legal Requirements, all assumed options in respect of Rollover Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code. Promptly after the Closing Date, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Rollover Option a document evidencing the foregoing assumption of such Rollover Option by Parent.

(b) At the Effective Time, each Rollover RSU that is outstanding as of the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each such Rollover RSU so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements (without acceleration as a result of such assumption) and other terms and conditions set forth in the Company Option Plan under which such Rollover RSU was granted and the applicable grant or award agreement and Company Employee Plans) as are in effect immediately prior to the Effective Time (in each case, as may be amended by the applicable Equity Agreement, Employment Offer Document and/or Benefits Waiver), except that (i) such Rollover RSU shall be settled by the issuance of that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable upon settlement of such Rollover RSU immediately prior to the Effective Time multiplied by the Exchange Ratio and (ii) Parent’s board of directors or a committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect to the Rollover RSUs and the Company Option Plans. Promptly after the Closing Date, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Rollover RSU a document evidencing the foregoing assumption of such Rollover RSU by Parent.

(c) Prior to the Effective Time, the Company’s Compensation Committee shall cause, contingent and effective as of immediately prior to the Effective Time, each unvested Company RSU eligible for accelerated vesting as a result of satisfying applicable performance conditions (each, a “Performance Accelerated RSU”) to provide that the number of shares eligible for vesting acceleration on each performance measurement date, as originally set forth in the applicable Performance Accelerated RSU, shall instead vest on the annual anniversary of the original grant date of such Performance Accelerated RSU, subject to the holder of such Performance Accelerated RSU remaining employed by the Company or a Subsidiary or Parent, as applicable, on the applicable annual vesting date. For the sake of clarity, each such Performance Accelerated RSU shall be treated as a Company RSU in accordance with Section 1.8 and Section 5.11(b), subject to the revised vesting schedule provided in this Section 5.11(c).

(d) Prior to the Effective Time, the Company’s Compensation Committee shall cause, contingent and effective as of immediately prior to the Effective Time, each unvested Company Option eligible for vesting as a result of satisfying applicable performance conditions held by the Company’s Chief Executive Officer (each, a “Performance Accelerated Option”) to provide that the number of shares eligible for vesting on each performance measurement date, as originally set forth in the applicable Performance Accelerated Option, shall instead vest in full on the Closing Date. For the sake of clarity, each such Performance Accelerated Option shall be treated as a Company Option in accordance with Section 1.8(a)(iii).

(e) On or about the date that is five Business Days prior to the expected date on which the Closing will occur, the Company shall deliver to Parent a revised list of each Person who the Company reasonably believes is, with respect to the Company or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) to whom payments in the nature of compensation would be made by reason of the Merger and would be treated as contingent on a change in the ownership of the Company.

(f) The Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to shorten each purchase and/or offering period under the Company ESPP that extends beyond the Effective Time (the “Current Offerings”) such that a new purchase date for each such Current Offering shall occur prior to the Effective Time and shares may be purchased by participants in the Company ESPP prior to the Effective Time. The Company ESPP shall terminate immediately prior to the earlier of (i) the Effective Time and (ii) the date upon which the Company ESPP terminates by its terms. Following the Agreement Date, the Company shall not commence any new purchase and/or offering periods under the Company ESPP and shall not permit any participants to increase their payroll deductions or purchase elections. The Company shall provide all required notices of the foregoing to the participants in accordance with the Company ESPP.

(g) Parent shall prepare and file with the SEC a registration statement on Form S-8 covering the shares of Parent Common Stock issuable upon exercise of Rollover Options or the settlement of the Rollover RSUs assumed by Parent for which a Form S-8 registration statement is available as soon as reasonably practicable following the Closing (assuming the timely receipt of all option and restricted stock unit documentation relating to the Rollover Options and the Rollover RSUS and all signatures, opinions and consents required for such registration statement). The Company shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

5.12. Option and RSU Data. The Company shall use commercially reasonable efforts to make available to Parent and provide Parent with reasonable access to the following information (including by downloading such information to a data file if requested by Parent and doing so is reasonably practicable): (i) the names of all holders of Company Options, Company RSUs and Unvested Company Shares, their respective addresses and where available, taxpayer identification numbers and whether they are then providing services as employees or as contractors to the Company or the Subsidiaries, (ii) the number of shares of Company Common Stock subject to Company Options and Company RSUs, and/or the number of Unvested Company Shares held by such Persons, (iii) the exercise price per share in effect for each Company Option immediately prior to the Effective Time,

(iv) the vesting status, amounts and schedule with respect to each Company Option, each Company RSU and each Unvested Company Share held by each holder thereof (including the vesting commencement date and repurchase price payable per share with respect to any Unvested Company Share), (v) the Tax status of each Company Option under Section 422 of the Code (or any applicable foreign Tax scheme), (vi) the calculation of the aggregate Cash-Out Amount payable to each Person pursuant to Section 1.8(a)(iii) and (vii) the number of shares of Parent Common Stock issuable upon exercise of the Company Options or upon vesting of the Company RSUs to be assumed by Parent and the per share exercise price thereof.

5.13. Termination of Benefit Plans. If so directed by Parent, the Company Board, at least one Business Day prior to the Effective Time, will adopt resolutions terminating any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Parent.

5.14. Indemnification.

(a) From and after the Effective Time until the sixth anniversary of the Effective Time, Parent will assume, and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company and each of its Subsidiaries to their respective present and former directors and officers (the “Indemnified Parties”) pursuant to any indemnification agreements with the Company or such Subsidiary made available to Parent and any indemnification or advancement provisions under the Company’s or such Subsidiary’s certificate of incorporation or bylaws (or equivalent organizational documents) as in effect on the Agreement Date with respect to their acts and omissions as directors and officers of the Company or such Subsidiary occurring prior to the Effective Time, in each case, subject to Applicable Legal Requirements. From and after the Effective Time, such obligations shall be the joint and several obligations of Parent and the Surviving Corporation. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to advancement, exculpation and indemnification that are at least as favorable in the aggregate to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company (or equivalent organizational documents) as in effect on the Agreement Date, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that adversely affects the rights thereunder of the Indemnified Parties, unless such modification is required by Applicable Legal Requirements.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, and Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the Indemnified Parties with respect to their acts and omissions as directors and officers of the Company or any Subsidiary occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company or any Subsidiary as of the Agreement Date in the form made available by the Company to Parent prior to the Agreement Date (the “Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage, including a “tail” insurance policy and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute or “tail” policies) in excess of an amount equal to 300% of the most recently paid annual premium for the Existing D&O Policy (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Notwithstanding the foregoing, if the Company in its sole discretion elects, by giving written notice to Parent at least two Business Days prior to the Effective Time, in lieu of the foregoing insurance, the Company may purchase a comparable “tail” or “runoff” extension to the Existing D&O Policy for a period of six years after the Effective Time for a premium not to exceed the Maximum Premium.

(c) This Section 5.14 shall survive the consummation of the Merger, is intended to benefit each of the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and Parent and shall be enforceable by each Indemnified Party and his or her heirs and representatives, and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party (provided that any amendment, alteration or repeal prior the Effective Time shall be governed by Section 7.4).

5.15. Section 16 Matters. Provided that the Company delivers to Parent the Section 16 Information in a timely fashion, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Legal Requirements) to cause any disposition of Company Capital Stock (including derivative securities with respect to Company Capital Stock) or acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” means, with respect to each Company Insider, the number of shares of Company Capital Stock held by such Company Insider and expected to be exchanged for cash in connection with the Merger, and the number and description of the Company Options and Company RSUs held by such Company Insider and expected to be converted into options to purchase Parent Common Stock and restricted stock units for Parent Common Stock, in connection with the Merger. “Company Insiders” means those individuals who are subject to the reporting requirement of Section 16(a) of the Exchange Act with respect to the Company.

5.16. Rights Agreement. The Company shall take all action necessary to render the Rights inapplicable to this Agreement, the Voting Agreements and the transactions contemplated by this Agreement and to cause the expiration of the Rights upon the consummation of the Merger. In the event that a Stock Acquisition Date (as defined in the Rights Agreement) occurs, the Company shall provide written notice thereof to Parent within one Business Day of the occurrence of such event and shall redeem all of the Rights within one Business Day of receipt of a written request from Parent that the Company effect such redemption.

5.17. Takeover Statutes. The Company and the Company Board shall (i) take all actions necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the transactions contemplated by this Agreement and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

5.18. Certain Tax Certificates and Documents. The Company shall prior to the Closing Date deliver FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company, and (B) a FIRPTA Notification Letter, in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company. The Company shall prepare and deliver to Parent (i) at the Closing, an Internal Revenue Service Form 8821 with respect to payroll Taxes, (ii) prior to the Closing, Parent’s form of Payroll Information Release and (iii) prior to the Closing, Parent’s form of Outside Auditor Limited Power of Attorney, each on forms provided to the Company by Parent prior to the Agreement Date, executed by the required authorized officer as specified therein.

5.19. Director and Officer Resignations. At the request of Parent, the Company shall use its commercially reasonable efforts to obtain a written letter of resignation from each of the directors and officers of the Company and from each of the directors and officers of each Subsidiary that will be effective as of immediately prior to, and contingent upon, the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability or obligation to any Person):

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Orders; Illegality. No Order (other than an Antitrust Order) issued by any Governmental Entity of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and no Applicable Legal Requirement (other than an Antitrust Law) shall have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger.

(c) HSR Act. All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted.

6.2. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing by the Company in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. (i) The representations and warranties of Parent in Section 3.1 and Section 3.2(a) shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and (ii) all other representations and warranties of Parent in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

(b) Covenants and Agreements. Parent and Sub shall have performed and complied in all material respects with all covenants and other agreements in this Agreement required to be performed and complied with by Parent and Sub at or prior to the Closing. The Company shall have a received a certificate to such effect signed on behalf of Parent and Sub by a duly authorized officer of Parent and Sub.

6.3. Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent (it being understood that each such condition is solely for the benefit of Parent and may be waived by Parent in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. (i) The representations and warranties of the Company in Section 2.1(a)(i), Section 2.2(a), Section 2.3(a) and Section 2.3(d) of this Agreement shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and (ii) all other representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that this condition shall be satisfied with respect to the representations and warranties made in Section 2.2(a) if the Company’s actual aggregate outstanding Company Common Stock, Company Options, Company RSUs and any other securities of the Company, on an as-converted to Company Common Stock basis (the “fully-diluted capitalization”), as of the Measurement Date, is not greater than the Company’s fully-diluted capitalization as represented and warranted by the Company in Section 2.2(a) by an amount that exceeds 1.0% of such represented fully-diluted capitalization as of the Measurement Date. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b) Covenants and Agreements. The Company shall have performed and complied in all material respects with all covenants and other agreements in this Agreement required to be performed and complied with by it at or prior to the Closing. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(c) Injunctions or Restraints on Conduct of Business.

(i) No Order shall have been issued by any court of competent jurisdiction located in the United States, and no other Applicable Legal Requirement shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement by a Governmental Entity located in the United States, that shall be in effect and that (A) provides for an Antitrust Restraint or any other injunction, restraint or material damages in connection with such transactions, or (B) prevents, restrains, prohibits or makes illegal the consummation of such transactions, or causes any such transactions to be rescinded, and (ii) there shall not be pending any Legal Proceeding brought by any Governmental Entity located in the United States seeking any of the foregoing.

(ii) No Order shall have been issued by any court of competent jurisdiction located outside the United States, and no other Applicable Legal Requirement shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement by a Governmental Entity located outside the United States, that shall be in effect and that (A) provides for an Antitrust Restraint or any other injunction, restraint or material damages in connection with such transactions, or (B) prevents, restrains, prohibits or makes illegal the consummation of such transactions, or causes any such transactions to be rescinded, and (ii) there shall not be pending any Legal Proceeding brought by any Governmental Entity located outside the United States seeking any of the foregoing, except, in each case, where such Order, Applicable Legal Requirement or Legal Proceeding would not materially impair the business or operations of the Company.

(d) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect with respect to the Company that is then continuing. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1. Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by action taken or authorized by the board of directors of the terminating party or parties, which action (x) in the case of termination pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(e) or Section 7.1(f), may be taken or authorized before or after the Company Stockholder Approval has been obtained, (y) in the case of termination pursuant to Section 7.1(g) or Section 7.1(h), may be taken or authorized only before the Company Stockholder Approval has been obtained and (z) in the case of termination pursuant to Section 7.1(d), may be taken or authorized only after the Company Stockholder Meeting has been held at which a vote was taken on the Company Stockholder Approval:

(a) by mutual written consent duly authorized by the Company Board and the board of directors of Parent (or in either case a duly authorized committee thereof);

(b) by either Parent or the Company, if the Closing shall not have occurred on or before December 31, 2013 or such other date that Parent and the Company may agree upon in writing (the “Initial End Date”); provided that if the Closing shall not have occurred by the Initial End Date, but on such date, all of the conditions to the Closing set forth in Article VI (other than conditions that by their nature are only to be satisfied at the Closing) other than the conditions set forth in Sections 6.1(b), 6.1(c), 6.3(c) and 6.3(d) have been satisfied or waived in writing, then neither party shall be permitted to terminate this Agreement pursuant to this Section 7.1(b) until March 31, 2014 (the “Extended End Date”); provided, further, that in no event shall a party shall be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Merger by the Initial End Date or the Extended End Date, as the case may be, is principally caused by the material breach by such party of this Agreement;

(c) by either Parent or the Company, if a Governmental Entity shall have issued an Order (other than an Antitrust Order) or an Antitrust Order arising under the laws of the United States or taken any other action to enforce an Applicable Legal Requirement (other than an Antitrust Law) or an Applicable Antitrust Legal Requirement arising under the laws of the United States, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and nonappealable;

(d) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting or at any adjournment or postponement thereof; provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain such Company Stockholder Approval is proximately caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;

(e) by the Company, upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become inaccurate, in either case such that the condition set forth in Section 6.2(a) or 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such breach or inaccuracy is curable within 20 days (but not later than the Initial End Date or the Extended End Date, as the case may be) by Parent, then the Company may not terminate this Agreement pursuant to this Section 7.1(e) for 20 days (or until the Initial End Date or the Extended End Date) after delivery of written notice from the Company to Parent of such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy is cured during such period);

(f) by Parent, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the condition set forth in Section 6.3(a) or 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such breach or inaccuracy is curable within 20 days (but not later than the Initial End Date or the Extended End Date, as the case may be) by the Company, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) for 20 days (or until the Initial End Date or the Extended End Date) after delivery of written notice from Parent to the Company of such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such breach or inaccuracy is cured during such period);

(g) by Parent, if a Triggering Event shall have occurred; or

(h) by the Company, upon a Change of Recommendation effected by the Company Board in compliance with Section 5.3(d) and following payment to Parent by the Company of all amounts due pursuant to Section 7.3(b) in accordance with the terms specified therein.

A “Triggering Event” shall be deemed to have occurred if: (A) the Company Board or any committee thereof shall have effected a Change of Recommendation for any reason, (B) the Company shall have failed to convene or hold the Company Stockholder Meeting in accordance with Section 5.2, (C) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation, (D) the Company shall have breached any of the provisions of Section 5.2 or Section 5.3 in any material respect, (E) the Company Board or any committee thereof shall have approved or publicly recommended any Acquisition Proposal or the Company shall have entered into any Contract accepting any Acquisition Proposal, (F) the Company Board or any committee thereof fails to reaffirm the Company Board Recommendation within 10 Business Days after Parent requests in writing that such recommendation be reaffirmed in response to an Acquisition Proposal which has been publicly announced or otherwise becomes publicly known or material modification to such an Acquisition Proposal (or if such request is delivered less than 10 Business Days prior to the Company Stockholder Meeting, no later than one Business Day prior to the Company Stockholder Meeting; provided that if such Acquisition Proposal is subsequently modified within such period, then the Company Board shall be required to reaffirm such recommendation no later than one Business Day prior to the Company Stockholder Meeting), or (G) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent prior to the time at which the Company has received the Company Stockholder Approval and the Company fails to send to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company unconditionally recommends rejection of such tender or exchange offer (the “Rejection Recommendation”) and reaffirms the Company Board Recommendation or fails to reaffirm the Rejection Recommendation in any press release published by the Company (or by any of its Affiliates or Company Representatives) or in any Schedule 14D-9 filed by the Company with the SEC, in each case relating to such tender offer or exchange offer, at any time after the foregoing 10 Business Day period.

7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of Parent or the Company or their respective stockholders or Representatives; provided that (x) Section 5.5(a) (Confidentiality), this Section 7.2 (Effect of Termination), Section 7.3 (Expenses and Termination Fees) and Article VIII (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (y) nothing herein shall relieve any party hereto from liability as a result of fraud or the willful and material breach by such party of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken, or a failure to act, which the breaching party knew, or reasonably should have known, would, or would reasonably be expected to, result in a material breach of this Agreement.

7.3. Expenses and Termination Fees.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Company Payment. The Company shall pay to Parent a cash amount equal to $60,000,000 (the “Termination Fee”) in the event that this Agreement is terminated: (i) pursuant to Section 7.1(g), (ii) pursuant to Section 7.1(d) following the occurrence of a Triggering Event, (iii) pursuant to Section 7.1(h) or (iv) pursuant to either Section 7.1(b) or Section 7.1(d) and (A) prior to such termination, either an Acquisition Proposal with respect to the Company was publicly disclosed (or, in the case of Section 7.1(b), an Acquisition Proposal shall otherwise exist) and (B) within 12 months following the termination of this Agreement, either an Acquisition with respect to the Company is consummated or the Company enters into a Contract providing for an Acquisition that is subsequently consummated (even if consummated following such 12-month period). The Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account designated by Parent promptly but in no event later than: (A) for a termination described in clauses (i) or (ii), one Business Day after the date of such termination, (B) for a termination described in clause (iii), prior to or concurrently with such termination or (C) for a termination described in clause (iv), the date of the consummation of such Acquisition.

(c) The Company acknowledges that (i) the agreements contained in Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the Termination Fee is reasonable and appropriate in all respects and (iii) without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Termination Fee when due pursuant to Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amount set forth in Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 7.3(b) at the prime rate of Bank of America, N.A. in effect from time to time from the date such payment was required to be made hereunder. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by Parent. Payment of the Termination Fee (and any additional amounts required under Section 7.3(c)) to Parent by the Company in accordance with this Agreement will be deemed liquidated damages for any actual or purported breach of this Agreement, and, after such payment has been made, the Company will have no further liability for any such actual or purported breach.

(d) “Acquisition” means any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction or series of transactions involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction or series of transactions hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction or series of transactions or any direct or indirect parent thereto, (ii) a sale or other disposition in a transaction or series of transactions by the Company or the Subsidiaries of assets representing in excess of 40% of the aggregate fair market value of the assets of the Company and the Subsidiaries immediately prior to such transaction or series of transactions or (iii) the acquisition by any Person or Group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, in a transaction or series of transactions, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the shares of Company Common Stock outstanding immediately prior to such transaction or series of transactions.

(e) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different time and the occurrence of different events.

7.4. Amendment. Subject to Applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after the Company Stockholder Approval has been obtained pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided that, after the Company Stockholder Approval has been obtained, no such amendment shall be made to the extent that Applicable Legal Requirements would require further approval by the Company’s stockholders without such further stockholder approval.

7.5. Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Sub to such extension or waiver. No delay in exercising any rights under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Non-Survival of Representations and Warranties. If the Merger is consummated, the representations and warranties of Parent, Sub and the Company contained in this Agreement, the Company Disclosure Letter (including any exhibit, schedule or annex to the Company Disclosure Letter) and the other agreements, certificates and documents contemplated by this Agreement shall expire and be of no further force or effect as of the Effective Time, and only such covenants and agreements of Parent and the Company in this Agreement and the other agreements, certificates and documents contemplated by this Agreement that by their terms survive the Effective Time shall survive the Effective Time.

8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally, by commercial delivery service or mailed by registered or certified mail (return receipt requested), or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to:

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, California 95134

Attention:	General Counsel
Hilton Romanski Mark Gorman

Facsimile No.: (408) 525-4757

Telephone No.: (408) 526-4000

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

Attention:	Douglas Cogen
Andrew Luh Matthew Stewart

Facsimile No.: (650) 938-5200

Telephone No.: (650) 988-8500

(b) if to the Company, to:

Sourcefire, Inc.

9770 Patuxent Woods Drive

Columbia, Maryland 21046

Attention: Chief Executive Officer

Facsimile No.: (410) 290-0024

Telephone No.: (410) 290-1616

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

1650 Tysons Boulevard

Suite 400

McLean, Virginia 22102

Attention:	Lawrence Yanowitch
Charles Katz

Facsimile No.: (703) 760-7777

Telephone No.: (703) 760-7700

8.3. Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. When a reference is made to a Schedule, such reference shall be to a Schedule of the Company Disclosure Letter. Where a reference is made to an Applicable Legal Requirement, such reference is to such Applicable Legal Requirement as amended. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provide to” and “deliver to” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively and (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(c) Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place.

(d) The 1.0% threshold established by the parties hereto with respect to the Company’s capitalization in Section 6.3(a) hereof shall not, in and of itself, constitute an economic benchmark for determining whether any Effect shall be deemed to be material in relation to the Company and the Business or shall be deemed to constitute a Material Adverse Effect with respect to the Company.

8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

8.5. Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all schedules and exhibits attached hereto, and the Company Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly set forth in Section 5.14.

8.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment or delegation without such prior written consent shall be null and void, except that Parent may make such assignment or delegation to any direct or indirect wholly-owned subsidiary of Parent without the prior consent of any other party hereto; provided that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.7. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8. Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

8.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and thereby, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by Applicable Legal Requirements, shall be valid and sufficient service thereof.

8.10. Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized.

CISCO SYSTEMS, INC.

By:	/s/ Hilton Romanski
Name:	Hilton Romanski
Title:	Vice President, Business Development

SHASTA ACQUISITION CORP.

By:	/s/ Hilton Romanski
Name:	Hilton Romanski
Title:	President and Chief Executive Officer

SOURCEFIRE, INC.

By:	/s/ John Becker
Name:	John Becker
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex B

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of July 22, 2013, by and between Cisco Systems, Inc., a California corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of Sourcefire, Inc., a Delaware corporation (the “Company”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. The execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Parent to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Shasta Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”) and the Company, pursuant to which Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of Parent.

B. Stockholder understands and acknowledges that the Company and Parent are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Restrictions on Shares.

(a) Except for sales of Shares during the period beginning on the date hereof and ending on the fifth Business Day after the date hereof pursuant to the terms of any trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act prior to the date of this Agreement, Stockholder shall not, directly or indirectly, (i) transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of or encumber, the Shares (as such term is defined in Section 4 below) or any New Shares (as such term is defined in Section 1(d) below), (ii) enter into a swap or similar transaction that transfers the economic consequences of ownership of the Shares or any New Shares, or (iii) make any offer or enter into any agreement providing for any of the foregoing, at any time prior to the Expiration Date; provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to exercise, prior to the Expiration Date, any Company Options held by Stockholder; provided, further, that Stockholder may transfer Shares and New Shares (w) to any member of Stockholder’s immediate family, (x) to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family for estate planning purposes, (y) to a charitable entity qualified as a 501(c)(3) organization under the Code or (z) in connection with or for the purpose of personal tax-planning; provided, further, that any such transfer shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement. As used herein, the term “Expiration Date” shall mean the earliest of (i) the first Business Day following the date on which the Company Stockholder Approval shall have been obtained and (ii) the date and time of the termination of the Merger Agreement in accordance with its terms.

(b) Except pursuant to the terms of this Agreement, Stockholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any of the Shares.

(c) Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect in any material respect or have the effect of materially impairing the ability of Stockholder to perform its obligations under this Agreement or, in its capacity as a stockholder of the Company, preventing or materially delaying the consummation of any of the transactions contemplated hereby.

(d) Any shares of Company Common Stock or other securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement and prior to the Expiration Date, including pursuant to the exercise of options or warrants to purchase Shares (collectively, the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the stockholders of the Company with respect to any of the following, in each case, upon receipt of a written notice from Parent indicating that the Shares and any New Shares will not be voted at such meeting or by written resolution or consent by the person(s) appointed under the Proxy (as defined in Section 3 below), Stockholder shall vote the Shares and any New Shares in favor of approval of the Merger and adoption of the Merger Agreement and any matter that would reasonably be expected to facilitate the Merger (including any adjournment of any meeting of stockholders in order to solicit additional proxies in favor of approval of the Merger and adoption of the Merger Agreement), and against any Acquisition Proposal and any other matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement in any material respect. Parent acknowledges that the voting covenant set forth herein shall not be effective for any other purpose and Stockholder retains the right to vote in any manner on all other matters in Stockholder’s sole discretion.

3. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to Parent a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which proxy is coupled with an interest, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 2 covering the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by Stockholder, (i) Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by Stockholder with respect to the subject matter contemplated by Section 2, and (ii) Stockholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of Section 2, until after the Expiration Date.

4. Representations and Warranties of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

(a) Stockholder is the beneficial or record owner of, or exercises voting power over, that number of shares of Company Common Stock set forth on the signature page hereto (all such shares owned beneficially or of record by Stockholder, or over which Stockholder exercises voting power, on the date hereof, collectively, the “Shares”). The Shares constitute Stockholder’s entire interest in the outstanding shares of Company Common Stock and Stockholder does not hold any other outstanding shares of capital stock of the Company. No person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, (i) if Stockholder is a partnership, the rights and interest of persons and entities that own partnership interests in Stockholder under the partnership agreement governing Stockholder and applicable partnership law or (ii) if Stockholder is a married individual and resides in a State with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws, in which case such spouse has executed a spousal consent hereto if requested by Parent). The Shares are and will be at all times up until the Expiration Date free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of the Company under the Merger Agreement or of the parties to this Agreement. Stockholder’s principal residence or place of business is set forth on the signature page hereto.

(b) Stockholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or require notice to or the consent of any person under, any agreement, law, rule, regulation, judgment, order or decree by which Stockholder is bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement in any material respect or otherwise prevent or materially delay Stockholder from performing his, her or its obligations under this Agreement.

5. Representations and Warranties of Parent.

(a) Parent has all requisite power, capacity and authority to enter into this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, if any, on the part of Parent. This Agreement and the Merger Agreement have been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement and the Merger Agreement by the other parties hereto and thereto, constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(b) The execution and delivery of this Agreement and the Merger Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or require notice to or the consent of any person under, any agreement, law, rule, regulation, judgment, order or decree by which Parent is bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or materially delay consummation of the Merger and the transactions contemplated by the Merger Agreement or otherwise prevent or materially delay Parent from performing its obligations under the Merger Agreement.

6. Confidentiality. (i) Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until the Parent has publicly disclosed the Merger and (ii) Stockholder, shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated thereby without the prior written consent of the Parent, except, in case (i) or (ii), as may be required by Applicable Legal Requirements or by any listing agreement with, or the policies of, the NASDAQ Global Select Market in which circumstance Stockholder shall make reasonable efforts to consult with the Parent to the extent practicable.

7. Appraisal Rights and Consent. Stockholder agrees not to exercise any rights of appraisal rights that Stockholder may have (whether under Applicable Legal Requirements or otherwise) or could potentially have or acquire in connection with the Merger. In addition, Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company’s board of directors’ actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith (but for the avoidance of doubt this waiver does not extend to any claims relating to any breach of the Merger Agreement). From and after the Effective Time, Stockholder’s right to receive cash on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Stockholder’s sole and exclusive right against the Company and/or Parent in respect of Stockholder’s ownership of the Shares or status as a stockholder of the Company or any agreement or instrument with the Company pertaining to the Shares or Stockholder’s status as a stockholder of the Company.

8. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally, by commercial delivery service or mailed by registered or certified mail (return receipt requested), or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Parent, to:

Cisco Systems, Inc.
170 West Tasman Drive San Jose, California 95134
	Attention:	General Counsel Hilton Romanski Mark Gorman
Facsimile No.: (408) 525-4757
Telephone No.: (408) 526-4000

with a copy (which shall not constitute notice) to:

Fenwick & West LLP 801 California Street Mountain View, California 94041
	Attention:	Douglas Cogen Andrew Luh Matthew Stewart
Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500

(ii)	if to Stockholder, to the address set forth for the Stockholder on the signature page hereof.

(b) Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provide to” and “deliver to” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively and (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(c) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein or in the Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation of this Agreement or the Proxy, Parent shall have the right to seek to enforce such covenants and agreements and the Proxy by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

(e) Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all schedules and exhibits attached hereto, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder.

(f) Assignment. Except as provided in Section 1(a) ,neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by Stockholder without the prior written consent of Parent, and any such assignment or delegation without such prior written consent shall be null and void. This Agreement, together with any rights, interests or obligations of Parent hereunder, may be assigned or delegated in whole or in part by Parent to any affiliate or subsidiary of Parent without the consent of or any action by Stockholder upon notice by Parent to Stockholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns (including, without limitation, any person to whom any Shares are sold, transferred or assigned).

(g) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(h) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and thereby, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8(a) or in such other manner as may be permitted by Applicable Legal Requirements, shall be valid and sufficient service thereof.

(j) Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(k) Additional Documents, etc. Stockholder shall execute and deliver any additional documents reasonably necessary or desirable, upon the request of Parent, to carry out the purpose and intent of this Agreement. Without limiting the generality or effect of the foregoing or any other obligation of Stockholder hereunder, Stockholder hereby authorizes Parent to deliver a copy of this Agreement to the Company and hereby agrees that each of the Company and Parent may rely upon such delivery as conclusively evidencing the consents and waivers of Stockholder referred to in Section 6, in each case for purposes of all agreements and instruments to which such elections, consents, waivers and/or terminations are applicable or relevant.

(l) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(m) Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (i) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of the Shares and the New Shares, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any Company Employee Plan, and (ii) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any representative of Stockholder, as applicable, serving on the board of directors of the Company or any Subsidiary or as an officer or fiduciary of the Company or any Subsidiary of the Company, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company or any Subsidiary of the Company.

(n) Term. This Agreement and all obligations hereunder shall terminate upon the Expiration Date. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 8(n) shall relieve any party from liability for any intentional breach of this Agreement prior to termination hereof, and (ii) the provisions of this Section 8(n) shall survive any termination of this Agreement.

(o) No Recourse. Parent and Stockholder agree that Stockholder will not be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

CISCO SYSTEMS, INC.

By:
Name:
Title:

STOCKHOLDER:

(Print Name of Stockholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

Shares beneficially owned on the date hereof:

                     shares of Company Common Stock

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

TO VOTE STOCK OF

SOURCEFIRE, INC.

The undersigned stockholder of Sourcefire, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints the members of the Board of Directors, Mark Chandler, Senior Vice President, General Counsel, and Secretary, and Hilton Romanski, Vice President, Business Development of Cisco Systems, Inc., a California corporation (“Parent”), and each of them, or any other designee of Parent, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies or enter into any agreement or understanding with any Person (as defined in the Merger Agreement (as defined below)) to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Date (as defined below).

Until the Expiration Date, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest, is granted pursuant to that certain Voting Agreement dated as of even date herewith by and between Parent and the undersigned, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger, dated as of even date herewith, by and among Parent, Shasta Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”) and the Company (the “Merger Agreement”), pursuant to which Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of Parent. As used herein, the term “Expiration Date” shall mean the earliest of (i) the first Business Day (as defined in the Merger Agreement) following the date on which the Company Stockholder Approval (as defined in the Merger Agreement) shall have been obtained and (ii) the date and time of the termination of the Merger Agreement in accordance with its terms.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting as follows: (i) in favor of approval of the Merger and adoption of the Merger Agreement and any matter that would reasonably be expected to facilitate the Merger (including the adjournment of any meeting of Stockholders in order to solicit additional proxies in favor of approval of the Merger and adoption of the Merger Agreement) and (ii) against any Acquisition Proposal (as such term is defined in the Merger Agreement) and any other matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement in any material respect.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The foregoing paragraph shall not be effective for any purpose other than as specifically set forth therein, and the undersigned stockholder may vote the Shares in any manner on all other matters in the undersigned stockholder’s sole discretion.

All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

[Signature Page Follows]

This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of Parent. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: July     , 2013

(Print Name of Stockholder)

(Signature of Stockholder)

(Print name and title if signing on behalf of an entity)

Shares beneficially owned on the date hereof:

shares of Company Common Stock

[SIGNATURE PAGE TO IRREVOCABLE PROXY]

Annex C

July 22, 2013

Board of Directors

Sourcefire, Inc.

9770 Patuxent Woods Drive

Columbia, Maryland 21406

Members of the Board:

We understand that Sourcefire, Inc. (the “Company”), Cisco Systems, Inc. (“Parent”), and Shasta Acquisition Corp., a wholly-owned subsidiary of Parent (“Sub”), have entered into an Agreement and Plan of Merger, dated as of July 22, 2013 (the “Merger Agreement”), pursuant to which, among other things, Sub will merge with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of common stock of the Company (“Company Common Stock”), other than shares held in treasury by the Company, shares held by Parent or any direct or indirect wholly owned subsidiary of the Company or subsidiary of Parent and shares as to which dissenters’ rights have been properly demanded, will be converted into the right to receive $76.00 in cash, without interest. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock, other than Parent or any affiliates of Parent (the “Holders”), pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information prepared by management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not

C-1

made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any Holder should vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Holders pursuant to the Merger Agreement and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

QATALYST PARTNERS LP

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Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than

10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal

Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SOURCEFIRE, INC. 9770 PATUXENT WOODS DRIVE COLUMBIA, MD 21046

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SUBMIT YOUR PROXY BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors unanimously recommends you vote FOR proposals 1, 2 and 3.
					For	Against	Abstain

1.	Adoption of the Agreement and Plan of Merger, dated as of July 22, 2013 by and among Cisco Systems, Inc., Shasta Acquisition Corp. and Sourcefire, Inc., as such agreement may be amended from time to time.				☐	☐	☐

2.	Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.				☐	☐	☐

3.	Approval, on an advisory (non-binding) basis, of the “golden parachute” compensation arrangements that may be paid or become payable to our named executive officers in connection with the merger and the agreements pursuant to which such compensation may be paid or become payable.				☐	☐	☐

NOTE: The proxies will have discretion to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof as they determine to be in the best interest of the Company.

Please sign exactly as your name(s) appears(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

SOURCEFIRE, INC. This proxy is solicited by the board of directors Special Meeting of Stockholders

The undersigned hereby appoints Todd P. Headley and Douglas W. McNitt, or either of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Sourcefire, Inc. that the undersigned is entitled to vote at the special meeting of stockholders of Sourcefire, Inc. to be held on                     , 2013, at 10:00 a.m. Eastern time, at                                        and at any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the accompanying Notice of Special Meeting of Stockholders and Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side